                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant To Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant   [X]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-
    6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12


                             CHOICECARE CORPORATION
                (Name of Registrant as Specified in Its Charter)


        ---------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[ ] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)       Title of each class of securities to which transaction applies:
              Common Shares, without par value
              Options to purchase Common Shares

     2)       Aggregate number of securities to which transaction applies:
              Common Shares:    14,852,844
              Options:          1,046,532

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which filing fee is calculated and state how it was determined): $16.38 per Common Share $6.38 per Common Share underlying the Options ($16.38 minus the $10 exercise price)

         4)       Proposed maximum aggregate value of transaction:
                  $249,966,458.88

         5)       Total Fee Paid:
                  $49,993.29


[X]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:

         2)       Form, Schedule or Registration Statement No.:


         3)       Filing Party:

         4)       Date Filed:

 CHOICECARE LETTERHEAD

                                                           September 15, 1997
To the Shareholders:


         Enclosed are a Notice of Special Meeting of Shareholders, a Proxy Statement and a Proxy for a Special Meeting of Shareholders of ChoiceCare Corporation (the "Company") which will be held on Friday, October 10, 1997 at 10:00 A.M. at the Grand Baldwin Building, 8th Floor Meeting Room, 655 Eden Park Drive, Cincinnati, Ohio 45202 (the "Special Meeting").


         At the Special Meeting, you will be asked to consider and vote on a proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which a wholly-owned subsidiary of Humana Inc. ("Humana") will be merged with and into the Company, which will thereupon become a subsidiary of Humana (the "Merger"). The terms of the Merger Agreement provide that holders of common shares of the Company (the "Common Shares") will receive $16.38 in cash for each Common Share owned as of the effective date of the Merger (other than Common Shares held by shareholders, if any, who properly exercise their dissenters' rights under Ohio law). Details of the proposed transaction are set forth in the accompanying Proxy Statement, which you should read carefully.


         After careful consideration and with the recommendation of an independent committee of directors, the Company's Board of Directors (the "Board of Directors") has determined that the proposed Merger is fair to and in the best interests of the Company and its shareholders. ACCORDINGLY, THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT ALL SHAREHOLDERS VOTE FOR ITS APPROVAL AND ADOPTION. The ChoiceCare Foundation (the "Foundation"), which is the record owner of 90.89% of the total outstanding Common Shares, has contractually agreed that it will vote for the approval and adoption of the Merger Agreement. The Foundation's vote in favor of the approval and adoption of the Merger Agreement will be sufficient for approval and adoption.


         All shareholders are invited to attend the Special Meeting in person. The affirmative vote of a majority of the outstanding Common Shares will be necessary for approval and adoption of the Merger Agreement.


         In order that your shares may be represented at the Special Meeting, you are urged to promptly complete, sign, date and return the accompanying Proxy in the enclosed envelope, whether or not you plan to attend the Special Meeting. If you attend the Special Meeting in person you may, if you wish, vote personally on all matters brought before the Special Meeting even if you have previously returned your Proxy.


                               Sincerely,

                               /s/ Daniel A. Gregorie
                               ----------------------------
                               Daniel A. Gregorie, M.D.
                               Chairman of the Board,
                               President and Chief Executive Officer

                             [CHOICECARE LETTERHEAD]

                               655 EDEN PARK DRIVE
                           CINCINNATI, OHIO 45202-6056
                                 (513) 784-5200

                               SEPTEMBER 15, 1997

                          -----------------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


To the Shareholders:

         A Special Meeting of Shareholders (the "Special Meeting") of ChoiceCare Corporation (the "Company") will be held on Friday, October 10, 1997 at 10:00 A.M. at the Grand Baldwin Building, 8th Floor Meeting Room, 655 Eden Park Drive, Cincinnati, Ohio 45202, for the following purposes:


1. To consider and vote on a proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement"), among Humana Inc. ("Humana"), HOCC, Inc., a wholly-owned subsidiary of Humana ("Humana Sub"), the Company, and The ChoiceCare Foundation (the "Foundation") pursuant to which, among other things, (a) Humana Sub would be merged with and into the Company (the "Merger"), and (b) each common share of the Company (a "Common Share") owned as of the effective date of the Merger would be converted into the right to receive $16.38 in cash (other than Common Shares held by shareholders, if any, who properly exercise their dissenters' rights under Ohio law), as described in the accompanying Proxy Statement.

2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

         Notwithstanding shareholder approval of the foregoing Proposal (1), the Company reserves the right to abandon the Merger at any time prior to the consummation of the Merger under the terms and conditions set forth in Section 8 of the Merger Agreement.


         Shareholders of record at the close of business on September 10, 1997 are entitled to notice of and to vote at the Special Meeting and any adjournment thereof.


         A form of Proxy and a Proxy Statement containing more detailed information with respect to the matters to be considered at the Special Meeting accompany this notice.

         THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

         PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE AT YOUR EARLIEST CONVENIENCE.

         DO NOT SEND IN ANY SHARE CERTIFICATES WITH YOUR PROXY.

                                      By Order of the Board of Directors,


                                      Thomas D. Anthony, Esq.
                                      Secretary

                                    IMPORTANT


         YOUR PROMPT DATING, SIGNING AND RETURNING OF THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE WOULD BE APPRECIATED. IF YOU ATTEND THE MEETING, YOU MAY NEVERTHELESS VOTE IN PERSON SHOULD YOU DESIRE. THE RETURN OF PROXIES IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OWNED.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

SUMMARY  .................................................................    2
         The Parties   ...................................................    2
         Special Meeting of Shareholders    ..............................    3
         Voting...........................................................    4
         The Merger.......................................................    4
THE SPECIAL MEETING    ...................................................    7
         Matters to Be Considered at the Special Meeting..................    7
         Vote Required....................................................    7
         Proxy Voting Procedures..........................................    8
         Revocability of Proxies .........................................    8
         Record Date; Shares Entitled to Vote; Quorum.....................    8
         Solicitation of Proxies..........................................    9
         Miscellaneous....................................................    9
THE MERGER................................................................    9
         General..........................................................    9
         Background of the Merger.........................................    9
         Reasons for the Merger; Recommendation of the
            Board of Directors............................................   14
         Opinion of Financial Advisor.....................................   17
         Interests of Certain Persons in the Merger.......................   20
         Treatment of Stock Options.......................................   29
         Humana's Source of Funds.........................................   34
         Certain Other Effects of the Merger..............................   34
         Accounting Treatment.............................................   34
         Certain Federal Income Tax Consequences..........................   35
         Regulatory Approvals.............................................   35
THE MERGER AGREEMENT......................................................   37
         The Merger.......................................................   37
         Exchange of Certificates Representing the Common Shares..........   38
         Representations and Warranties...................................   39
         Covenants of the Parties.........................................   40
         Conditions to the Obligations of the Parties.....................   44
         Termination......................................................   45
         Indemnification..................................................   46
         Expenses.........................................................   47
         Amendment and Waiver.............................................   47
DISSENTING SHAREHOLDERS' RIGHTS ..........................................   48
THE COMPANY'S BUSINESS....................................................   49
         General..........................................................   49
         Products.........................................................   50
         Provider Arrangements............................................   53
         Market...........................................................   56
         Marketing........................................................   56



                                       i

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         Competition......................................................   57
         Regulation and Recent Legislation................................   58
         Employees........................................................   65
PROPERTIES................................................................   65
LEGAL PROCEEDINGS.........................................................   65
MARKET FOR THE COMPANY'S COMMON EQUITY AND
    RELATED SHAREHOLDER MATTERS...........................................   66
SELECTED FINANCIAL DATA...................................................   67
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
    CONDITION AND RESULTS OF OPERATIONS...................................   68
      Interim.............................................................   68
         Overview.........................................................   68
         Results of Operations............................................   70
         Three Months Ended June 30, 1997 Compared to Three Months
             Ended June 30, 1996..........................................   71
         Six Months Ended June 30, 1997 Compared to Six Months Ended
             June 30, 1996................................................   73
         Financial Condition..............................................   74
      Annual..............................................................   75
         Overview.........................................................   75
         Results of Operations............................................   77
         1996 Compared to 1995............................................   78
         1995 Compared to 1994............................................   81
         Financial Condition..............................................   82
         Inflation........................................................   83
         Cautionary Statement.............................................   83
BENEFICIAL OWNERSHIP OF COMMON SHARES BY CERTAIN
   HOLDERS, DIRECTORS AND EXECUTIVE OFFICERS..............................   84
SHAREHOLDER PROPOSALS.....................................................   85
OTHER MATTERS.............................................................   85
UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS.......................  F-1
ANNUAL CONSOLIDATED FINANCIAL STATEMENTS..................................  F-9
APPENDIX A--AGREEMENT AND PLAN OF MERGER..................................  A-i
APPENDIX B--OPINION OF MORGAN STANLEY & CO. INCORPORATED..................  B-1
APPENDIX C--SECTION 1701.85 OF THE OHIO GENERAL
    CORPORATION LAW.......................................................  C-1



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



                             CHOICECARE CORPORATION
                               655 Eden Park Drive
                           Cincinnati, Ohio 45202-6056

                                 PROXY STATEMENT


         SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER 10, 1997

         The enclosed Proxy is solicited by the Board of Directors of ChoiceCare Corporation (the "Company"), 655 Eden Park Drive, Cincinnati, Ohio 45202-6056, for use in connection with a Special Meeting of Shareholders of the Company to be held on October 10, 1997 (the "Special Meeting") and at any adjournment thereof. This Proxy Statement and accompanying Proxy is first being mailed to shareholders on or about September 15, 1997.


         At the Special Meeting, the shareholders of the Company will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of June 3, 1997 (the "Merger Agreement"), among Humana Inc., a Delaware corporation ("Humana"), HOCC, Inc., an Ohio corporation and a wholly-owned subsidiary of Humana ("Humana Sub"), the Company, an Ohio corporation, and The ChoiceCare Foundation, an Ohio nonprofit corporation (the "Foundation"), pursuant to which Humana Sub would be merged with and into the Company (the "Merger"). As a result of the Merger, each of the then-outstanding common shares, without par value, of the Company (the "Common Shares") would be converted into the right to receive $16.38 in cash (other than Common Shares held by shareholders, if any, who properly exercise their dissenters' rights under Ohio law).

         The shareholders will also consider and vote upon such other business as may properly come before the Special Meeting.


         The Company's Board of Directors (the "Board of Directors") appointed an independent committee of directors comprised of the three disinterested directors who are neither members of the Board of Trustees of the Foundation nor employees of the Company (the "Company's Independent Committee") to review the proposed transaction. Based on the unanimous recommendation of the Company's Independent Committee and its own review and analysis of the transaction, the Board of Directors has unanimously approved the Merger Agreement as being in the best interest of the Company and its shareholders and recommends that you vote FOR the approval and adoption of the Merger Agreement. The Foundation is the record owner of 13,500,000 Common Shares, or 90.89% of the total outstanding Common Shares. The Foundation has contractually agreed that it will vote FOR the approval and adoption of the Merger Agreement. The Foundation's vote in favor of the approval and adoption of the Merger Agreement will be sufficient for approval and adoption.

                                     SUMMARY


         The following summary is intended only to highlight certain matters more fully disclosed elsewhere in this Proxy Statement. The summary is not intended to be a complete statement of all material features of the Merger and is qualified in its entirety by reference to the more detailed information set forth elsewhere in this document, including the attached exhibits and the documents incorporated herein by reference. Shareholders are urged to read carefully this Proxy Statement and the appendices attached hereto in their entirety.



THE PARTIES


The Company
         The Company is a holding company for an independent managed health care company. The shareholders of the Company are its employees, physicians, health care professionals and the Foundation. It is one of the largest health maintenance organizations ("HMO") in the Greater Cincinnati area, providing health coverage to more than 246,000 members in Ohio, Kentucky and Indiana. The Company provides and administers managed health care products and services with an emphasis on continually improving health care quality and effectiveness. The Company's range of managed health care products and services is provided through its fully-insured HMO plans, a point-of-service ("POS") plan, a managed care third-party administrative services program for employers' self-funded medical plans and a Medicare plan. In addition, the Company offers an Ohio Health Partnership Program Workers' Compensation product under which the Company administers health care services allowed under Ohio's Workers' Compensation Program for employees whose employers have selected the Company as their workers' compensation managed care organization. The Company believes in a physician-centered approach to health care and believes it has been a leader in supporting physician group formation and practice management.



         The predecessor entity to the Company was founded in 1978 as a nonprofit HMO known as the Midwest Foundation Independent Physicians Association (later known as the Tristate Foundation for Health and, presently, The ChoiceCare Foundation), the members of which were Cincinnati area physicians. It operated under the name ChoiceCare ("ChoiceCare"). In October 1995, pursuant to a restructuring (the "Restructuring"), the Company was formed to serve as a holding company for ChoiceCare assets and liabilities relating to managed care activities, which were transferred to the Company's wholly-owned subsidiary, ChoiceCare Health Plans, Inc. ("Health Plans"). On May 9, 1996 the Company's initial public offering of shares was completed, in which gross proceeds of approximately $13.5 million were received by the Company in exchange for which approximately 1,075 physicians, health care professionals and employees of the Company acquired approximately 9% of the Company's outstanding Common Shares. As of December 31, 1996, the Company had total assets of nearly $150 million and 1996 operating revenue of approximately $290 million. The Company has approximately 550 employees. Information about the Company is available on its web site (http://www.choicecare.com). The Company's main offices are




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


located at 655 Eden Park Drive, Cincinnati, Ohio 45202 and its telephone number is (513) 784-5200.


The Foundation
         The Foundation is an independent, nonprofit social welfare organization dedicated to improving the health of the Greater Cincinnati community. The Foundation, formerly known as Midwest Foundation Independent Physicians Association and the Tristate Foundation for Health, was formed as a nonprofit HMO in 1978 and operated under the name ChoiceCare. As a result of the October 1995 Restructuring in which the Company was formed, the Foundation became the sole shareholder of the Company. Subsequently, as a result of the initial public offering by the Company, the Foundation's ownership interest was reduced to owning 90.89% of the Company's outstanding Common Shares. The main office of the Foundation is located at One West Fourth Street, Suite 502, Cincinnati, Ohio 45202 and its telephone number is (513) 241-1400.


Humana and Humana Sub
         Humana is a public company whose common stock is traded on the New York Stock Exchange under the symbol HUM. Humana offers managed health care products that integrate medical management with the delivery of health care services through a network of providers. This network of providers may share financial risk or have incentive to deliver quality medical services in a cost-effective manner. These products are marketed primarily through HMOs and preferred provider organizations ("PPOs") that encourage or require the use of contracted hospital inpatient services and pre-authorization of outpatient surgical procedures. Humana also offers various specialty and administrative service products including dental, group life, workers' compensation and pharmacy benefit management services. Humana's principal executive offices are located at 500 West Main Street, Louisville, Kentucky 40202, and its telephone number at that address is (502) 580-1000. More information about Humana is available on its web site (http://www.humana.com). Humana Sub is a direct wholly-owned subsidiary of Humana, formed for the purpose of participating in the Merger and has conducted no business to date.


SPECIAL MEETING OF SHAREHOLDERS


         This Proxy Statement relates to the Special Meeting. At the Special Meeting, the shareholders will consider and vote upon a proposal to approve and adopt the Merger Agreement among Humana, Humana Sub, the Company and the Foundation, pursuant to which Humana Sub would be merged with and into the Company. The Special Meeting will be held at the Grand Baldwin Building, 8th Floor Meeting Room, 655 Eden Park Drive, Cincinnati, Ohio 45202, on Friday, October 10, 1997 at 10:00 A.M.

VOTING

         A majority of the votes attributable to all voting shares must be represented in person or by proxy at the Special Meeting to establish a quorum for action at the Special Meeting. Approval and adoption of the Merger Agreement and any other matter properly coming before the Special Meeting requires the affirmative vote of a majority of the outstanding Common Shares. An abstention from voting will be counted for purposes of determining a quorum and will have the effect of a "no" vote.


         At the close of business on September 10, 1997, the record date for the determination of shareholders entitled to vote at the Special Meeting (the "Record Date"), there were 14,852,840 Common Shares outstanding. Each Common Share is entitled to one vote on each matter coming before the Special Meeting or any adjournment thereof.



         As of September 10, 1997, directors and executive officers of the Company may be deemed beneficial owners of approximately 267,933 Common Shares, or approximately 1.8% of the then-outstanding Common Shares. In addition, the Foundation is the record owner of 13,500,000 of the then-outstanding Common Shares. See "Beneficial Ownership of Common Shares by Certain Holders, Directors and Executive Officers." Its vote in favor of the approval and adoption of the Merger Agreement will be sufficient for approval and adoption.



THE MERGER

Conversion of Securities
         Upon consummation of the transactions contemplated by the Merger Agreement, (a) Humana Sub will be merged with and into the Company, and (b) each issued and outstanding Common Share (other than Common Shares held by shareholders, if any, who properly exercise their dissenters' rights under Ohio law) will be converted into the right to receive $16.38 in cash (the "Per Share Merger Consideration").

Recommendation of the Board of Directors
         The Board of Directors believes that the terms of the Merger are fair to and in the best interests of the Company and its shareholders. The Board of Directors has unanimously approved the Merger Agreement and unanimously recommends a vote FOR approval and adoption of the Merger Agreement by the shareholders. The Company's Independent Committee independently reviewed the transaction and unanimously recommended that the Board of Directors approve the transaction. For a discussion of the factors considered by the Board of Directors in reaching its decision, see "The Merger--Reasons for the Merger; Recommendation of the Board of Directors."

Opinion of Financial Advisor
         The Company retained Morgan Stanley & Co. Incorporated ("Morgan Stanley") to act as its exclusive financial advisor in connection with a possible business combination. On June 4, 1997, Morgan Stanley rendered to the Board of Directors its written opinion (the "Morgan

Stanley Opinion") that, as of such date and based upon and subject to the factors and assumptions set forth therein, the consideration for the Merger was fair to the holders of Common Shares from a financial point of view. The full text of the Morgan Stanley Opinion, which sets forth the assumptions made, matters considered, and qualifications and limitations on the review undertaken by Morgan Stanley, is attached as Appendix B to this Proxy Statement, is incorporated herein by reference and should be read in its entirety. See "The Merger--Opinion of Financial Advisor."


Interests of Certain Persons in the Merger
         In considering the recommendation of the Board of Directors with respect to the Merger Agreement and the transactions contemplated thereby, shareholders should be aware that certain members of the management of the Company and the Board of Directors have certain interests in the Merger that are in addition to the interests of shareholders of the Company generally. The Company's maximum contingent liability under the employment agreements with Executive Officers and Other Officers is currently estimated (based on 1997 salary levels and targeted incentives) to approximate: (i) $3.2 million in the event that only retention incentive payments are made; or (ii) $7.3 million in the event that only change in control payments are made in the event of termination of the employment of the Executive Officers and Other Officers. See "The Merger--Interests of Certain Persons in the Merger."


Conditions to the Merger
         The obligations of the Company, the Foundation and Humana to consummate the Merger are subject to the satisfaction of certain conditions, unless waived, including, among others: (i) all representations and warranties of the parties set forth in the Merger Agreement must be true and correct in all material respects; (ii) all parties shall have performed and complied with all covenants, agreements and conditions required by the Merger Agreement in all material respects; (iii) no action or proceeding before a court or governmental body shall be pending or threatened which would prevent the carrying out of the Merger Agreement, declare unlawful the transactions or cause such transactions to be rescinded; (iv) all parties shall have complied with all laws and regulations regarding the Merger and shall have received all necessary regulatory approvals, licenses, certificates of authority and certifications;
(v) the Company shall have obtained shareholder approval; and (vi) Humana shall be satisfied that no rule, law, order or regulation is pending or enacted which would have a material adverse effect on the Merger. The conditions to the obligations of the Company and the Foundation to consummate the Merger are subject to waiver by the Company and the Foundation and the conditions to the obligations of Humana and Humana Sub to effect the Merger are subject to waiver by Humana. See "The Merger Agreement--Conditions to the Obligations of the Parties."

Effective Date of the Merger
         The effective date of the Merger (the "Effective Date") shall be the business day on which all the conditions to the obligations of the parties are fulfilled or satisfied or waived by the party entitled to the benefit of such conditions, or such other date as the parties agree in writing. On the Effective Date, the Company and Humana Sub shall file a Certificate of

Merger with the Secretary of State of Ohio. The Merger shall be effective at the close of business (the "Effective Time") on the Effective Date.


Exchange of Certificates Representing Common Shares
         Upon consummation of the Merger, each holder of a certificate or certificates representing Common Shares (the "Certificates") outstanding immediately prior to the Effective Date will, upon the surrender thereof to Star Bank, N.A. (the "Paying Agent"), be entitled to receive the Per Share Merger Consideration for each Common Share owned. After the Effective Date, the Paying Agent will mail a letter of transmittal (the "Letter of Transmittal") with instructions to all holders of record of Common Shares as of the Effective Date for use in surrendering their Certificates in exchange for the Per Share Merger Consideration. CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED. See "The Merger Agreement--Exchange of Certificates Representing the Common Shares."


Dissenting Shareholders' Rights
         Under Ohio law, certain rights with respect to the Merger may be available to dissenting shareholders. These rights with respect to the Merger are only available if such holders: (i) neither vote for approval of the Merger nor consent thereto in writing; and (ii) comply with the other statutory requirements of the Ohio General Corporation Law (the "OGCL"). See "Dissenting Shareholders' Rights" and Appendix C to this Proxy Statement.

Certain Federal Income Tax Consequences
         The receipt of cash for Common Shares in the Merger or pursuant to the exercise of dissenters' rights will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other laws. See "The Merger--Certain Federal Income Tax Consequences."

Accounting Treatment
         The Merger will be accounted for as a purchase for accounting and financial reporting purposes. See "The Merger--Accounting Treatment."

Termination
         The parties may terminate the Merger Agreement at any time prior to the Effective Date by mutual written consent, or any party may terminate the Merger Agreement by delivery of notice of termination in a number of circumstances, which include, among others: (1) the Merger has not occurred on or before January 31, 1998; (2) any representation or warranty in the Merger Agreement or any other instrument delivered in connection therewith becomes materially untrue and the breach has not been cured within ten business days of notice of the breach; (3) a failure or refusal to perform in any material respect any obligation or covenant and such failure or refusal to perform has not been cured within ten business days of notice of the breach; or (4) any of the conditions to the obligations of the parties pursuant to the Merger Agreement have not been satisfied or become impossible to satisfy. In addition, Humana may terminate the Merger Agreement if the Company delivers to Humana updated disclosure schedules which materially modify the disclosure schedules attached to the Merger Agreement as of the date of the Merger Agreement. The Company and the Foundation could have terminated the Merger Agreement: (1) if the Company and the Foundation had delivered notice of termination to Humana contemporaneously with their accepting a Third Party Offer (see discussion below); or (2) if, on or before the expiration of the Window Period (see discussion below), (i) the Company had received a written notice from Morgan Stanley that the previously issued opinion of the fairness of the Merger Agreement had been withdrawn, or
(ii) the Foundation had received a written notice from its financial advisor, Credit Suisse First Boston, that the previously issued opinion on the fairness of the Merger Agreement had been withdrawn. At the date of this Proxy
Statement, the opportunity for the Company and the Foundation to terminate the Merger Agreement by accepting a Third Party Offer during the Window Period has terminated because no such offer was received or accepted (although the rights to terminate for other reasons remain intact). See "The Merger Agreement--Termination."


Expenses
         If the Foundation and the Company had terminated the Merger Agreement contemporaneously with accepting a Third Party Offer, the Company would have paid Humana the following amounts as consideration for terminating the Merger
Agreement: (a) reimbursement of all Humana's reasonable, documented costs and expenses, but not in excess of $1,000,000; (b) two percent (2%) of the total consideration provided for in the Third Party Offer; and (c) upon the closing of a purchase or merger transaction closing on or before June 30, 1999, (1) four percent (4%) of the total value of such transaction minus (2) the amount paid pursuant to clause (b) above. See "The Merger Agreement--Expenses."


                               THE SPECIAL MEETING

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

         At the Special Meeting, holders of Common Shares will consider and vote upon a proposal to approve and adopt the Merger Agreement. Shareholders will also consider and vote upon such other matters as may properly be brought before the Special Meeting.


         THE BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.



VOTE REQUIRED

         A majority of votes attributable to all voting shares must be represented in person or by proxy at the Special Meeting to establish a quorum for action at the Special Meeting. Approval of the Merger Agreement and any other matter properly coming before the Special Meeting requires the affirmative vote of a majority of the outstanding Common Shares. An abstention from voting will be counted for purposes of determining a quorum and will have the effect of a

"no" vote. Each Common Share is entitled to one vote on each matter coming before the Special Meeting.



PROXY VOTING PROCEDURES

         To be effective, properly executed and signed Proxies must be returned to Star Bank, N.A., the Company's transfer agent and the proxy tabulator, prior to the Special Meeting. The Common Shares represented by a properly executed and signed Proxy will be voted in accordance with the instructions thereon. However, if no instructions are given, the shares represented thereby will be voted in accordance with the recommendations of the Board of Directors. The Company is soliciting Proxies by mail and the costs of solicitation will be borne by the Company.



         As of the date of this Proxy Statement, the Board of Directors is not aware of any other business or matters to be presented for consideration at the Special Meeting other than as set forth in the Notice of Special Meeting of Shareholders attached to this Proxy Statement. If, however, any other business shall come before the Special Meeting or any adjournment or postponement thereof and be voted upon, the enclosed Proxy shall be deemed to confer discretionary authority on the proxy committee named to vote the shares represented by such Proxy as to any such matters. The individuals of the proxy committee, whose names are set forth on the accompanying Proxy, were named by the Board of Directors.



REVOCABILITY OF PROXIES


         A shareholder giving a Proxy may revoke or change it at any time before or during the Special Meeting by (i) submitting a later-dated Proxy; (ii) giving written notice of revocation to Star Bank, N.A., 425 Walnut Street, 6th Floor, Corporate Trust Operations, Cincinnati, Ohio 45202; or (iii) attending the Special Meeting and giving notice of such revocation at the Special Meeting. A revocation made during the Special Meeting will not affect any vote previously taken.



RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM


         At the close of business on September 10, 1997, the Record Date for the determination of shareholders entitled to vote at the Special Meeting, there were 14,852,844 Common Shares outstanding. Only holders of record of Common Shares at the close of business on the Record Date are entitled to receive notice of and to vote at the Special Meeting. A majority of the outstanding Common Shares entitled to vote must be represented in person or by proxy at the Special Meeting in order for a quorum to be present at the Special Meeting.

SOLICITATION OF PROXIES

         The Company will bear the cost of the solicitation of proxies from its shareholders. Arrangements will be made with brokerage firms, nominees, fiduciaries and other custodians, for the forwarding of solicitation materials to the beneficial owners of shares held of record by such persons.


MISCELLANEOUS

         Representatives of Arthur Andersen LLP, the Company's independent public accountants, are expected to be present at the Special Meeting. Such representatives will be afforded an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

         SHAREHOLDERS SHOULD NOT SEND SHARE CERTIFICATES WITH THEIR PROXY CARDS.


                                   THE MERGER

GENERAL


         The Merger Agreement provides for the acquisition of the Company by Humana, in which a wholly-owned subsidiary of Humana would be merged with and into the Company and the holders of Common Shares would be entitled to receive the Per Share Merger Consideration for each outstanding Common Share (other than Common Shares held by shareholders, if any, who properly exercise their dissenters' rights under Ohio law). The discussion in this Proxy Statement of the Merger and the description of the Merger's principal terms are subject to and qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement as Appendix A and is incorporated herein by reference. From and after the Effective Time, the Company is sometimes referred to herein as the "Surviving Corporation."



BACKGROUND OF THE MERGER

         Since 1993, most of the Company's major competitors in Southwestern Ohio have merged or affiliated with other companies, providing the Company's competitors with greater access to indemnity enrollees who may easily be transitioned to managed care, as well as access to capital resources, broader product lines and greater technical resources and expertise. The following chart lists most of the major competitors of the Company in 1993, and those same competitors with their affiliates, if any, in 1997:

1993 MAJOR COMPETITORS                  1997 MAJOR COMPETITORS

Aetna                                   Aetna/U.S. Healthcare
CIGNA                                   CIGNA/Healthsource
Community Mutual Ins. Co. (CMIC)        CMIC/Anthem
Humana                                  Humana/EMPHESYS
MetLife                                 United/MetraHealth
Prudential                              Prudential
TakeCare                                FHP/PacifiCare
University Health Plan                  Blue Cross/Blue Shield of Ohio



         In order to meet this rapidly changing and challenging competitive environment, the Company also began seeking a strategic alliance. During the summer of 1995, the Foundation, prior to the Restructuring, nearly reached agreement for a proposed transaction in which 20% of the ownership of the Company, after the Restructuring, would have been exchanged for capital, midwest membership, product and technical resources being made available to the Company by a national managed care company. However, those negotiations were not concluded, and that effort to align with a strategic investor partner was terminated in October 1995.



         Effective October 1, 1995, in order to position itself better to access capital markets, the Foundation, a nonprofit 501(c)(4) entity under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), engaged in the Restructuring. Pursuant to the Restructuring, the Company became the for-profit subsidiary of the Foundation. The Restructuring also required the final settlement of the litigation initiated against the Foundation in 1987 known as THOMPSON, ET AL. VS. MIDWEST FOUNDATION INDEPENDENT PHYSICIANS ASSOCIATION (the "THOMSON litigation") via payment to the plaintiffs' class of $28 million, which was distributed in January 1996. In the Restructuring, substantially all of the assets and liabilities of the Foundation were transferred to the Company's subsidiary, Health Plans. The Foundation retained $28 million to satisfy the liability to the THOMPSON litigation plaintiffs and $25 million in cash and marketable securities to pursue its community benefit purpose of improving the health of the community.



         Following the Restructuring, the Company offered up to $38 million of Common Shares to eligible investors (individual physicians or other health care professionals who had executed a provider agreement with the Company, and Company employees). The share offering raised gross proceeds of approximately $13.5 million, but did not provide the Company with sufficient capital to meet the needs created by increased competition in the marketplace and to finance further expansion goals of the Company. The share offering closed on May 9, 1996 resulting in ownership of 90.89% of the Common Shares by the Foundation and 9.11% in the aggregate by approximately 1,075 individual investors.


         Approximately one month after the closing of the share offering, the Company's investment banker, Morgan Stanley, indicated that several large managed care companies continued to be interested in a potential relationship with the Company. Accordingly, in July

1996, the Company authorized Morgan Stanley to begin exploring likely candidates for a strategic alliance. From August 1996 through February 1997, the Company engaged in active discussions and negotiations with several potential strategic alliance candidates, including Humana and a particular large, managed care company ("Entity One"), in an effort to structure a two-step transaction which would involve the strategic investor acquiring less than 20% of the Company's ownership in the first step, and then subsequently acquiring the balance of ownership of the Company several years later. However, mutually agreeable terms and conditions were never established with any of the companies with which the Company was negotiating during this timeframe.

         On January 10, 1997, Daniel A. Gregorie, M.D., Chairman of the Board of Directors, President and Chief Executive Officer of the Company, and Thomas D. Anthony, Esq., Executive Vice President, Chief Legal Officer and Secretary of the Company, at the request of Humana, began discussions concerning the potential strategic benefits of some form of an alliance between Humana and the Company in a meeting with Humana executives, including Gregory H. Wolf, President and Chief Operating Officer, Karen A. Coughlin, President-Division II, and George W. Vieth, Jr., Vice President-Development and Planning. Following that meeting, the parties began exchanging certain financial information in order to further explore possible affiliation opportunities. On January 24, 1997, Humana representatives and representatives of its investment banker, Merrill Lynch & Co., Inc., commenced due diligence in Cincinnati.


         Over the course of the last weeks of January and the first weeks of February 1997, Humana and the Company exchanged additional financial and operational information, evaluated that information, and met with financial advisors and attorneys, to consider the benefits and consequences of a combination involving a two-step transaction, as well as a transaction which would result in the acquisition of 100% of the Common Shares by Humana. On February 18, 1997, Dr. Gregorie and Mr. Anthony met with Messrs. Wolf and Vieth at the Cincinnati/Northern Kentucky International Airport to further discuss a possible combination.



         The Ad Hoc Committee of the Board of Directors (the "Ad Hoc Committee") was composed of Daniel W. Geeding, Ph.D., Donald A. Saelinger, M.D., Donald E. Hoffman and Chad P. Wick. The Ad Hoc Committee had been meeting regularly since October 1996, and began meeting biweekly beginning January 17, 1997 to consider the possible combination. The Ad Hoc Committee was formed as a committee of the Board of Directors to provide in-depth analysis of any potential transaction. The Ad Hoc Committee continued meeting through the end of May 1997.


         Extensive due diligence was conducted by a team from Humana during February 26-28, 1997 at the law offices of Frost & Jacobs, general counsel to the Company. In attendance at the due diligence review were approximately six senior executives of Humana and their counterparts from the Company.


         In early March 1997, Entity One re-initiated discussions with the Company regarding the potential acquisition of 100% of the Company.

         At a special meeting of the Board of Directors held on March 5, 1997, the Board of Directors narrowed the field of parties with which the Company was negotiating to two, including Humana and Entity One, and further discussed a possible acquisition of the entire ownership interest in the Company. The consideration of a transaction involving more than a minority interest in the Company resulted from the uncompleted negotiations which had occurred over the past several months for a two-step transaction, the advice of Morgan Stanley, and the expressions of interest in an acquisition of the entire ownership interest by Humana and Entity One.



         Dr. Gregorie and Mr. Anthony met with Humana representatives again on March 10, 1997 in Louisville where they discussed an acquisition of 100% of the Common Shares for the Per Share Merger Consideration, as well as other major deal points. On March 12, 1997, a dinner meeting was held in Cincinnati among David A. Jones, Chairman of Humana, Mr. Wolf, Mr. Vieth, the members of the Ad Hoc Committee, and Company executives including Dr. Gregorie, Mr. Anthony, Jane
E. Rollinson, Executive Vice President, Chief Operating Officer and Treasurer, and Michael J. Barber, M.D., Executive Vice President and Chief Medical Officer.



         On March 19, 1997, representatives of Humana including Mr. Wolf, Mr. Vieth, and others made a presentation to the Board of Directors in which the plan for the affiliation between the companies was described. Humana representatives indicated Humana's interest in acquiring 100% of the Common Shares in order to take advantage of the two companies' respective strengths, including Humana's national market capability, financial wherewithal, and technical expertise and resources, and the Company's quality processes and reputation, large group customer base, market-leading position in Southwestern Ohio, and growth potential in Ohio. The proposal included an offer of the Per Share Merger Consideration. At this meeting, Humana representatives presented a draft definitive merger agreement which Humana would be willing to sign.


         Immediately thereafter, Humana's offer was made known to the Foundation. At that time, the Foundation's Board of Trustees formed an independent committee of trustees (the "Foundation's Independent Committee") to evaluate the potential transaction with Humana, comprised of Robert B. Morgan, President and Chief Executive Officer of Cincinnati Financial Corporation; Jerry
A. Grundhofer, Chairman, President and Chief Executive Officer of Star Bank, N.A. and Star Bank Corporation; and Don E. Thomas, Director of Hamilton County Department of Human Services. The Foundation's Independent Committee retained legal counsel, Bricker & Eckler of Columbus, Ohio, and retained investment bankers, Credit Suisse First Boston. Credit Suisse First Boston retained legal counsel, Skadden, Arps, Slate, Meagher & Flom. The Foundation was represented by its special legal counsel, Dinsmore & Shohl.


         In April 1997, the Board of Directors formed the Company's Independent Committee which was composed of Dr. Geeding, Dr. Saelinger and Mr. Wick. This committee's purpose was to evaluate and approve any potential acquisition and to provide to the Board of Directors the recommendation of disinterested directors.


         Subject to a confidentiality agreement, intensive due diligence was conducted by Entity One from March 31 through April 2, 1997. On April 7, 1997, the Chief Executive Officer of Entity One met with the Board of Directors to discuss a proposed combination. On April 10, 1997, Entity One submitted a letter of intent offering cash consideration of $250 million for both outstanding Common Shares and outstanding stock options, subject to a $10 million escrow payable in "certain events," proposing a local governance structure, requiring further due diligence, and citing customary terms and provisions to be included in a definitive agreement. A draft definitive agreement was submitted to the Company on April 21, 1997.



         Negotiations among Humana, the Company and the Foundation began in earnest during the second week of April 1997 and continued through the third week of May 1997. During the negotiations, the parties considered provisions concerning pricing and valuation issues, headquarters location, name of the company, opportunity to grow Humana's business in Ohio and other issues.


         Negotiations with Entity One continued in earnest through April 1997, up to and including the second week of May 1997, during which time period telephone calls, letters and memoranda were exchanged concerning various terms and conditions of the proposed combination as expressed in drafts of the definitive agreement.

         During the negotiations, the Company's Independent Committee met weekly and was updated by Mr. Anthony, in response to which it provided counsel and guidance. Similarly, the Foundation's Independent Committee was advised on a regular basis of the status of the negotiations, and it provided input resulting from its deliberations, through counsel. Additionally, during the first week of May 1997, partly in response to a request from the Foundation's Independent Committee, the Company sought the best offer from Entity One and Humana.

         Although there was no change in price, the Company and Entity One did not reach agreement on several key terms, and the parties ceased negotiations on May 15, 1997. However, negotiations with Humana continued, and Humana made several substantial modifications to the non-price provisions of the agreement. In addition, the Foundation's Independent Committee requested certain changes in the employment agreements with the Company's executives.

         The final negotiations were conducted with Humana through the last week of May 1997. The Company's Independent Committee met at 4:30 p.m. on Sunday, June 1, 1997, to review the final agreement proposed by Humana, which included the Per Share Merger Consideration, the creation of a six member board of directors for the Surviving Corporation (see discussion below), a special "window" during which other bids for the acquisition of the Company might be received, payment of certain fees in the event the Merger Agreement is terminated under described circumstances, and limited obligations for the Foundation to indemnify Humana. Finding that the proposed transaction was in the best interests of the shareholders, and that the price appeared to be fair (having received a fairness opinion from Morgan Stanley on May 31, 1997), the Company's Independent Committee unanimously recommended approval of the transaction to the full Board of Directors. The full Board of Directors convened at 6:00 p.m. on June 1, 1997 and was presented with a detailed review of the entire transaction by Mr. Anthony and Frost & Jacobs representatives. After considering this review, the fairness opinion from Morgan Stanley, and the recommendation of the Company's Independent Committee, the transaction was found to be in the best interests of the shareholders of the Company, and it was unanimously approved. At the meetings of the Company's Independent Committee and the full Board of Directors, Morgan Stanley had delivered its fairness opinion, indicating that the aggregate consideration of the Merger was fair from a financial point of view.



         On Monday, June 2, 1997, the Foundation's Independent Committee met with representatives from Credit Suisse First Boston, Brickler & Eckler and Skadden Arps Slate Meagher & Flom. During its deliberations, the Foundation's Independent Committee also met with various representatives of the Foundation and its counsel, Dinsmore & Shohl, as well as representatives of the Company and its counsel, Frost & Jacobs. Based on advice and commentary from all of these respective parties, the Foundation's Independent Committee found that the transaction's price was fair, and that the transaction was in the best interests of the Foundation. It unanimously recommended approval of the transaction to the Foundation's Board of Trustees as a whole. At 5:00 p.m. on June 2, 1997, the entire Board of Trustees of the Foundation met and approved the proposed transaction with Humana. On June 5, 1997, the Merger Agreement was executed by Humana, the Foundation, and the Company. Public announcement of the transaction was made on the same day.



REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

         As discussed under "Background of the Merger," the Board of Directors of the Company had engaged Morgan Stanley to proceed with an investigation of possible investors in/purchasers of the Company. The Company had the opportunity to evaluate potential acquisition proposals from Humana and other potential purchasers. In evaluating the Merger Agreement, the Board of Directors considered (at meetings on May 7, May 29 and June 1 and at previous meetings), without assigning relative weights to, the following factors: (i) the terms and conditions of the proposed Merger, including the consideration to be received by the shareholders of the Company; (ii) the financial condition, results of operations, business, market position, large group customer expertise, medical management capability, prospects and strategic objectives of the Company; (iii) the financial condition, results of operations, business, market position, prospects, management strength, Medicare risk capability, small group customer expertise and strategic objectives of Humana; (iv) the opinion of Morgan Stanley as to the fairness of the Merger from a financial point of view to the shareholders of the Company; (v) the effects of the Merger upon the community presence of the Company, including effects upon physician providers, other providers, members, employers and the healthcare infrastructure of the Greater Cincinnati area; and (vi) the ability of Humana to supply the Company with capital, operational resources and expertise, a broad range of products and national market service capability.


         The Board of Directors placed significant weight on the fairness opinion of Morgan Stanley. Under the various valuation methods as discussed in "Opinion of Financial Advisor" below, the highest valuation under any of the alternative methods that Morgan Stanley determined for the Company was $241 million. The aggregate consideration of the Merger is approximately $243 million, exclusive of payments to be made by the Surviving Corporation upon termination of Options (as discussed below) under the Stock Incentive Plan (as discussed below). The Board of Directors believed that the Humana offer presented a significant value for the shareholders of the Company.



         The Board of Directors also considered a number of other factors, including:

                  1. The extensive arms-length negotiations between the Company, Humana, Entity One and others leading to the belief of the Board of Directors that the Per Share Merger Consideration represented the highest price per share that could be negotiated;


                  2. That, following the repeated requests by the Foundation's Independent Committee and the Company that Humana submit its best and final proposal, Humana made several significant non-price modifications;

                  3. The results of the inquiries made by the Company's management and Morgan Stanley to major companies in the managed health care and related industries, regarding a possible strategic alliance, business combination, acquisition or similar transaction with the Company;

                  4. Certain provisions of the Merger Agreement, including the parties' representations, warranties and covenants, the conditions to their respective obligations, the limited indemnification required of the Foundation, and the limited ability of Humana to terminate the Merger Agreement;

                  5. The regulatory approvals required to consummate the Merger, including, among others, attorney general, anti-trust and insurance regulatory approvals, the favorable prospects for receiving such approval and Humana's agreements in the Merger Agreement with respect to seeking to obtain such approval;

                  6. The business reputation and capabilities of Humana and its management, and Humana's financial strength, including its ability to finance the Merger;


                  7. The fact that, pursuant to the Merger Agreement, the Company had the right for two weeks following execution of the Merger Agreement (the "Window Period", as discussed below) to participate in discussions or negotiations with or furnish information to third parties making an unsolicited Third Party Offer (as discussed below);

                  8. The fact that, pursuant to the Merger Agreement, the Board of Directors had the right, upon payment to Humana of approximately $10 million plus certain expenses of Humana, to terminate the Merger Agreement if the Board of Directors had determined that a Third Party Offer received during the Window Period in good faith had exceeded the "Total Consideration" (as defined in the Merger Agreement) by at least $1 million;


                  9. That the strategic fit between the Company and Humana offers the opportunity for substantial synergies as well as potential growth in Ohio;

                  10. The current and anticipated status of the managed health care industry in the United States, including increasing competition, limited pricing flexibility, and anti-managed care initiatives;

                  11. The likelihood of continued consolidation in the managed health care sector and the possibility that changes in the industry, depending on their nature, could be disadvantageous to the Company; and

                  12. The belief that the combined company would be better able to respond to the needs of physicians, customers, and enrollees, the increased competitiveness of the health care industry, and the opportunities that changes in the health care industry might bring.


         The foregoing discussion of information and factors considered and given weight by the Board of Directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the transaction, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. In addition, individual members of the Board of Directors may have given different weights to different factors.



         In addition, the Board of Directors placed significant weight on the recommendation of the Company's Independent Committee. The Company's Independent Committee had been evaluating the sale of the Company since April 1997. The members of the Company's Independent Committee were also on the Ad Hoc Committee which had been considering a strategic alliance since 1996. The Company's Independent Committee had received all reports provided by Morgan Stanley, had been fully informed of all developments in negotiations with each potential purchaser, had met independently with several purchasers, and had been involved in the negotiations of certain aspects of the Merger. On June 1, 1997, immediately prior to the meeting of the Board of Directors at which the Merger was approved, the Company's Independent Committee determined that the terms of the Merger were fair and recommended the Merger to the full Board of Directors for its approval. At the subsequent meeting of the Board of Directors, the Board of Directors accepted the recommendation of the Company's Independent Committee and recommends the Merger to the shareholders for their approval.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR

         The Company retained Morgan Stanley to act as its exclusive financial advisor in connection with a possible business combination. On June 4, 1997, Morgan Stanley rendered to the Board of Directors the final Morgan Stanley Opinion that, as of such date and subject to the factors and assumptions set forth therein, the Per Share Merger Consideration was fair from a financial point of view to the holders of Common Shares.


         The full text of the Morgan Stanley Opinion, which sets forth the assumptions made, matters considered, and qualifications and limitations on the review undertaken by Morgan Stanley, is attached as Appendix B to this Proxy Statement and is incorporated herein by reference. The summary of the Morgan Stanley Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion. Shareholders are urged to read such opinion in its entirety. The Morgan Stanley Opinion was provided to the Board of Directors for its information and is directed only to the fairness from a financial point of view of the Per Share Merger Consideration to the shareholders of the Company.



         In arriving at its opinion, Morgan Stanley, among other things: (i) reviewed certain publicly available financial statements and other information of the Company; (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company; (iii) analyzed certain financial projections concerning the Company prepared by the management of the Company; (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company; (v) reviewed and discussed with senior executives of the Company the strategic objectives of the Merger and the long-term benefits expected to result from the Merger; (vi) compared the financial performance of the Company with that of certain other comparable companies that have publicly-traded securities; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (viii) participated in discussions and negotiations among representatives of the Company, Humana and their financial and legal advisors;
(ix) reviewed the Merger Agreement and certain related documents; and (x) performed such other analyses and considered such other factors as it deemed appropriate.


         Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Company, nor was it furnished with any such appraisals. The opinion of Morgan Stanley is necessarily based on economic, market and other conditions in effect on, and the information made available to it as of, June 4, 1997.

         The following is a brief summary of the material analyses presented by Morgan Stanley to the Board of Directors in connection with the rendering of the Morgan Stanley Opinion.

Comparable Companies Trading Analysis
         Morgan Stanley reviewed publicly available financial information of managed care and other companies similar to the Company and compared this information to corresponding financial information of the Company. Companies utilized by Morgan Stanley in the analysis included Humana, Coventry Corporation, Healthsource, Inc., Mid-Atlantic Medical Services, Inc., Physician Corporation of America, Inc., Physicians Health Services, Inc., RightCHOICE Managed Care, Inc., United Wisconsin Services, Inc. and WellCare Management Group (the "Comparable Companies"). Utilizing market information as of April 11, 1997, the latest publicly available 10-Ks and 10-Qs, and estimates of earnings per share and five-year projected growth rates based on First Call Corporation ("First Call") estimates as of April 11, 1997, Morgan Stanley, for each of the Comparable Companies, calculated, among other things, (i) aggregated value per member enrolled, which ranged from $333 to $2,193, with a mean of $1,165 and a median of $1,038, (ii) price to 1997 earnings ratio, which ranged from 13.7x to 151.7x, with a mean of 58.4x and a median of 34.3x, and (iii) price to estimated 1998 earnings ratio, which ranged from 7.3x to 57.6x, with a mean of 29.7x and a median of 24.6x.

         Based on the foregoing analysis, Morgan Stanley applied multiples ranging from 18.0x to 23.0x to estimated 1997 net income for the Company, 11.0x to 16.0x to estimated 1998 net income for the Company, and 15.0x to 20.0x to the average of estimated 1997 and 1998 net income for the Company. In addition, Morgan Stanley applied an aggregate value per fully-insured member range of $800 to $1,000 to the Company's fully-insured members enrolled and an aggregate value per self-insured member range of $80 to $180 to the Company's self-insured members enrolled. Based on such analysis, Morgan Stanley derived an average range of implied equity values for the Company of $149 million to $194 million and a median range of implied equity values for the Company of $131 million to $172 million.

Precedent Transactions Analysis
         Morgan Stanley reviewed certain publicly available information regarding 17 selected business combinations in the managed care and health insurance industries announced since July 14, 1992 (the "Comparable Transactions"). The Comparable Transactions included the following: the acquisition of Healthsource, Inc. by Cigna Corporation; the acquisition of John Hancock Mutual Life Insurance Company's Group-Benefits Division by WellPoint Health Networks, Inc; the acquisition of Foundation Health Corporation by Health Systems International, Inc.; the acquisition of FHP International by PacifiCare Health Systems, Inc.; the acquisition of U.S. Healthcare, Inc. by Aetna Life & Casualty Ltd.; the acquisition of HealthWise of America, Inc. by United HealthCare Corporation; the acquisition of Massachusetts Mutual Life Insurance Company (Life and Health Benefits Management Division) by WellPoint Health Networks Inc.; the acquisition of EMPHESYS Financial Group Inc. by Humana Inc.; the acquisition of MetraHealth Companies, Inc. by United HealthCare Corporation; the acquisition of Provident Life Capital Corporation by Healthsource, Inc.; the acquisition of GenCare Health Systems, Inc. by United HealthCare Corporation; the acquisition of Intergroup Healthcare Corporation by Foundation Health Corporation; the acquisition of CareFlorida Health Systems, Inc. by Foundation Health Corporation; the acquisition of TakeCare, Inc. by FHP International; the acquisition of Ramsay-HMO, Inc. by United HealthCare Corporation; the acquisition of HMO America, Inc. by United HealthCare Corporation; and the acquisition of Century Medicorp, Inc. by Foundation Health Corporation. For each of the Comparable Transactions, Morgan Stanley calculated, among other things, equity value as a multiple of the next twelve months estimated earnings per share (using the latest Institutional Broker Estimate System, Inc. or First Call mean estimates), which ranged from 8.7x to 31.8x and aggregate value as a multiple of members enrolled which ranged from $105 to $3,349.

         Based on the analyses of the aforementioned transactions, Morgan Stanley applied multiples ranging from 21.6x to 27.6x to estimated 1997 net income for the Company, 13.2x to 19.2x to estimated 1998 net income for the Company, and 18.0x to 24.0x to the average of estimated 1997 and 1998 net income for the Company. In addition, Morgan Stanley applied an aggregate value per fully-insured member range of $900 to $1,300 to the Company's fully-insured members enrolled and an aggregate value per self-insured member range of $100 to $200 to the Company's self-insured members enrolled. Based on such analysis, Morgan Stanley derived an average range of implied equity values for the Company of $174 million to $238 million and a median range of implied equity values for the Company of $158 million to $206 million.

         No company utilized in the Comparable Company's Trading Analysis was identical to the Company. Similarly, no transaction used in the Precedent Transactions Analysis was identical to the Merger. In evaluating the Comparable Companies and the Comparable Transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. Such judgments and assumptions included the impact of competition on the business of the Company and the industry generally, industry growth and the absence of any adverse material change in the financial condition and the prospects of the Company or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of utilizing comparable company or transaction data.

Discounted Cash Flow Analysis
         Using a discounted cash flow methodology, Morgan Stanley calculated a range of present values for the equity value of the Company. Morgan Stanley prepared such equity value ranges under two separate sets of assumptions, a management case based on financial projections prepared by management of the Company and a sensitivity case. The sensitivity case provided for a 1997 medical-expense ratio of 84.5% versus the 81.6% in management's projections, a 1998 medical-expense ratio of 84.0% versus the 82.6% in management's projections, a 1999 medical-expense ratio of 83.5% versus the 82.6% in management's projections and a 2000 medical-expense ratio of 83.0% versus the 82.5% in management's projections.

         Using the above assumptions, Morgan Stanley calculated unlevered free cash flows and terminal values and then discounted such values to derive the equity value of the Company. Morgan Stanley calculated unlevered free cash flow as the after-tax operating earnings of the Company (excluding any interest income or expense), plus depreciation and amortization, plus (or minus) net changes in non-cash working capital, minus projected capital expenditures. Terminal value was calculated by applying to projected net income in fiscal 2000 a range of multiples from 12.0x to 15.0x, which represent estimated long-term net income trading multiples. The unlevered free cash flows and terminal value were then discounted to the present value using a range of discount rates from 13.0% to 15.0%, representing an estimated range of the weighted cost of capital of the Company. Based on the analysis and the assumptions set forth above, Morgan Stanley derived an equity value for the Company ranging from $209 million to $241 million, or $14.10 per share to $16.20 per share, using the management's projections and $188 million to $216 million, or $12.66 per share to $14.56 per share, in the sensitivity case.

         In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Morgan Stanley are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.


INTERESTS OF CERTAIN PERSONS IN THE MERGER


         In considering the recommendation of the Board of Directors with respect to the Merger Agreement and the transactions contemplated thereby, shareholders should be aware that certain members of the Company's management and the Board of Directors have certain interests in the Merger that are in addition to the interests of shareholders of the Company generally. Described below are certain of such interests in the Merger of the officers and directors of the Company.


Employment Agreements

SUMMARY OF EMPLOYMENT AGREEMENTS. The Company has employment agreements with Daniel A. Gregorie, M.D., Jane E. Rollinson, Michael J. Barber, M.D. and Thomas
D. Anthony, Esq., its current executive officers (the "Executive Officers"), and with all of its other vice presidents (the "Other Officers"), which Other Officers include Byron J. Smith, who along with the Executive Officers comprised the five most highly compensated officers in 1996. The material provisions of the agreements with the Executive Officers and Other Officers, and of certain stock option and defined compensation plans, are summarized below.


         TERM OF AGREEMENTS. Each current employment agreement with an Executive Officer or Other Officer has a term of three years which commenced on January 1, 1997 and terminates on December 31, 1999. Each such agreement is automatically renewed for additional three-year terms (or, in Dr. Gregorie's case, additional one-year terms), unless the applicable Executive

Officer or Other Officer gives notice of termination to the Company, or the Company gives notice of termination to the applicable Executive Officer or Other Officer, within a certain specified number of days prior to the end of the then-current term of the agreement.

         BASE SALARY, REGULAR INCENTIVES AND FRINGE BENEFITS. Each employment agreement with an Executive Officer or Other Officer provides a specific annual amount of base salary, which is reviewable on an annual basis. Further, the base salary for an Executive Officer for any year cannot be less than his or her base salary for the immediately preceding year. Under the current employment agreements, the initial annual base salary is: $395,000 for Dr. Gregorie, $280,000 for Ms. Rollinson, $234,000 for Dr. Barber, $214,500 for Mr. Anthony and $160,000 for Mr. Smith.


         In addition, each employment agreement with an Executive Officer or Other Officer provides that annual incentives can be provided under and in accordance with the Company's Executive Annual Incentive Plan and that stock options can be granted under the Company's 1996 Long Term Stock Incentive Plan (the "Stock Incentive Plan") (and also, in the case of an Executive Officer, long-term incentives can be provided under the Executive Long-Term Incentive
Plan). Dr. Gregorie's agreement requires him to be granted stock options during 1997 and 1998 considered in the aggregate (under the Stock Incentive Plan) for no less than 342,697 Common Shares and that 200,000 of such options shall be granted during 1997, except that any such stock option will not be granted prior to the closing of the transactions contemplated by the Merger Agreement.


         Further, each employment agreement with an Executive Officer indicates that, if a change in control of the Company (as defined below in this summary) occurs, the overall value of the annual incentives provided to the Executive Officer under the Executive Annual Incentive Plan for each year which ends after the change in control generally cannot be reduced below the value of the incentive targeted for him or her under such plan for the year in which the change in control occurs (and, if a change in control occurs in 1997, any previously established incentive for him or her with respect to 1997 under the Executive Long-Term Incentive Plan cannot be reduced).

         Each employment agreement also provides for each Executive Officer or Other Officer to receive certain fringe benefits, including medical benefits. In Dr. Gregorie's case only, such fringe benefits include medical coverage for himself and his family after his termination of employment with the Company (unless such termination is for cause or his voluntary resignation when such resignation does not entitle him to a severance payment described in the other provisions of this summary) until he (or, in the event of his death, until his spouse) becomes eligible to receive benefits under Medicare or obtains employment with another employer and is eligible to receive comparable medical benefits. In addition, in the event of a change in control of the Company (as defined below in this summary), the value of certain of the fringe benefits provided to each Executive Officer during his or her employment with the Company after the change in control may not be reduced.

         TERMINATION BENEFITS. In the event an employment agreement with an Executive Officer or Other Officer terminates for cause, the Executive Officer or Other Officer is generally only entitled to earned but unpaid salary and any vested fringe benefits to which he or she is entitled upon such termination.

         If an Executive Officer's or Other Officer's employment with the Company terminates by reason of his or her death or permanent disability, he or she (or, in the event of his or her death, his or her estate) will generally be entitled not only to the above-noted amounts and benefits that would be provided him or her upon termination for cause, but also to a pro rata amount of any annual incentives (and/or, for an Executive Officer, any long-term incentives) which have been targeted for his or her benefit for the year of his or her termination (and, for an Executive Officer, any long-term incentives which have been earned by him or her in prior years but have not yet been paid). In addition, in the event his employment terminates by reason of his permanent disability, Dr. Gregorie's agreement also provides him with a lump sum payment equal to 200% of his then-current annual base salary.

         In the event the employment of an Executive Officer (other than Dr. Gregorie) or Other Officer is terminated other than for cause (or other than for the Executive Officer's or Other Officer's death, permanent disability or voluntary resignation), then, except as is otherwise provided in this summary, the Executive Officer or Other Officer is generally entitled not only to the above-noted amounts and benefits that would be provided upon termination by reason of his or her death or permanent disability but also to bi-weekly severance payments that are generally equal to his or her base rate of salary in effect at his or her termination. Such severance payments generally will last for twelve months after such termination for an Executive Officer and for six months after such termination for an Other Officer (with such severance payments continuing to the Other Officer after such initial six month period until he has obtained other full-time employment, up to a maximum of six additional months).

         In contrast, Dr. Gregorie's employment agreement does not specifically permit the Company to terminate his employment for a reason other than cause unless such termination occurs at the end of a contract term when timely advance notice of such termination is given or unless a change in control of the Company (as defined below in this summary) occurs. However, even in the absence of a change in control of the Company, the Company may remove Dr. Gregorie from his current President and Chief Executive Officer positions during a term of his employment agreement for a reason other than cause. If Dr. Gregorie is removed from such positions during the term of his agreement for a reason other than cause or permanent disability (and other than after a change in control), then, unless Dr. Gregorie exercises an option under his agreement to obtain a severance payment (as is discussed below in this summary), Dr. Gregorie will remain employed by the Company as an employee working in a special advisor capacity, with the same salary, incentives and fringe benefits in effect immediately prior to such removal, until at least the end of the then-current term of his agreement.

         Further, if Dr. Gregorie's employment is terminated by the Company, other than for cause (or his death, permanent disability or voluntary resignation), after all events have occurred to result in a change in control of the Company (as defined below in this summary) and other than at the end of a contract term, then, except as is otherwise provided in this summary, Dr. Gregorie is generally entitled not only to earned but unpaid salary, any long-term incentives which have been earned by him in prior years but have not yet been paid and any vested fringe benefits to which he is entitled upon such termination (including the medical benefits described above in this summary) but also to a lump sum severance payment from the Company that is equal to 90% of the dollar amount of Dr. Gregorie's "severance payment items." For purposes of this summary, Dr. Gregorie's "severance payment items" generally refer to the base salary, the annual and long-term incentives (not including any retention incentive described below in this summary), the allocations to his account under his Supplemental Executive Retirement Plan, the Company contributions allocated to his accounts under the Company's tax-qualified retirement plans, the perquisite allowances and the consulting service payments that, but for his termination of employment, would otherwise be paid, available or provided for him by the Company with respect to the period beginning after the payment of the applicable severance payment and ending at the end of the then-current term of his agreement (and with respect to any consulting service period to which he would otherwise have been entitled after the end of the then-current term).

         Each current employment agreement with an Executive Officer or Other Officer also provides that, if the Executive Officer's or Other Officer's employment terminates because of his or her voluntary resignation, then, except as is otherwise provided in this summary, the Executive Officer or Other Officer is generally only entitled to earned but unpaid salary and any vested fringe benefits to which he or she is entitled upon such termination.

         However, in the event the employment of an Executive Officer other than Dr. Gregorie is terminated by reason of the Executive Officer's voluntary resignation after at least one year has expired after a change in control (as defined below in this summary) and prior to the end of the contract term in effect one year after such change in control, then, in addition to being entitled to his or her earned but unpaid salary and any vested fringe benefits to which he or she is entitled, such Executive Officer will generally be entitled to bi-weekly severance payments, equal to his or her base rate of salary in effect at his or her termination, for twelve months after such termination.

         In addition, in the event Dr. Gregorie's employment with the Company terminates by reason of his voluntary resignation either after he has been removed by the Company from his current President and Chief Executive Officer positions during a term of his agreement for a reason other than cause, or after at least one year has expired following a change in control (as defined below in this summary) and prior to the end of the contract term in effect one year after such change in control, then Dr. Gregorie is entitled to a lump sum severance payment from the Company that is equal to 90% of the dollar amount of Dr. Gregorie's severance payment items (as defined above in this summary), as well as his earned but unpaid salary, any long-term incentives which have been earned by him in prior years but have not yet been paid and any vested fringe benefits to which he is entitled upon such termination (including the medical benefits described above in this summary).

         Finally, in the event that Dr. Gregorie's employment with the Company terminates at the end of any then-current term for any reason other than cause or his death or permanent disability, and provided that he is not entitled to any severance payment described in the other provisions of this summary, Dr. Gregorie's agreement also calls for him to be employed as an independent consultant for two years following the last day of such then-current term, for compensation generally equal to his annual rate of base salary for the last year in which he was an employee of the Company.

         CHANGE IN CONTROL PAYMENTS. Each current employment agreement with an Executive Officer (but not an Other Officer) provides for a special "change in control" payment if the Executive Officer's employment terminates, other than for cause or because of his or her death, permanent disability or voluntary resignation, within a period which begins six months before, and ends two years after, a change in control (as defined below in this summary) of the Company.

         Any such change in control payment is generally equal to a percentage (the "Change in Control Percentage") of the sum of the applicable Executive Officer's then-current annual rate of base salary, the amount established by the Company for his or her annual incentive for the year in which his or her termination occurs, the total dollar amount of the allocations to his or her account under his or her Supplementary Executive Retirement Plan (not including allocations that reflect interest or earnings) and any perquisite allowances that, but for his or her termination, would be paid, available or provided for him or her by the Company for the then-current contract year. The Change in Control Percentage is: 300% for Dr. Gregorie and 250% for each of Ms. Rollinson, Dr. Barber and Mr. Anthony.

         However, the amount of any Executive Officer's change in control payment is reduced by the amount of any retention incentive payment to which the Executive Officer is entitled under the provisions of his or her employment agreement (as discussed below in this summary) and is also reduced, in Dr. Gregorie's case, by any lump sum severance payment to which he is entitled in this situation under the provisions of his agreement (as discussed above in this summary). In addition, if any Executive Officer other than Dr. Gregorie is entitled to a change in control payment, then, notwithstanding any provisions of this summary to the contrary, he or she is also generally entitled to a pro rata amount of any annual or long-term incentives which have been targeted for his or her benefit for the year of his or her termination (and any long-term incentives which have been earned by him or her in prior years but have not yet been paid) but is not entitled to any other termination or severance payments that relate to any period after his or her termination of employment and that are based on his or her base salary or incentives under the Executive Annual Incentive Plan or Executive Long-Term Incentive Plan. Except as herein noted, any change in control payment to an Executive Officer is in addition to any other payments to which he or she is entitled under his or her employment agreement.


         For purposes of each current employment agreement with an Executive Officer or Other Officer, a "change in control" generally refers to: (1) the election of persons constituting at least 50% (or, for purposes of any Other Officer, more than 33-1/3%) of the number of directors of the Board of Directors if such persons were not nominated by the nominating committee of the Company (or, if so nominated, were not recommended by a majority of the directors in office prior to being nominated by such nominating committee); (2) any consolidation or merger of the Company if, within two years after such consolidation or merger, individuals who were directors of the Company immediately prior to the consolidation or merger cease to constitute at least 66-2/3% of the directors of the Company or its successor by consolidation or merger; (3) any sale, lease, exchange or other transfer, in one transaction or a series of related transactions (and other than to a directly or indirectly majority-owned subsidiary of the Company) of all, or substantially all, of the assets of the Company; (4) the sale, or the execution of a definitive agreement for the sale, of at least 33-1/3% of the ownership and/or voting interests in any direct or indirect subsidiary or subsidiaries of the Company if such subsidiary or subsidiaries before the sale held assets that constituted all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis; (5) the sale, or the execution of a definitive agreement for the sale, of at least 33-1/3% of the ownership and/or voting interests in the Company to one purchaser, related purchasers or several purchasers acting directly or indirectly in concert; or (6) the approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company. Notwithstanding the foregoing, other than for purposes of determining an Executive Officer's rights to a retention incentive payment to which he or she may be entitled (under the provisions of his or her employment agreement that are discussed below in this summary) or to any severance payment or payments to which he or she may be entitled by reason of his or her voluntary resignation that occurs at least one year after a change in control (under the provisions of his or her agreement that are discussed above in this summary), the mere execution of a definitive agreement for a sale described in clause (4) or (5) above will not be considered a change in control with respect to an Executive Officer unless there is a closing of the sale contemplated by such definitive agreement within one year of the execution of such agreement.

         RETENTION INCENTIVE PAYMENTS. Each current employment agreement with an Executive Officer or Other Officer also provides the opportunity for a retention incentive payment in order to provide the Executive Officer or Other Officer with an incentive to remain employed with the Company after a change in control (as defined above in this summary) or strategic investor purchase (as defined below in this summary). Any such retention incentive payment is provided to an Executive Officer or Other Officer in addition to any other payments or benefits provided to the Executive Officer or Other Officer under his or her employment agreement.

         For purposes of each current employment agreement with an Executive Officer or Other Officer, a "strategic investor purchase" generally refers to the purchase or obtaining by any person, corporation or other organization of stock possessing less than 33-1/3% of the total combined voting power of all classes of stock of the Company together with the optional right to purchase in the future additional stock of the Company which would permit that person, corporation or other organization to own stock possessing 33-1/3% or more of the total combined voting power of all classes of stock of the Company.

         If a change in control or a strategic investor purchase occurs, a retention incentive payment will be made to an Executive Officer or Other Officer if he or she is continuously employed by the Company to the end of his or her retention incentive period. The "retention incentive period" for any Executive Officer means the period which begins on the date immediately following the earlier of a change in control or a strategic investor purchase (such date referred to herein as the "beginning date") and which ends on the date which is 21 months after the beginning date. The "retention incentive period" for any Other Officer means the period which begins on the beginning date and which ends on the date which is three years after the beginning date. The amount of such retention incentive payment is generally equal to: (1) for Dr. Gregorie, 200% of his annual rate of base salary in effect on the beginning date, up to a maximum of $800,000; (2) for Ms. Rollinson, 175% of her annual rate of base salary in effect on the beginning date, up to a maximum of $500,000; (3) for Dr. Barber or Mr. Anthony, 125% of his annual rate of base salary in effect on the beginning date, up to a maximum of $375,000; or (4) for any Other Officer, 100% of his annual rate of base salary in effect on the beginning date, up to a maximum of $200,000.


         Further, if, after the earlier of a change in control or a strategic investor purchase but prior to the end of an Executive Officer's or Other Officer's retention incentive period, the Executive Officer's or Other Officer's employment with the Company is terminated for any reason other than cause or his or her voluntary resignation (or, in the case of an Other Officer, for any reason other than cause, his or her voluntary resignation or his or her death or permanent disability), then the Executive Officer or Other Officer will be entitled to a retention incentive payment which is equal to the same retention incentive payment that would have applied had he or she been employed by the Company to the end of his or her retention incentive period.

         In addition, if an Other Officer's employment with the Company is terminated because of his death or permanent disability after the earlier of a strategic investor purchase or a change in control but prior to the end of his retention incentive period, or if his employment is terminated for any reason other than for cause, his death or permanent disability or his voluntary resignation after a strategic investor purchase but prior to both a change in control or the end of his retention incentive period, then the Other Officer will be entitled to a percent of the full retention incentive payment that he would have received had he been employed to the end of his retention incentive period (with such percent being 20%, 50% or 100% depending on the period from the earlier of the strategic investor purchase or change in control to his termination).

         If any retention incentive payment is made to an Executive Officer or Other Officer under the above-described retention incentive provisions, then, except as is otherwise noted above, no further retention incentive will be payable even if a later event occurs which would otherwise require a retention incentive payment to such Executive Officer or Other Officer.

         MISCELLANEOUS PROVISIONS. Each Executive Officer's or Other Officer's employment agreement has certain non-compete covenants under which he or she agrees that he or she will generally not compete in certain material ways with the Company for at least one year after his or her termination of employment with the Company (or, if he or she becomes entitled to a retention incentive payment under the provisions described above in this summary, for a period of at least two years after his or her termination of employment).

         Further, each employment agreement with an Executive Officer or Other Officer provides that, for purposes of any of the above-described provisions of the agreement, the Executive Officer or Other Officer will generally not be deemed to have voluntarily resigned from his or her employment with the Company, and to have been terminated by the Company, if he or she resigns at least 120 days after, and no more than 180 days after, the Company significantly reduces his or her duties (or, in the case of an Executive Officer, the Company changes the principal party to whom he or she reports to a person or persons who have lower positions in the Company than the person or persons to whom he or she currently reports). In such case, for purposes of determining the Executive Officer's or Other Officer's rights to any severance, change in control or retention incentive payments under the above-described provisions of his or her employment agreement, an Executive Officer or Other Officer is deemed to have had his or her employment terminated by the Company on the date that the Company took the action described in the immediately preceding sentence which is applicable to his or her resignation. Any resignation of an Executive Officer or Other Officer will also not be deemed to be voluntary if such resignation occurs after the Company requires the Executive Officer or Other Officer to change his or her principal work location by at least 50 miles and the Executive Officer or Other Officer refuses to make such move.

         Finally, each employment agreement with an Executive Officer (but not an Other Officer) provides that, if any change in control payment, retention incentive payment or any other payment by the Company to the Executive Officer under his or her agreement is subject to a penalty tax as a so-called "excess parachute payment" under the Internal Revenue Code the Company will "gross up" the payment so that the net amount of such payment, after taking into consideration such penalty tax, will leave the Executive Officer with the same amount as if no such penalty tax applied.

POTENTIAL PAYOUTS. The Company's maximum contingent liability under the employment agreements described above is currently estimated (based on 1997 salary levels and targeted incentives) to approximate: (i) $3.2 million in the event that only retention incentive payments are made; or (ii) $7.3 million in the event that only change in control payments are made in the event of termination. As set forth in Note 11(a) of the Company's Notes to Consolidated Financial Statements for the year ended December 31, 1996, the maximum contingent liability of the previously-existing employment agreements then in effect was estimated at approximately $3.9 million. Such previously-existing employment agreements provided for change in control payments in the event that an Executive Officer (but not an Other Officer) had his or her employment terminated during a then-current contract term within six months of the change in control, regardless of whether such termination occurred because of the resignation of the Executive Officer or the termination of his or her employment by the Company, or in the event that his or her employment was terminated by the Company without cause within six months prior to the change in control.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLANS. The Company maintains a Supplemental Executive Retirement Agreement for Dr. Gregorie, which was first effective as of January 1, 1994, and was amended and restated to be effective as of January 1, 1997. That agreement provides unfunded deferred compensation credits to Dr. Gregorie for fiscal year 1994 and for each subsequent year in which Dr. Gregorie remains an employee of the Company. The Company shall credit to a book account for fiscal year 1994, and for each subsequent fiscal year through and including fiscal year 1999, an amount equal to 19% of the total of Dr. Gregorie's actual base salary for such year and his actual award for such year under the Executive Annual

Incentive Plan. For each year subsequent to 1999 in which Dr. Gregorie remains an employee of the Company, the credit to the book account shall be an amount equal to 16% of the total of such base salary and incentive award for such year. If the total amount of the credits to be made to the book account does not equal certain minimums as of the termination of employment of Dr. Gregorie for any reason other than cause, the Company is obligated to contribute additional amounts to the book account in accordance with the terms of the agreement. The credits to the book account are assumed to be invested in investments chosen by Dr. Gregorie from among options designated by the Company.

         Amounts credited to the book account shall be 100% vested as of December 31, 1999, but not generally vested prior to that date. Early vesting to the extent of 100% shall occur only upon termination or non-renewal of Dr. Gregorie's employment agreement without cause by the Company, Dr. Gregorie's death or permanent disability while he remains employed by the Company, a change in control as defined in Dr. Gregorie's employment agreement or Dr. Gregorie's termination of employment when he is eligible to voluntarily elect to receive a lump sum severance payment under the provisions of his employment agreement.

         The Company shall pay to Dr. Gregorie the vested percentage of the balance in his book account determined as of the date he terminates employment with the Company for any reason other than his death, in one lump sum or in up to ten annual installment payments, as he elects at least one year prior to his termination of employment. If Dr. Gregorie ceases to be employed by the Company by reason of his death, the balance will be paid to his beneficiary. If Dr. Gregorie's employment is terminated for cause, he will forfeit all amounts in the book account.

         The Company also maintains a Supplemental Executive Retirement Plan for Executive Officers, which was effective January 1, 1997. That plan provides unfunded deferred compensation credits for Ms. Rollinson, Dr. Barber and Mr. Anthony. The Company shall credit to a book account for each such Executive Officer, for each year beginning with 1997 during which he or she remains employed by the Company, an amount equal to 8% of the total of his or her actual base salary and his or her actual award under the Executive Annual Incentive Plan for such year. The credits to such book account are assumed to be invested in investments chosen by the Executive Officer from among options designated by the Company.

         Amounts credited to the book account of such Executive Officer shall be 100% vested as of such executive's 60th birthday provided he or she remains employed by the Company on that date. Early vesting to the extent of 100% shall only occur upon termination of his or her employment by the Company without cause, his or her death or permanent disability while he or she remains employed by the Company or the occurrence of a change in control as defined in his or her employment agreement. The Company shall pay to such Executive Officer the vested percentage of the balance in his or her book account determined as of the date he or she terminates employment with the Company for any reason other than death, in one lump sum or in up to ten annual installment payments, as he or she elects at least one year prior to his or her termination of employment. If he or she ceases to be employed by the Company by reason of death, the balance will be paid to his or her beneficiary. If his or her employment is terminated for cause, he or she will forfeit all amounts in the book account.

Stock Incentive Plan
         As required by the terms of the Merger Agreement, the Company shall terminate the Company's Stock Incentive Plan as described below. See "The Merger--Treatment of Stock Options" and "The Merger Agreement--Covenants of the Parties."


         The following table summarizes grants of options awarded to certain officers under the Stock Incentive Plan.

                                  OPTION GRANTS

                                                                          INDIVIDUAL GRANTS
                                                    ----------------------------------------------------------------
                                                      NUMBER OF
                                                      SECURITIES
                                                      UNDERLYING
                                                       OPTIONS        EXERCISE         FINAL            VALUE
                                                       GRANTED          PRICE       EXPIRATION       OF OPTIONS
                       NAME                             (#)(1)        ($/SHARE)        DATE            ($)(2)
 -------------------------------------------------- --------------- -------------- -------------- ------------------

 Daniel A. Gregorie, M.D..........................     375,000         $10.00           6/5/06       $2,392,500
 President, Chief Executive Officer and                 25,000          10.00          10/2/06          159,500
 Chairman of the Board

 Jane E. Rollinson................................     225,000          10.00           6/5/06        1,435,500
 Executive Vice President, Chief Operating Officer
 and Treasurer

 Michael J. Barber, M.D...........................     125,000          10.00           6/5/06          797,500
 Executive Vice President and Chief Medical
 Officer

 Thomas D. Anthony, Esq...........................      40,000          10.00           6/5/06          255,200
 Executive Vice President, Chief Legal Officer and      20,000          10.00          12/4/06          127,600
 Secretary

 Byron J. Smith...................................      30,000          10.00           6/5/06          191,400
 Senior Vice President and Chief Information
 Officer, ChoiceCare Health Plans, Inc.

--------------------

(1) With the exception of Options granted to Dr. Gregorie, options granted to the officers become exercisable ratably over the four annual grant date anniversaries following the grant date, or upon a change in control, as defined in the Stock Incentive Plan. Dr. Gregorie's options become exercisable ratably over the three annual grant date anniversaries following the grant date, or upon a change in control, as defined in the Stock Incentive Plan.

(2) The value of the Options assumes the Options are terminated with option holders receiving $6.38 for each Common Share subject to the Options, representing the difference between the Per Share Merger Consideration and the exercise price per share of each Option.



TREATMENT OF STOCK OPTIONS


         At September 10, 1997, options (the "Options") to purchase 1,045,797 Common Shares pursuant to the Stock Incentive Plan were outstanding. For convenience, as used in this discussion and the above table, an "Option" refers to an option to purchase one Common

Share pursuant to the Stock Incentive Plan. The Options that are outstanding as of the date noted immediately above are held by approximately 370 officers and other employees of the Company. Pursuant to the Merger Agreement, the Company will not grant any additional options under the Stock Incentive Plan and will terminate the Stock Incentive Plan immediately prior to the Merger without prejudice to the holders of the Options.


         The Merger Agreement requires the Company to take action prior to the consummation of the Merger to cause at least 1,000,000 Options to terminate. Pursuant to such requirement, the Company will enter into agreements with holders of Options providing for the termination of all Options held by them immediately after the Effective Time of the Merger so that at least 1,000,000 Options shall be terminated immediately after such Effective Time and offer to enter into such agreements with all Option holders.


         In consideration of the termination of a holder's Options pursuant to any such agreement, as soon as practicable after the Merger, the Surviving Corporation (as defined below) will pay the holder cash in the amount of $6.38 multiplied by the number of the holder's Options which are terminated pursuant to such agreement (and which have not been exercised or terminated prior to the Effective Time of the Merger under the terms of the Stock Incentive Plan or the agreement under which the Options were granted), subject to all applicable withholding tax requirements. Such cash payment represents the difference between the Per Share Merger Consideration and the $10.00 per share exercise price of each of the Options.


         Option holders who do not enter into agreements with the Company to terminate their Options will receive the treatment of their Options described below.


         Options not terminated immediately after the Effective Time of the Merger (by the agreement of their holder with the Company or otherwise under the terms of the Stock Incentive Plan or the agreement under which the Options were granted) will, after the Merger, remain outstanding and subject to the terms of the Stock Incentive Plan and the agreement under which the Options were granted.



         Pursuant to the agreements under which Options were granted, one-fourth of any such holder's originally granted Options generally became exercisable on the first annual anniversary of the date such Options were granted to him or her. An additional one-fourth of such Options, if remaining outstanding after the Merger, will generally become exercisable on each of the second, third and fourth annual anniversaries of the date such Options were granted to the holder, unless a change in control (as defined in the Stock Incentive Plan) of the Company occurs after the Merger. Dr. Gregorie's Options are exercisable in three annual installments. Upon such a change in control, all Options remaining outstanding will become immediately exercisable. The Merger by itself will not constitute a change in control under the terms of the Stock Incentive Plan. However, a change in control for purposes of the Stock Incentive Plan will occur, among other events, if the members of the Board of Directors prior to the Merger cease to constitute a majority of the board of directors of the Surviving Corporation within two years after the Merger.

         Further, pursuant to the agreements under which Options were granted, Options remaining outstanding after the Merger will, once exercisable, be exercisable until the date which is ten years after the date such Options were granted to the applicable holder (the "Final Expiration Date"), unless such Options terminate earlier under the terms of the Stock Incentive Plan or the agreement under which the Options were granted.

         Generally, the agreement under which the Options were granted provides that, upon a holder's termination of employment with the Company prior to the Final Expiration Date, (1) the holder's Options which are not then exercisable will then terminate and, except as noted below, (2) the holder's Options which are then exercisable will terminate on the earlier of the Final Expiration Date or the 91st day after such termination of employment.


         Notwithstanding the foregoing, under the agreement under which the Options were granted, all of the holder's Options will terminate on his or her termination of employment if such termination of employment is for "cause" (as defined in the agreement under which the Options were granted). In addition, the holder's Options which are exercisable at the time of his or her termination of employment will, under the agreement under which the Options were granted, generally remain exercisable until the Final Expiration Date (and will not terminate at an earlier time) if his or her termination of employment is by reason of his or her death, disability (as defined in the agreement under which the Options were granted) or retirement (which is generally defined in the agreement under which the Options were granted as a termination of employment after attaining age 65 or both after attaining age 60 and completing 15 years of employment with the Company and any subsidiary companies of it) or if he or she dies within 90 days after his or her termination of employment (when such termination of employment is other than for cause).



         Immediately after the Merger, the Surviving Corporation will have 1,000 Common Shares outstanding. Pursuant to the terms of the Stock Incentive Plan and the agreements under which Options were granted, the Surviving Corporation's board of directors will take action to adjust the number of shares into which an Option is exercisable and the per share exercise price thereof solely to take into account the decrease in the number of Common Shares outstanding as a result of the Merger. As a result of this adjustment, each previously outstanding Option, exercisable into one Common Share at an exercise price of $10.00 per share, will immediately after the Merger be exercisable into 0.000067 of a Common Share at an exercise price of $149,253.73 per share.



         In this regard, the Articles of Incorporation of the Surviving Corporation will, after the Merger, provide that the Surviving Corporation is not permitted to issue fractional shares to any person, including a holder of Options who at any time exercises Options to purchase less than one Common Share or to purchase a number of Common Shares which is not a whole number. Such Articles of Incorporation will also provide that, when the Surviving Corporation would otherwise be obligated to issue a fractional share, the person entitled to such fractional share will be entitled to receive only the fair value of such fractional share in cash (with such fair value to be set by the Surviving Corporation's board of directors each time any person becomes entitled to receive in cash the fair value of a fractional share). The OGCL does not give an Option holder dissenters' rights regarding the Surviving Corporation's board of directors' determination of this fair value. See "Dissenting Shareholders' Rights."



         The fair value of Common Shares at the time any Options are exercised will likely differ from the Per Share Merger Consideration, and such difference may be substantial. The fair value of the Common Shares will depend on, and will increase or decrease over time based upon, among other factors, the Surviving Corporation's operations, the Surviving Corporation's competitive environment, the value of other companies (including Humana) comparable to the Surviving Corporation and economic conditions generally. This fair value may also be affected by changes in the Surviving Corporation's capital structure after the Merger, including dividends paid to Humana. Finally, in determining this fair value, the Board of Directors may take into account discounts for the lack of marketability of the Common Shares and to reflect that any Common Shares that would be issued to Option holders would represent a minority interest in the Company. THE COMPANY MAKES NO ASSURANCES REGARDING THE FUTURE FAIR VALUE OF COMMON SHARES OR THE FACTORS THE BOARD OF DIRECTORS OF THE SURVIVING CORPORATION MAY RELY UPON IN DETERMINING THE FAIR VALUE OF COMMON SHARES.



         The Company anticipates that all of the holders of 10,000 or more Options (representing 959,000 Options) will execute agreements with the Company providing for the termination of their Options immediately after the Effective Time of the Merger or otherwise have their Options terminate at or prior to such time. None of the remaining holders of Options will be entitled, even if their Options remain outstanding after the Merger, to receive Common Shares upon exercise of their Options since such Options will (after the adjustments described above) be exercisable for less than one whole Common Share. Rather, upon the exercise of their Options, the holders of such Options will be entitled to receive the fair value of the fractional share into which their Options are exercisable, as determined by the board of directors of the Surviving Corporation.

        The following table is intended to illustrate the differences in the treatment of two persons who hold 500 Options each at the Effective Time of the Merger, one of whom has executed an agreement with the Company terminating the Options immediately after such Effective Time and the other of whom retains the
Options after such Effective    Time:



------------------------------------ -------------------------------------- ----------------------------------------
                                     HOLDER TERMINATING OPTIONS             HOLDER RETAINING OPTIONS
------------------------------------ -------------------------------------- ----------------------------------------
Number of Options                    500                                    500
------------------------------------ -------------------------------------- ----------------------------------------
Exercise Price                       $10.00 per share                       $10.00 per share
------------------------------------ -------------------------------------- ----------------------------------------
Final Expiration Date                Ten years after original grant date    Ten years after original grant date
------------------------------------ -------------------------------------- ----------------------------------------
Cash  payment as soon as  practical  $3,190.00 (before payroll              None
after the Merger                     withholding taxes)
------------------------------------ -------------------------------------- ----------------------------------------
Number of adjusted Options after     Not applicable                         0.0335
Merger
------------------------------------ -------------------------------------- ----------------------------------------
Adjusted Exercise Price              Not applicable                         $149,253.73 per share
------------------------------------ -------------------------------------- ----------------------------------------
Vesting schedule of adjusted         Not applicable                         After adjustments, 0.008375 share
Options                                                                     exercisable immediately (unless
                                                                            previously exercised) and 0.008375
                                                                            share exercisable on the second,
                                                                            third and fourth annual anniversaries
                                                                            of the original grant date, unless
                                                                            a change in control occurs (in
                                                                            which case earlier vesting will
                                                                            occur at the time of the change
                                                                            in control)
------------------------------------ -------------------------------------- ----------------------------------------
Termination of adjusted Options      Not applicable                         Earlier of Final Expiration Date or,
                                                                            in many cases, upon 91 days after
                                                                            termination of employment with the
                                                                            Company
------------------------------------ -------------------------------------- ----------------------------------------
Adjusted shares received at          Not applicable                         None
exercise
------------------------------------ -------------------------------------- ----------------------------------------
Cash received at exercise            Not applicable                         Fair value of shares purchased at
                                                                            exercise as determined by the
                                                                            Surviving Corporation's board of
                                                                            directors
------------------------------------ -------------------------------------- ----------------------------------------

         The discussion set forth above is intended to constitute a summary of the effects of the Merger on holders of Options. It should be read in conjunction with the Stock Incentive Plan and the agreement under which the Options were granted by the Company. EACH OPTION HOLDER SHOULD CONSULT, AND SHOULD RELY EXCLUSIVELY ON, THE HOLDER'S OWN LEGAL AND FINANCIAL ADVISORS IN ANALYZING THE EFFECTS OF THE MERGER ON THE HOLDER'S OPTIONS.



HUMANA'S SOURCE OF FUNDS


         The aggregate amount of cash required to consummate the Merger, contribute cash to make payments for Options and pay related fees and expenses is approximately $252,000,000. Humana expects to obtain the requisite funds to consummate the Merger through a combination of cash and cash equivalents on hand and borrowings under a $1.5 billion five year revolving credit facility (the "Existing Facility") from the Chase Manhattan Bank ("Chase"), which will act as the sole administrative agent for the Existing Facility. The Existing Facility contains customary conditions to borrowing, representations and warranties, covenants and events of default. Amounts under the Existing Facility will generally be able to be borrowed, repaid and reborrowed from time to time. As of August 25, 1997, Humana had the entire $1.5 billion of credit available under the Existing Facility.



         Until such funds are needed for the conversion of Common Shares into the right to receive the Per Share Merger Consideration, the cash in the Payment Fund may temporarily be invested, as directed by Humana, in obligations of or guaranteed by the United States of America, with remaining maturities not exceeding 180 days; in commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's Corporation; or in certificates of deposit or bankers' acceptances of commercial banks with capital exceeding $100,000,000, with the net profits or interest earned paid to Humana.



CERTAIN OTHER EFFECTS OF THE MERGER

         If the Merger is consummated, the holders of Common Shares will not have an opportunity to continue their equity interest in the Company as an ongoing corporation and, therefore, will not share in future earnings or growth, if any, of the Company.


ACCOUNTING TREATMENT

         The Merger will be accounted for as a "purchase" for accounting and financial reporting purposes.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following summary provides only a general discussion of certain tax consequences pursuant to the Internal Revenue Code. The tax treatment of each shareholder will depend in part upon his or her particular situation. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX AND FINANCIAL ADVISORS AS TO THE FEDERAL, STATE, FOREIGN OR OTHER INCOME TAX CONSEQUENCES OF THE MERGER.

         The receipt of cash for Common Shares from the Merger or pursuant to the exercise of dissenting shareholders' rights will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Generally, a shareholder recognizes gain or loss for federal income tax purposes in such a transaction equal to the difference between the cash received and that shareholder's adjusted tax basis for the Common Shares. For federal income tax purposes, such gain or loss will be a capital gain or loss if the Common Shares are a capital asset in the hands of the shareholder and will be a long-term capital gain or loss if the holding period for the Common Shares is greater than one year. With certain exceptions, capital losses are deductible only against capital gains and do not offset ordinary income.

         The receipt of cash by a shareholder pursuant to the Merger (or the exercise of dissenting shareholders' rights) may be subject to backup withholding at the rate of 31% unless the shareholder (i) is a corporation or falls within certain other exempt categories, or (ii) provides a certified taxpayer identification number (social security number or employer identification number) on Form W-9 and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax, and any amounts withheld may be credited against the federal income tax liability of the shareholder subject to the withholding.

         Special tax consequences not described herein may be applicable to particular classes of shareholders. Such classes of shareholders may include those shareholders who acquired their Common Shares pursuant to the exercise of Options or otherwise as compensation, tax-exempt organizations, broker-dealers, or persons who are not citizens or residents of the United States.


REGULATORY APPROVALS


Hart-Scott-Rodino
         Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger cannot be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting-period requirements have been satisfied. The Foundation and Humana each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on July 3, 1997. The required waiting period under the HSR Act terminated August 2, 1997. At any time before or after consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Humana or the Foundation. At any time before or after the Effective Date and notwithstanding that the HSR Act waiting period has expired, any state could take such action under the antitrust laws as it deems necessary or desirable. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of certain assets by the Foundation or Humana. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Ohio Attorney General

         Under Sections 109.34, 109.35 and 109.99 of the Ohio Revised Code regarding regulation of charitable trusts, the Merger cannot be consummated until the Foundation has received the approval of the Attorney General of Ohio. The statute mandates that a nonprofit health care entity proposing to transfer 20% or more of its assets to a for-profit entity notify and gain the approval of the Attorney General for the transaction. The Foundation submitted the required notice of the transaction on June 19, 1997. On July 31, 1997, the Foundation received notice that the Attorney General has approved the Merger.



         In determining whether to approve or disapprove a proposed transaction, the Attorney General considers the following factors: whether the transaction will result in a breach of fiduciary duty; whether the nonprofit health care entity will receive full and fair market value for its charitable or social welfare assets; whether the proceeds of the transaction will be used consistent with the nonprofit health care entity's original charitable purpose; and any other criteria the Attorney General considers necessary to determine whether the nonprofit health care entity will receive full and fair market value for its charitable and social welfare assets.


Ohio Department of Insurance

         Under Ohio's Insurance Holding Company Systems Act, Ohio Revised Code Sections 3901.33, et seq. and the regulations promulgated thereunder by the Ohio Department of Insurance (the "ODI"), the Merger cannot be consummated until (i) the acquiring party has filed with the Superintendent of Insurance a statement containing detailed information concerning the transaction; (ii) the acquiring party has sent the statement to the company to be acquired; (iii) the acquisition has been approved by the Superintendent of Insurance; and (iv) certain other requirements are met when the agreement is entered into. Humana filed with the ODI and delivered the required forms to the Company on July 18, 1997.



         The ODI is required to approve the acquisition unless, after a public hearing, the Superintendent of Insurance finds that any of the following apply:

         (a) After the change of control, the company would not be able to satisfy the requirements for the issuance of a license to write the line or lines of insurance for which it is presently licensed;
         (b) The effect of the merger or other acquisition of control would be substantially to lessen competition in insurance in Ohio or tend to create a monopoly;

         (c) The financial condition of the acquiring party is such as might jeopardize the financial stability of the company, or prejudice the interests of its contract holders;
         (d) The acquiring party has plans to liquidate the company, sell its assets, or consolidate or merge it with another company, or to make any other material change in its business or corporate structure or management that are unfair and unreasonable to contract holders of the company and not in the public interest;
         (e) The competence, experience, and integrity of those persons that would control the operation of the company are such that it would not be in the interest of contract holders the company and of the public to permit the merger or other acquisition of control; or
         (f) The acquisition is likely to be hazardous or prejudicial to the insurance-buying public.



                              THE MERGER AGREEMENT

         The following is a brief summary of certain provisions of the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full text of the Merger Agreement.


THE MERGER


         Upon the terms and subject to the fulfillment of the conditions set forth in the Merger Agreement, at the Effective Time, Humana Sub shall be merged with and into the Company and the separate corporate existence of Humana Sub shall thereupon cease. The Company shall be the surviving corporation and its separate corporate existence shall continue unaffected and unimpaired by the Merger. The Company and all of its subsidiaries are collectively referred to as the "Acquired Companies" and individually as an "Acquired Company." The Merger shall be pursuant to the provisions of the OGCL.


         The Effective Date of the Merger shall be the business day on which the last condition to the obligations of the parties (as described below) is fulfilled or satisfied in accordance with the Merger Agreement or waived by the party entitled to the benefit of such condition, or such other date as the parties agree in writing. On the Effective Date, the Company and Humana Sub shall file a Certificate of Merger and such other documents as may be required with the Secretary of State of Ohio. The Merger shall be effective at the close of business on the Effective Date. The Merger shall have the effect set forth in the OGCL.


         At the Effective Time, by virtue of the Merger and without any action on the part of any shareholder, each of the Common Shares that are held in the treasury of the Acquired Companies shall be cancelled and no consideration shall be delivered in exchange therefor. Each Common Share issued and outstanding immediately prior to the Effective Time (other than shares held by shareholders of the Company, if any, who properly exercise their dissenters' rights) shall be converted into the right to receive from the Surviving Corporation cash in the amount of $16.38 per share. All such Common Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and each holder of a Certificate or Certificates shall cease to have any rights with respect thereto except for the right to receive the Per Share Merger Consideration.

         Each common share, without par value, of Humana Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of capital stock of the Surviving Corporation immediately following the Effective Time.


EXCHANGE OF CERTIFICATES REPRESENTING THE COMMON SHARES

         Immediately prior to the Effective Time, Humana shall cause Humana Sub to deposit in trust with Star Bank, N.A. immediately available funds in an amount equal to the Per Share Merger Consideration multiplied by the number of Common Shares issued and outstanding immediately prior to the Effective Time (the "Merger Consideration").


         Promptly after the Effective Time, the Paying Agent shall mail to each record holder of a Certificate a Letter of Transmittal for use in forwarding the holder's Certificates and instructions to effect the surrender of the Certificates in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive the Per Share Merger Consideration. No interest shall be paid or accrued on the Per Share Merger Consideration due on surrender of the Certificates to the Paying Agent. SHAREHOLDERS SHOULD NOT SEND IN CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.


         Notwithstanding the foregoing, neither the Paying Agent, Humana, nor the Surviving Corporation shall be liable to a record holder of a Certificate for any cash or interest delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. The Paying Agent shall be instructed to repay to the Surviving Corporation any portion of the Merger Consideration (including all interest and other income received by the Paying Agent on the Merger Consideration) that remains unclaimed by the holders of Certificates as of the first anniversary of the Effective Date. Thereafter, the holders of Certificates shall look only to the Surviving Corporation (subject to the Merger Agreement and abandoned property, escheat and other similar laws) as general creditors thereof for any Per Share Merger Consideration that may be payable upon the due surrender of the Certificates held by them.

         At the Effective Time, the share transfer books of the Company shall be closed and no transfer of the Common Shares shall thereafter be made. After the Effective Time, except as required by Section 1701.85 of the OGCL, the Surviving Corporation shall cancel any

Certificate presented to it and deliver to its holder the Per Share Merger Consideration or the fair cash value determined in accordance with the provisions of Section 1701.85 of the OGCL. All cash paid upon the surrender of Certificates in accordance with the procedure described above shall be deemed to have been issued in full satisfaction of all rights pertaining to the Common Shares except as otherwise required by Section 1701.85 of the OGCL.


REPRESENTATIONS AND WARRANTIES

The Company
         The Merger Agreement contains various customary representations and warranties of the parties thereto. The Merger Agreement includes representations and warranties by the Company relating to the Acquired Companies in respect to, among other things: (1) due organization, valid existence, standing, corporate power and authority; (2) the capitalization of the Company, share ownership and rights; (3) the right, power and authority of the Company to execute the Merger Agreement and perform its obligations thereunder, and the enforceability of the Merger Agreement; (4) financial statements; (5) the absence of certain events and material changes; (6) accounts receivable; (7) brokers' fees with respect to the Merger; (8) completeness of statements in the Merger Agreement; (9) condition and sufficiency of the assets to maintain operations; (10) certain contracts, arrangements and commitments; (11) current compensation of officers and directors; (12) employee benefits; (13) environmental matters; (14) HMO or health insurance accreditations; (15) indebtedness to or from the Foundation or officers and directors of the Acquired Companies; (16) insurance policies currently in force; (17) investment portfolio matters; (18) organized labor matters; (19) licenses, permits and franchises; (20) absence of litigation; (21) minutes and stock books; (22) absence of material changes; (23) proprietary property; (24) reports and information filed with the Securities and Exchange Commission; (25) takeover statutes; (26) taxes; and (27) title to properties.

The Foundation

         The Merger Agreement includes representations and warranties by the Foundation relating to, among other things: (1) title to the Common Shares of the Company owned by the Foundation; (2) due organization, valid existence, standing, corporate power and authority of the Foundation; (3) share ownership and rights; (4) the Foundation's right, power and authority to execute the Merger Agreement and perform its obligations thereunder, and the enforceability of the Merger Agreement; (5) brokers' fees payable by the Foundation with respect to the Merger; and (6) absence of litigation.



Humana and Humana Sub
         The Merger Agreement includes representations and warranties by Humana and Humana Sub relating to, among other things: (1) due organization, valid existence, standing, corporate power and authority of Humana and Humana Sub; (2) the right, power and authority to execute the Merger Agreement and perform their obligations thereunder, and the enforceability of the Merger Agreement; (3) brokers' fees payable with respect to the Merger; and (4) absence of litigation.

COVENANTS OF THE PARTIES

Operation of the Company Pending the Effective Date
          From the date of the Merger Agreement through the Effective Date, the Company has agreed (and has agreed to cause its subsidiaries), unless Humana agrees in writing or as otherwise provided in the Merger Agreement, to (a) continue each of the Acquired Companies' business and operations substantially in the same manner as theretofore conducted, not undertake any transactions or enter into any contracts, commitments or arrangements other than (i) in the ordinary course of business consistent with past practices or (ii) as disclosed in the Merger Agreement, and to use its reasonable best efforts to preserve each of the Acquired Companies' present business and organization; (b) refrain from disposing of or encumbering or agreeing to dispose of or encumber any of the Acquired Companies' assets other than in the ordinary course of business consistent with past practices; (c) maintain necessary permits; (d) not permit any Acquired Company to make any commitment for capital expenditure in excess of $50,000 in a single transaction or series of related transactions other than those capital expenditures disclosed in the Merger Agreement; (e) maintain existing insurance coverage of each Acquired Company; (f) not terminate any contract or permit (as specified in the Merger Agreement) except in the ordinary course of business consistent with past practices; (g) not take or omit to take any action which would cause any of the representations and warranties made in the Merger Agreement to be untrue or incorrect; (h) not declare or pay any dividend on, or make any distribution to the holders of Common Shares; (i) not change any of the Acquired Companies' Articles of Incorporation or Regulations;
(j) maintain each of the Acquired Companies' existence; (k) not authorize for issue or issue any shares of capital stock or any warrants, agreements or other rights entitling any person or entity to purchase or acquire any of the shares of capital stock of any of the Acquired Companies or change or otherwise adjust the number of shares of capital stock outstanding; (l) not permit the Acquired Companies to make any investment in any other corporation, association, partnership, limited liability company or other business organization or enter into, modify, terminate or waive any right under any material lease, license, contract or other instrument other than in the ordinary course of business consistent with past practice or as disclosed in the Merger Agreement; (m) except in the ordinary course of business consistent with past practices, not modify or amend any agreement, plan, contract, or arrangement of an Acquired Company offering health care to its members or subscribers, obtaining health care services on behalf of its members or subsidiaries, or providing for re-insurance of health care costs or risks; (n) except in the ordinary course of business consistent with past practices, not increase the rate or change the nature of compensation payable to any of the Acquired Companies' officers or directors or any health care provider; and (o) not incur or agree to incur on the part of the Acquired Companies any indebtedness for borrowed money or allow any of their assets to be subjected to any encumbrance, subject to certain limitations.

Negotiations With Others
         The Company and the Foundation have agreed that they shall not, and shall direct and use their best efforts to cause their officers, directors, trustees, employees, and authorized agents and representatives of the Foundation and the Acquired Companies not to
(a) initiate, solicit or encourage, directly or indirectly, any inquiries from potential third party acquirors ("Third Party Acquirors") or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving the purchase of all or any significant portion of the assets or any equity securities of the Acquired Companies (an "Acquisition Proposal"); (b) have discussions concerning, engage in any negotiations concerning, or provide any information which is proprietary in nature and non-public or confidential to potential Third Party Acquirors relating to, an Acquisition Proposal; or (c) otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Furthermore, the Company and the Foundation have agreed, and the Company has agreed to cause the Acquired Companies, to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any potential Third Party Acquirors conducted prior to the date of the Merger Agreement with respect to any of the foregoing and to take the necessary steps to inform the entities referred to above of these obligations. The Company and the Foundation have also agreed to notify Humana immediately if any Acquisition Proposal is received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with a potential Third Party Acquiror and to promptly provide Humana with copies of any written materials received relating to an Acquisition Proposal.


         Notwithstanding the foregoing, from June 3, 1997 through 4:00 p.m. June 17, 1997 (the "Window Period"), the Board of Directors, and the Trustees of the Foundation and their officers, directors, trustees, employees and authorized agents and representatives were permitted to: (1) advise a Third Party Acquiror that the Company and the Foundation may consider a bona fide proposal in writing, not subject to any financing condition, to acquire substantially all of the Common Shares by purchase or merger (the "Third Party Offer") and (2) furnish information or enter into discussions or negotiations with any entity desiring to make a Third Party Offer if, and only to the extent that: (a) prior to or concurrently with entering into discussions or negotiations with such an entity, the Company provides written notice to Humana; and (b) the Foundation and the Company keep Humana informed of the status of the discussions or negotiations. The Company and the Foundation were permitted to accept a Third Party Offer received during the Window Period provided that: (1) neither the Company nor the Foundation had breached in any material respect any obligations related to this matter; (2) either the Company or the Foundation provided Humana with a copy of the Third Party Offer before the expiration of the Window Period;
(3) the Third Party Offer was accepted prior to 4:00 p.m. on June 23, 1997; (4) immediately after the date of the Merger Agreement, the Company issued a press release describing the Merger Agreement, the entity making the Third Party Offer had been furnished a copy of the Merger Agreement and the Third Party Offer was made in the form of the Merger Agreement to the extent possible; (5) if the Third Party Offer was an all-cash offer, it provided Total Consideration that was at least $1,000,000 greater than the sum of the Merger Consideration, the maximum cash consideration payable under the Options (as described below) and the expenses payable to Humana (as described below), or if the Third Party Offer provided for consideration other than all cash, the Board of Directors had been furnished with a written opinion of a nationally-recognized investment banking firm dated on or before June 23, 1997, stating that the Total

Consideration was at least $1,000,000 greater than the sum of the Merger Consideration, the maximum cash consideration payable under the Options and the expenses payable to Humana; (6) the Company and the Foundation contemporaneously terminated the Merger Agreement; and (7) the Company paid Humana the expenses, as described below. "Total Consideration" means, with respect to a Third Party Offer, the total consideration to be paid by the Third Party Acquiror, including: (1) the consideration for the outstanding Common Shares, (2) all amounts or consideration payable with respect to the Options and (3) the assumption or the past or future payment of the expenses payable to Humana as described below, whether paid by the Company or the Third Party Acquiror. The opportunity for the Company and the Foundation to terminate the Merger Agreement by accepting a Third Party Offer has terminated because no such offer was received or accepted during the Window Period.

Meeting of the Company's Shareholders

         The Company shall take all actions necessary to convene a timely meeting of shareholders to consider and vote on the approval and adoption of the Merger Agreement and the Merger. The Board of Directors shall recommend approval of the Merger Agreement and the Merger.


Voting Agreement of Foundation
         At any meeting of shareholders of the Company or any action taken without a meeting, the Foundation has agreed to vote all of the Common Shares owned or controlled by it (1) in favor of the Merger, the Merger Agreement and all transactions described in the Merger Agreement and (2) against any proposal which may materially impair the Company's ability to consummate or materially reduce benefits to Humana resulting from the Merger. The voting agreement of the Foundation shall terminate upon termination of the Merger Agreement by the Foundation and the Company in compliance with its terms.

Required Approvals; Filings
         Humana, Humana Sub, the Company and the Foundation have each agreed to make all filings required by applicable law to be made by them in order to consummate the Merger. In addition, all parties shall cooperate with each other with respect to all filings and in obtaining necessary consents.

Non-competition Agreement
         The Foundation has agreed that it shall not after the Effective Time directly or indirectly, in any capacity, own, operate or manage an HMO or otherwise engage in any health benefit plan business in Indiana, Kentucky or Ohio for a period of four years, except as the owner of less than 5% of the outstanding stock of a publicly-traded company.

Governance of the Surviving Corporation
         For a period of three years after the Effective Date, Humana has agreed to vote its shares in the Surviving Corporation for the election of directors so that after such election, there would be six directors; (1) two directors who are Trustees of the Foundation, and nominated by the Foundation, (2) two directors who are senior management members of Humana, and (3) two directors who are officers of the Surviving Corporation, one of whom shall be Daniel A. Gregorie, M.D., if he is then serving as the senior officer, and one nominated by Dr. Gregorie. If Dr. Gregorie no longer serves as the senior officer, the two positions to be filled by Dr. Gregorie and his nominee shall be filled by the senior officer of the Surviving Corporation resident in Cincinnati and his or her nominee.

Formation of a Task Force
         Promptly after the execution of the Merger Agreement, Humana and the Company have agreed to form a transition task force which shall review and make recommendations to Humana and the Company concerning transition issues.

Indemnification; Directors and Officers Insurance
         From and after the Effective Time, Humana has agreed to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present officers, directors, employees and agents (the "Indemnified Parties") of the Acquired Companies to the extent they may be indemnified pursuant to the Articles of Incorporation and Regulations of the Acquired Companies in effect as of the date of the Merger Agreement for acts and omissions occurring at or prior to the Effective Time, and to advance reasonable litigation fees and expenses incurred by the Indemnified Parties in connection with defending any action arising out of such act or omission. Any Indemnified Party shall promptly notify Humana and the Surviving Corporation of any claim, action, suit, proceeding or investigation for which the party may seek indemnification. In the event of any such claim, action, suit, proceeding or investigation, (1) the Surviving Corporation shall have the right to assume defense thereof; (2) the Indemnified Parties shall cooperate in the defense of any such matter; and (3) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent. In addition, Humana has agreed to provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, to the Acquired Companies' current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time that is no less favorable than the policy maintained by the Company on January 1, 1997. If the Merger occurs, the covenants contained in the indemnity provisions shall survive the Effective Time and shall never expire.


Company Stock Options
         The Company has agreed under the Merger Agreement that it will terminate the Stock Incentive Plan immediately prior to the Effective Time of the Merger without prejudice to the holders of the Options and grant no additional options or rights under the Stock Incentive Plan. The Company has also agreed under the Merger Agreement that it will take action to cause at least 1,000,000 Options to terminate immediately after the Effective Time of the Merger. Pursuant to such agreement, the Company will enter into agreements with holders of Options providing for the termination of all Options held by them immediately after the Effective Time of the Merger so that at least 1,000,000 Options shall be terminated immediately after such Effective Time and offer to enter into such agreements with all Option holders. In consideration of the termination of a holder's Options pursuant to any such agreement, as soon as practicable after the Merger, the Company will pay the holder cash in the amount of $6.38 multiplied by the number of the holder's Options which are terminated pursuant to such agreement (and which have not been exercised or terminated prior to the Effective Time of the Merger under the terms of the

Stock Incentive Plan or the agreement under which the Options were granted), subject to all applicable withholding tax requirements. See "The
Merger--Treatment of Stock Options" for a more complete discussion of the effect the Merger will have on the Options.


CONDITIONS TO THE OBLIGATIONS OF THE PARTIES


Humana and Humana Sub
         The obligations of Humana and Humana Sub to consummate the transactions described in the Merger Agreement are subject to the fulfillment, prior to the Effective Time, of the following conditions precedent, any of which may be waived in writing by Humana at any time prior to the Effective Date: (1) all representations and warranties of the Acquired Companies and the Foundation in the Merger Agreement shall be true and correct in all material respects on and as of the Effective Date; (2) the Acquired Companies and the Foundation shall have performed and complied in all material respects with all of the covenants, agreements and conditions required by the Merger Agreement to be performed or complied with by them prior to or at the Effective Date or cured any default, breach or failure thereof prior to or at the Effective Date; (3) no action or proceeding before any court or any governmental body shall be pending or threatened pursuant to which an unfavorable judgment, decree, injunction or order would reasonably be expected to (a) prevent the carrying out of the Merger Agreement or any of the transactions contemplated thereby, (b) declare unlawful the transactions described in the Merger Agreement, (c) cause such transactions to be rescinded, or (d) adversely affect the right of Humana to own the Common Shares or operate or control the business, operations or assets of the Acquired Companies; (4) the Foundation and the Acquired Companies have complied with all laws and regulations relating to the operations of the Acquired Companies through the Effective Date and Humana has received all state licenses, approvals, certificates of authority and certifications necessary for it to operate the Acquired Companies' businesses; and (5) Humana is satisfied that no law, rule, order or regulation is pending or enacted which would have a material adverse effect (as defined in the Merger Agreement) on the Acquired Companies following the Effective Date.


The Foundation and the Company
         The obligations of the Foundation and the Company to consummate the Merger are subject to the fulfillment, prior to the Effective Time, of the following conditions precedent, any of which may be waived in writing by the Foundation and the Company at any time prior to the Effective Date: (1) all representations and warranties of Humana and Humana Sub in the Merger Agreement shall be true and correct in all material respects on and as of the Effective Date; (2) Humana and Humana Sub shall have performed and complied in all material respects with all of the covenants, agreements and conditions required by the Merger Agreement to be performed or complied with by them prior to or at the Effective Date or cured any default, breach or failure thereof prior to or at the Effective Date; (3) no action or proceeding before any court or any governmental body shall be pending or threatened pursuant to which an unfavorable judgment, decree, injunction or order would reasonably be expected to (a) prevent the carrying out of the Merger Agreement or any of the transactions contemplated thereby, (b) declare unlawful the transactions described in the Merger Agreement, or (c) cause such transactions to be rescinded; (4) the Merger Agreement and the Merger have been approved by the holders of a requisite number of Common Shares; and (5) Humana and Humana Sub have complied with all laws and regulations relating to the operations of the Acquired Companies through the Effective Date and Humana has received all state licenses, certificates of authority and certifications necessary for it to operate the Acquired Companies' businesses. All parties shall have received all material consents, authority, certifications and approvals from all governmental bodies required or necessary to consummate the transactions.



TERMINATION

Terminating Events
         The parties may terminate the Merger Agreement at any time prior to the Effective Date by mutual written consent, or any party may terminate the Merger Agreement by delivery of notice of termination to the other parties if the Merger has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before January 31, 1998, or such other later date as the parties agree in writing.


         Humana may terminate the Merger Agreement by delivery of notice of termination to the Foundation and the Company, or the Foundation and the Company may terminate the Merger Agreement by delivery of notice of termination to Humana, at any time prior to the Effective Date, in the following circumstances:
(1) any representation or warranty in the Merger Agreement or any other agreement or instrument delivered in connection therewith becomes materially untrue and the breach has not been cured within ten (10) business days following the receipt by the breaching party of notice of the breach; (2) a failure or refusal to perform in any material respect any obligation or covenant to be performed by another party prior to the Effective Date and the breach has not been cured within ten (10) business days following the receipt of notice by the breaching party; or (c) any of the conditions to the obligations of the parties pursuant to the Merger Agreement has not been satisfied or becomes impossible (other than through the failure of the party to comply with its obligations under the Merger Agreement), and the party has not waived such condition on or before the Effective Date. In addition, Humana may terminate the Merger Agreement if the Company delivers to Humana updated disclosure schedules which materially modify the disclosure schedules as of the date of the Merger Agreement.


         The Company or the Foundation could have terminated the Merger Agreement (1) if the Company or the Foundation had delivered notice of termination to Humana contemporaneously with their acceptance of a Third Party Offer or (2) if, on or before the expiration of the Window Period, (i) the Company had received a written notice from Morgan Stanley that the previously issued opinion of the fairness of the Merger Agreement had been withdrawn, or
(ii) the Foundation had received a written notice from Credit Suisse First Boston that the previously issued opinion on the fairness of the Merger Agreement had been withdrawn.

Effect of Termination
         Each party's right of termination described above is in addition to any other rights it may have under the Merger Agreement or otherwise, and the exercise of a right of termination does not constitute an election of remedies. If the Merger Agreement is terminated pursuant to the aforementioned, all further obligations of the parties under the Merger Agreement terminate except for certain rights and obligations which by agreement survive; provided, however, notwithstanding anything to the contrary contained in the Merger Agreement, that if the Merger Agreement is terminated by a party because of the breach of the Merger Agreement by another party or because one or more of the conditions to the terminating party's obligations under the Merger Agreement is not satisfied as a result of the other party's failure to comply with its obligations under the Merger Agreement, the terminating party's right to pursue all legal remedies shall survive such termination unimpaired.



INDEMNIFICATION

         From and after the Effective Time, the Foundation has agreed to indemnify and hold harmless Humana and the Surviving Corporation and the respective directors, officers, employees, agents and representatives of Humana and Humana Sub (each a possible "Indemnitee") from and against the following:
(a) any loss which Indemnitee may incur or suffer and which arises or results from: (1) any breach of any of the representations and warranties of the Foundation relating to title to its Common Shares; or (2) any third-party claim relating to, or any liability of, the Company, the Surviving Corporation or Humana for certain franchise taxes, interest and penalties thereon and (b) any and all actions, suits, proceedings, assessments, judgments, writs, decrees, orders, costs and expenses arising from any such losses as described above.

         Humana and Humana Sub shall indemnify and hold harmless the Company (for periods prior to the Effective Time) and the Foundation (before and after the Effective Time) and their respective directors, trustees, officers, employees, agents and representatives (each a possible "Indemnitee") from and against the following: (a) any and all losses which may be asserted against an Indemnitee or which any Indemnitee shall incur or suffer and which arise out of or result from: (1) any material breach of any of the representations and warranties of Humana or Humana Sub under the Merger Agreement or any disclosure schedule, or (2) any material default, nonfulfillment or breach of any covenants on the part of Humana or Humana Sub under the Merger Agreement, and (b) any and all actions, suits, proceedings, claims, demands, assessments, judgments, writs, decrees, orders, costs and expenses arising from such loss as described above.

         No party providing indemnification (an "Indemnitor") shall be liable with respect to a third-party claim, unless the Indemnitee shall have delivered a "Claim Notice" describing in reasonable detail the facts giving rise to the third-party claim and stating that the Indemnitee seeks indemnification. Upon receipt of a Claim Notice, an Indemnitor may assume the defense thereof with counsel reasonably satisfactory to Indemnitee. Indemnitee shall cooperate in such defense in all reasonable respects and provide access to all information, records and documents relating to a claim. Indemnitee shall have the right to employ separate counsel in any action or claim and to participate in the defense thereof.

         Notwithstanding anything to the contrary contained in the Merger Agreement, the sole and exclusive remedy available against the Foundation from and after the Effective Time for any and all claims arising from the Merger Agreement shall be the indemnification as described above.


EXPENSES

         Except as otherwise provided in the Merger Agreement, each party shall bear its respective expenses incurred in connection with the preparation, execution and performance of the Merger Agreement. Humana and the Company shall split the HSR Act filing fee equally. If the Foundation and the Company had terminated the Merger Agreement contemporaneously with accepting a Third Party Offer, the Company would have been obligated to pay Humana the following amounts as consideration for terminating the Merger Agreement: (a) contemporaneously with such termination, reimbursement of all Humana's reasonable, documented costs and expenses (including, without limitation, all legal, investment banking, depository, filing fees and related expenses) but not in excess of $1,000,000; (b) contemporaneously with such termination, two percent (2%) of the Total Consideration provided for in the Third Party Offer; and (c) upon the closing of a purchase or merger transaction involving a material portion of the assets or stock of the Acquired Companies closing on or before June 30, 1999,
(1) four percent (4%) of the total value of such transaction (provided that any such transaction having a total value less than $250,000,000 shall be deemed to have a total value of $250,000,000) minus (2) the amount paid pursuant to clause
(b) above.


AMENDMENT AND WAIVER

         The Merger Agreement may be amended, modified, superceded or canceled only by a written instrument signed by all of the parties, and any of the terms, provisions and conditions may be waived only by a written instrument signed by the waiving party. Failure of any party at any time to require performance of any provision of the Merger Agreement shall not be considered to be a waiver of any succeeding breach of any provision by any party.

                         DISSENTING SHAREHOLDERS' RIGHTS

         The following summary of dissenting shareholders' rights does not purport to be complete and is qualified in its entirety by reference to Section 1701.85 of the OGCL, a copy of which is attached as Exhibit C and is incorporated herein by reference.


         Any shareholder entitled to vote on the Merger Agreement and whose Common Shares are not voted in favor of the adoption of the Merger Agreement is entitled, if the Merger is consummated, to be paid the fair cash value of such Common Shares held of record by him or her on the Record Date. To be entitled to such payment, such shareholder must serve a written demand upon the Company on or before the tenth day after the taking of the vote authorizing the Merger and must otherwise comply with Section 1701.85 of the OGCL. The Company will not inform the shareholders of the expiration of such ten-day period. Such written demand must specify the shareholder's name and address, the number of Common Shares held by him or her on the Record Date and the amount claimed as fair cash value of his or her Common Shares and shall be mailed or delivered to the Company at 655 Eden Park Drive, Cincinnati, Ohio 45202-6056, Attention: Thomas
D. Anthony, Esq.



         A vote in favor of the adoption of the Merger Agreement constitutes a waiver of dissenters' rights. A Proxy that is returned signed but unmarked as to choice with respect to the Merger Agreement will, as indicated thereon, be voted FOR the adoption of the Merger Agreement and will, therefore, result in a loss of dissenters' rights. Failure to vote, however, does not constitute a waiver of dissenters' rights. Voting against or a direction on the accompanying Proxy to vote against the adoption of the Merger Agreement will not itself constitute a written demand as required by Section 1701.85.



         If the Company sends to the dissenting shareholder, at the address specified in such dissenting shareholder's demand, a request for the Certificates representing the Common Shares as to which the dissenting shareholder seeks relief, the dissenting shareholder must, within 15 days from the date of the sending of such request, deliver to the Company the Certificates requested in order that the Company may endorse thereon a legend to the effect that the demand for the fair cash value of such Common Shares has been made. The Company will promptly return such endorsed Certificates to the dissenting shareholder. Such request by the Company is not an admission that the dissenting shareholder is entitled to relief under Section 1701.85. Failure on the part of the dissenting shareholder to deliver such Certificates terminates his or her rights as a dissenting shareholder, which the Company, at its option, may exercise by written notice sent to the dissenting shareholder within 20 days after the lapse of the 15-day period above mentioned, unless a court for good cause shown otherwise directs.



         If Common Shares represented by a Certificate on which such a legend has been endorsed are transferred, each new certificate issued therefor must bear a similar legend, together with the name of the original dissenting holder of such Common Shares. A transferee of the Common Shares so endorsed will acquire only such rights in the Company as the original dissenting holder of such Common Shares had immediately after the service of a demand for payment of the fair cash value of such Common Shares.

         If the Company and any dissenting shareholder cannot agree on the fair cash value of his or her Common Shares, either may, within three months after service of the demand by the shareholder, file a complaint in the Court of Common Pleas of Hamilton County, Ohio for a determination of the fair cash value of his or her Common Shares. If the court determines the shareholder is entitled to be paid the fair cash value of his or her Common Shares, it may appoint one or more appraisers to recommend a decision on the amount of the fair cash value. The court thereupon shall make a finding as to the fair cash value of the Common Shares and shall render judgment against the Company for the payment of it, with interest at such rate and from such date as the court considers equitable. Costs of the proceeding, including reasonable compensation to the appraisers, shall be assessed or apportioned as the court considers equitable. Fair cash value is the amount which a willing seller, under no compulsion to sell, would be willing to accept, and which a willing buyer, under no compulsion to purchase, would be willing to pay, but in no event in excess of the sum specified in the shareholder's demand. Fair cash value is determined as of the day prior to that on which the vote was taken and excludes any appreciation or depreciation resulting from the proposed Merger.


         The right of any shareholder to be paid the fair cash value of his or her Common Shares will terminate if: (i) for any reason, the Merger does not become effective; (ii) the dissenting shareholder fails (a) to serve an appropriate timely written demand upon the Company, (b) to timely surrender his or her Certificates for an endorsement thereon of a legend to the effect that demand for the fair cash value of such Common Shares has been made, after an appropriate request by the Company, or (c) to comply otherwise with Section 1701.85; (iii) the demand is withdrawn by the dissenting shareholder, with the consent of the Board of Directors; or (iv) the Company and the dissenting shareholder shall not have come to an agreement as to the fair cash value of the Common Shares and neither shall have filed a complaint in the Court of Common Pleas of Hamilton County, Ohio as described above.



                             THE COMPANY'S BUSINESS

GENERAL

         The Company is an Ohio for-profit corporation, which is a majority-owned subsidiary of the Foundation, an Ohio nonprofit corporation. The Foundation was organized in 1978 as a nonprofit HMO. The Company was formed in 1995 to serve as a for-profit holding company for the assets and liabilities relating to the Foundation's managed health care operations. Prior to the Restructuring described below, the Company had no assets or operations.


         Pursuant to the Restructuring, substantially all of the operating assets and liabilities relating to the Foundation's managed health care operations were transferred to the Company on October 1, 1995 in exchange for all of the issued and outstanding common shares of the Company. The Foundation retained $25 million of cash and marketable securities to pursue its social welfare objectives. Contemporaneously, the Company transferred the assets and liabilities of the managed health care operations to its wholly-owned subsidiary, Health Plans, in exchange for all of its issued and outstanding common shares. As a result, since October 1, 1995, the managed health care operations formerly conducted by the Foundation have been conducted by Health Plans.

         The Company, through Health Plans, is licensed by the States of Ohio and Indiana and the Commonwealth of Kentucky to provide and administer managed health care products and services to employer groups, individuals and government-sponsored beneficiaries primarily in Southwestern Ohio, Southeastern Indiana and Northern Kentucky (the "Cincinnati Service Area") and the Dayton, Ohio/Greater Miami Valley area (the "Dayton Service Area"). The Cincinnati and Dayton Service Areas are collectively referred to as the "Service Area." In addition, the Company provides claims administration services and medical management services for self-funded employers.


         Health Plans has one of the largest enrollments of any HMO in its Cincinnati Service Area, serving more than 246,000, including commercial members, individuals and government-sponsored beneficiaries.



PRODUCTS


         The Company provides and administers managed health care products and services with an emphasis on continually improving health care quality and cost effectiveness. The Company's range of managed health care products and services is provided through its prepaid plans, both HMO and POS, and a managed care third-party administrative services program for employers' self-funded medical plans. In addition, the Company provides a Medicare risk product and is certified as a managed care organization by the Ohio Bureau of Workers' Compensation (the "BWC") under the Health Partnership Program. Prior to assigning its Medicaid provider agreement with the Ohio Department of Human Services to another Ohio-based HMO on June 30, 1996, the Company also offered an ADC/Medicaid plan. Under self-funded plans, employer groups pay the Company a monthly management services fee, but medical expenses incurred are funded by the employer groups, whereas prepaid plans are structured to provide health care to employer groups in exchange for monthly premium payments to the Company. The Company's prepaid plans are differentiated primarily by network size and pricing. The pricing policy of each product is driven by historical and projected medical costs, with consideration also being given to market positioning and target customer segments. In general, the more tightly managed, limited network products have lower medical costs and, therefore, lower premiums.


         Health Plans offers the following products:

Primary Access(R)
         This HMO product is the Company's largest health care product. With this product, a member chooses a primary care physician ("PCP") who practices family medicine, internal medicine, general medicine or pediatrics. The PCP is responsible for providing routine medical care and for authorizing and coordinating the care received from specialty care physicians, hospitals and other health care providers. Members are referred to certain specialty care providers for a course of treatment for a specific timeframe. If a member fails to obtain a referral authorization prior to consulting certain specialty care providers, he or she may ultimately be financially responsible for the service. This product offers the largest panel of providers to members and, accordingly, charges the highest monthly premium in comparison to the Company's other HMO products. This product is offered to members in prepaid and self-funded employer plans and to individuals.

Select by ChoiceCare(R)
         This HMO product is similar to the Company's Primary Access product, but members are offered a smaller panel of participating physicians who are selected based on performance criteria and provide more closely-managed patient care. Accordingly, the monthly premiums are lower than monthly premiums charged to members in the Company's Primary Access plan. This product is offered to members in prepaid and self-funded employer plans.

Co-Choice(R) by ChoiceCare
         Members in this POS product choose between the Company's Primary Access product ("network benefits") or indemnity-type insurance benefits. Network benefits are available when a member follows the requirements of the Primary Access product. If a member chooses a non-participating provider (a provider outside of the network) or does not follow the requirements of the Primary Access product, the member will receive indemnity-type insurance benefits and will pay co-insurance and deductibles and will be required to file claim forms. The Company has contracted with Allianz Life Insurance Company to provide the indemnity insurance coverage to the employers participating in this plan on an insured basis. This product is offered to members in prepaid and self-funded employer plans.


NewHealth(R)
         This HMO product is similar to the Company's Primary Access plan and Select by ChoiceCare but the panel of providers is smaller than either of the other HMO plans, practices at a limited panel of hospitals, commits to group-practice development and certain incentive programs, and provides more closely-managed patient care. Monthly premiums charged to members in this plan are the lowest monthly premiums of the three HMO plans and the POS product. This product is offered as the result of an alliance of Bethesda Hospital, Inc., Good Samaritan Hospital and the Company, and is the first integrated managed health system to be offered in the Cincinnati Service Area. In this system, the three alliance members share in the financial risk of the product. This product is offered to members in prepaid and self-funded employer plans.


Senior Health by ChoiceCare
         This HMO Medicare risk product is provided to Medicare-eligible individuals through a risk contract with the Health Care Financing Administration ("HCFA"). With this product, a member chooses a PCP group which practices family medicine, internal medicine, general medicine or pediatrics. The PCP group is responsible for providing routine medical care and for authorizing and coordinating the care a member receives from specialty care physicians, hospitals and other health care providers. The PCP group designates a primary hospital to deliver all inpatient services for the PCP's members. In addition, the PCP aligns with a specialty group of physicians for each of 12 key specialties. If a member fails to obtain referral authorization prior to receiving services from specialty physicians or hospitals, he or she may ultimately be financially responsible for the service. The Company is paid a monthly per-member amount from HCFA in return for arranging for the provision of the services offered under the Medicare product. In February 1997, the Company began enrolling members for a March 1, 1997 effective date and has approximately 600 Senior Health members as of June 1997.


Workers' Compensation

         This product is offered through a contract between the Company and the BWC, under which the Company administers health care services allowed under the state workers' compensation program for those employees whose employers have selected the Company as their managed care organization ("MCO"). Under the contract with the BWC, the Company also offers a provider network and furnishes provider management, but the Company does not insure and is not financially liable for the payment of provider bills. Such payment continues to be the responsibility of the BWC. However, the Company, as the MCO, is expected to act as a pass-through for provider bill submission and reimbursement. An employee may receive health care services from any BWC-certified health care provider, but the Company will encourage the employee to seek care from providers with whom the Company has contracted for workers' compensation services. The Company pays providers for services after the Company receives compensation from the BWC. The Company receives an administrative fee for its management of workers' compensation services and may be eligible to receive bonuses for BWC-established performance targets. The Company is dependent upon a subcontracting arrangement with an independent party for access to a workers' compensation information system, a bill payment system, an electronic interface with the BWC and a 24-hour intake line. During the last quarter of 1996, the Company began marketing this product to employer groups for a March 1, 1997 effective date and as of June 1997 enrolled employer groups comprised of approximately 43,000 covered lives.


Dayton/Greater Miami Valley Service Area Expansion
         The Company has expanded into six additional counties in the Dayton, Ohio area, including the counties of Champaign, Clark, Greene, Miami, Montgomery and Preble, offering products similar to its Primary Access and Co-Choice products offered in the Cincinnati Service Area. While contract negotiations continue with certain key providers, the Company anticipates a network of approximately 15 hospitals and 1,200 physicians and other health care professionals. The Company began sales to employer groups during the second quarter of 1997.

Self-Funded Employers
         The Company provides managed care administrative services for self-funded employers, including claims processing, medical resource management and enrollment services. Depending upon the employer's contract with the Company, employees in these self-funded plans choose from among the Company's HMO plans or POS plan and receive the same managed care services as members in prepaid plans.

PROVIDER ARRANGEMENTS

         The Company's business is dependent, in part, upon its contracts with participating providers and hospitals. The Company's participating providers are physicians and other health care professionals who are reimbursed for health care services provided to members at negotiated rates through contractual arrangements with the Company. As of June 1997, these providers include approximately 3,700 participating physicians and other credentialed health care professionals in the Cincinnati Service Area. See "Dayton/Greater Miami Valley Service Area Expansion" above. Certain provider contracts contain risk-sharing provisions which may, in certain situations, cause providers to be at risk for additional health care expenditures. The Company also has contracts with 22 hospitals in its Cincinnati Service Area. Certain of these contracts are with risk/reward sharing hospitals and certain are with other non-risk/reward sharing hospitals. These contracts are for varying terms ranging from one to five years. Contracts with risk/reward sharing hospitals generally utilize a methodology that incorporates a combination of case rate and per diem methods of reimbursement. Contracts with non-risk/reward sharing hospitals generally utilize discounted fee-for-service reimbursement methods. For those providers who have agreed to participate in the Medicare and/or managed Workers' Compensation products, their contracts have been amended to reflect the requirements of those products. In addition, certain providers have entered contracts to provide services only under the Workers' Compensation program.


Physicians and Other Health Care Professionals
         Under the Company's current HMO plans and POS plan, members select a PCP who provides or arranges for non-emergency medical care given to that member. As of June 1997, The Company had contracted with approximately 1,100 PCPs in its Cincinnati Service Area. The Company's PCPs include internists, family practitioners, pediatricians and general practitioners. Health care services provided directly by PCPs include periodic physical examinations, routine immunizations, well-child care, and other preventive health care services. Health care services provided by obstetrician/gynecologists, that do not require PCP referrals include well-woman care and maternity care. The Company believes that the successful operation of its HMO and POS plans is dependent, in a large part, upon the ability of PCPs, who coordinate the delivery of care for its members, to accurately determine, with specialists and other health care professionals when applicable, the nature and extent of services to be provided to any given member. The Company believes that physicians and other health care professionals are a critical factor in managing health care costs because they coordinate the overall health care of members and assure the appropriate utilization of hospitals, specialists and other health care professionals.


         The Company has a system of incentive arrangements and medical resource management programs with respect to PCPs and specialty care physicians. The majority of PCPs are compensated pursuant to discounted fee-for-service arrangements with certain portions of these fees held back by the Company and placed in a risk reserve. A small portion of specialty care physicians and other health care professionals are compensated on a capitated basis. In addition, the Company has incentive arrangements which pay additional monies and a percentage of the risk reserve to the physicians and other health care professionals based on measurements of quality, efficiency and patient satisfaction. Risk reserve funds remaining at year-end, if any, are available for payment to the physicians and other health care professionals if the total medical expenditures are within pre-determined ranges. The Company believes that this method of incentive payment is advantageous to the physician, the Company and the members because all share in the benefits of managing health care quality and costs.

         The Company's ability to expand is dependent, in part, on its ability to secure cost-effective contracts with additional physicians and health care professionals or to ensure that existing providers expand capacity to accommodate new members. Generally, all participating provider contracts have one-year terms, are renewable annually and may be terminated upon 90 days' written notice.

Hospitals
         The Company has negotiated contracts with 22 hospitals in its Cincinnati Service Area to provide inpatient and outpatient hospital care, including inpatient acute care services, ambulatory surgery services, emergency room services, diagnostic radiology services, radiation oncology services, nuclear medicine services, outpatient cardiac rehabilitation services and certain other services. Certain of these contracts are with "core" hospitals, referred to as risk/reward sharing hospitals, and certain of these contracts are with other hospitals. All participating hospitals agree to provide services to members in at least the same time availability as offered to other patients. Hospitals agree to participate in, and comply with, the utilization review, quality improvement and risk management programs as designated from time to time by the Company. The Company completed renegotiation of its hospital contracts for the risk/reward sharing hospitals effective January 1, 1996. The terms of these contracts range from two and one-half years to five years.


         In addition, these contracts contain risk/reward sharing and incentive programs. These programs are based on the year-end surplus or deficit in the Hospital Reimbursement Fund (the "Hospital Fund"). The Company funds the Hospital Fund monthly from member premiums and draws from the fund, as necessary, to pay claims for covered inpatient and outpatient hospital services. If, at year-end, there is a surplus in the Hospital Fund, the Company pays 50% of the surplus to the risk/reward sharing hospitals. If, however, at year-end, there is a deficit in the Hospital Fund, the risk/reward sharing hospitals are responsible for 50% of the deficit. To cover the hospitals' share of potential deficits in the Hospital Fund, the Company currently withholds five percent of inpatient claims during the year as a risk reserve. The Company, however, is able to adjust, on a quarterly basis with 30 days' written notice, the amount of risk reserves withheld under certain circumstances.


         To provide an additional impetus for improvements to each hospital's quality and efficiency, up to 50% of the remaining balance in each hospital's risk reserve is used (together with a matching amount paid by the Company and participating self-funded plans) to fund an incentive program. Although the total incentive payment available to each hospital is based on year-end results, the hospital incentive program provides for semi-annual incentive payments (as long as the Hospital Fund is not operating at a deficit). Incentive payments are based on certain criteria developed by the Company. In 1996, the Hospital Fund operated at a deficit, and the hospital risk reserves were used to cover such deficit. Consequently, no hospital incentive payments were paid or accrued to be paid for 1996 as a result of prepaid membership.

         The hospital risk/reward sharing and incentive programs generally apply only to services rendered to members in HMO plans. If, however, the Company and the plan sponsor of a self-funded plan mutually agree, the risk/reward sharing and incentive programs are extended to services rendered to members of the self-funded plan. In that case, the plan sponsor contributes, with respect to the services rendered to the members of the self-funded plan, the amounts which the Company would have been required to contribute if those services had been provided to members covered under an HMO plan.

         The Company has renegotiated its hospital contracts with the non-risk/reward sharing hospitals in its Cincinnati Service Area to obtain lower discount rates. These hospitals are generally reimbursed on a discounted fee-for-service basis.


Medicare Risk Product
         In connection with the Medicare risk product, the Company has contracted with physicians and other health care professionals, hospitals and ancillary service providers to provide services to Medicare beneficiaries. Initially, the PCPs, specialty care physicians and ancillary providers are to be reimbursed according to a discounted fee-for-service arrangement, although the Company anticipates that the specialty care physicians, and possibly the ancillary care providers, eventually will be shifted to a capitation program. The hospitals participating in the Medicare risk product are reimbursed on a capitated basis (i.e., at 43% of the per member per month ("PMPM") amount paid to the Company by HCFA). The hospitals and the PCPs (and indirectly, the specialty care physicians) will eventually participate in an incentive program that is established for each care team (i.e., the integrated unit that is formed by a PCP, the particular hospital to which such PCP refers Medicare members and the specialty care physicians to whom the PCP refers Medicare members). The Company will withhold a percentage of each hospital's capitation payment in order to fund the incentive program for each care team. Any surplus or deficit in each care team's incentive pool will be split as follows: 20%-the Company, 30%-hospital, 50%-PCPs. Physicians will not be put at risk for the first two years of the contract and their risk will be capped at $3.00 PMPM thereafter; the Company will assume the physicians' share of any deficit during these first two years.


Ancillary Services
         The Company has negotiated discounted contracts with approximately 180 ancillary service providers for ancillary services such as nursing services, home health agencies, laboratories, outpatient diagnostic radiological services, durable medical equipment, ambulance services, pharmacy and occupational, physical and speech therapy. The contracts for laboratory and outpatient diagnostic imaging services are on a capitated basis with certain risk-sharing features, while other contracts include incentives for appropriate utilization of services. The Company's mental health and chemical dependency services, diagnostic imaging services and pharmacy benefits are managed by third-party vendors.

MARKET

         Ohio, Kentucky and Indiana had a population of approximately 21 million in 1996. With the expansion into the Dayton Service Area, approximately 15% (approximately 3.15 million) of this population resides in the Company's Service Area. Within the Service Area, the Company estimates approximately 1.9 million people are enrolled in managed care plans (HMOs, PPOs and POS plans). The Company believes there are still opportunities to grow the commercial business within its Service Area, but also believes there is substantial opportunity in the Medicare and Workers' Compensation markets as well as contiguous service areas that are less penetrated with managed care enrollment.

         A majority of employers continue to fund their medical benefit plans through arrangements with commercial insurance carriers or HMOs. However, a significant portion of employers in the Service Area fund their own medical benefit plans and retain third-party administrators ("TPAs") to provide various services including claims administration, processing and payment, member communications and cost containment. Although a larger number of employers continue to fund their plans through insurance, self-funded plans are offered predominantly by larger employer groups. Two types of administrators compete for the large numbers of eligibles (i.e., employees) in the self-funded market. One type, the administrative services only ("ASO") administrator, sells services based on low administrative fees, speed of claims processing and customization, and offers minimum medical management services. The other type, with which the Company is closely aligned, includes commercial insurance/HMO carriers that offer self-funded managed care benefit options. These carriers compete less on price, and more on value added medical management services and programs. There are approximately 13 such commercial insurance/HMO carriers, including the Company, offering self-funded options in the Service Area.


MARKETING

         The Company markets its prepaid health plans and third-party administrative services primarily to employer groups as a replacement for or alongside traditional fee-for-service indemnity plans or other managed care plans. The Company generates membership growth through several different sales channels. Prospective employer groups with less than 100 employees are generally sold through a network of approximately 250 contracted independent brokers. Prospective employer groups with more than 100 employees are generally sold by the Company's sales representatives, but may also be sold by one of the Company's contracted independent brokers. A solid relationship with consultants largely present in groups with 500 or more employees is also seen as an essential component of the sales channel. Also critical is membership growth and retention from existing accounts which are actively managed by the Company's account management staff.

         During the Company's typical sales cycle for commercial business, the Company's representatives first make presentations to employer groups. Once the employer group agreement is executed, the Company directly communicates with employees. The Company uses print, television, radio, newspaper advertising, worksite presentations and educational sessions to market and educate members and potential members about its products. Other communications to reinforce the Company's message include a quarterly magazine, member educational brochures, employer and broker seminars and physician and office staff newsletters. The Company has received local awards for its print and media advertising.

         Senior Health is primarily marketed directly to individual Medicare beneficiaries, although some group sales are also expected. Medicare marketing is extensively regulated by HCFA.


COMPETITION


         Managed care companies operate in a highly competitive environment. The Company believes that the most important competitive factors affecting its ability to retain and increase membership include comprehensive benefit packages, the price employers are willing to pay for these benefits, the size and reputation of its provider networks and customer service quality. While the competitive pressure is intense from local, regional and national carriers, the Company believes the future managed care market in the Service Area will largely be dictated by the importance national carriers place on the Service Area and the resulting tactics they use to penetrate the market and improve market share. The Company's competition comes from local or regional managed care companies such as Anthem, Blue Cross/Blue Shield of Ohio, Health Services Preferred and Ohio Health Choice Plan. The Company also competes with national carriers such as United/MetraHealth, PacifiCare/FHP, Aetna/U.S. Healthcare, Humana, Prudential and CIGNA/Healthsource. Many of these competitors have greater financial resources and offer a broader range of products and/or benefit packages than the Company. Additional competitors may also enter the Service Area in the future, either de novo or by acquiring a current competitor in the Service Area.


         Additionally, the hospital systems in the Service Area are positioning themselves to compete with the Company by directly contracting with employers and government payors, such as HCFA. Certain of these hospital systems have already obtained HMO licenses, and others are believed to be considering obtaining them. Legislative developments may make it easier for these hospital systems (either directly or through integrated delivery systems, such as physician hospital organizations or provider services networks) to contract on a "risk" basis.

         The Company also competes with other managed health care companies that enter into contracts with independent physicians, physician groups and other providers. Competitive factors influencing a physician's or other provider's decision to contract with the Company include potential membership (i.e., patient) volume, reimbursement rates, timeliness of reimbursement and other administrative service capabilities. An inability to contract with certain physician groups or hospitals (with exclusivity or nearly exclusive contracts) could negatively impact the attractiveness of the Company's provider networks and its managed care product offerings.

REGULATION AND RECENT LEGISLATION

Federal Regulation

FEDERAL QUALIFICATION. The Federal Qualification Act of 1973 (the "Act") fostered the development and growth of HMOs. The Act created a regulatory scheme under which the federal government certified HMOs which qualified by complying with stringent operational and organizational requirements (i.e., benefit offerings, benefit delivery, rating methodology, fiscal stability, quality assurance programs, etc.) Federal qualification thus served, to some extent, as a seal of approval, with the result that federally qualified HMOs were perceived by employers as providing higher quality services. Federal qualification also had a practical advantage in that employers were required, under certain circumstances, to offer federally qualified HMOs to their employees. Additionally, the Act preempted certain types of state laws that were barriers to the development of HMOs.

         In 1988, Congress passed amendments to the Act (the "1988 Amendments") which, among other things, lessened the specific administrative requirements of HMOs and ended the mandated employer offering of federally qualified HMOs as of October 24, 1995. As a result of the 1988 Amendments, HMOs can no longer rely on the employer mandate, but have gained greater flexibility to position themselves favorably in the health care coverage market.

         The Foundation became federally qualified on March 26, 1985, and operated as a federally qualified HMO in its Ohio service area until the transfer of the Foundation's managed care assets to Health Plans on October 1, 1995. Health Plans became federally qualified in the Cincinnati Service Area on January 24, 1997.

ERISA. The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), applies to most workplace health plans, with the exception of certain church plans and government plans. Excluded government plans consist of plans offered by state and federal governments and their political subdivisions, for their employees and covered dependents. When it applies, ERISA preempts most state laws related to workplace health plans, except laws regulating the business of insurance. This creates a dichotomy between insured plans, including HMO plans, which are subject to state regulation, and self-funded plans, which are not. Additionally, the courts have held that state court actions for compensatory damages (e.g., pain and suffering) and for punitive damages (e.g., "bad faith") are preempted by ERISA with respect to all health plans governed by ERISA, including insured plans.

         A number of state officials believe that the states should regulate self-funded plans and have urged Congress to modify or repeal ERISA's broad preemption. Plaintiff personal injury attorneys, presently barred from recovering compensatory and punitive damages in connection with benefit claims, have added their considerable support to these efforts. If ERISA is modified to permit denied benefits claimants to recover punitive damages and damages for pain and suffering and mental anguish, the impact on the managed care industry, and indirectly on those employers who provide their workers with health care coverage, would be substantial. If

ERISA is repealed or altered to permit state regulation of self-funded plans, the effects would be even more far-reaching and difficult to predict.

         Unlike traditional state insurance laws and regulations, ERISA does not mandate specific benefits or the use of specific types of providers. ERISA also does not require plans to meet minimum capital or reserve requirements or to comply with any of the financial solvency measures typically required of insurers and HMOs. Instead, ERISA imposes rules intended to assure that plan assets are used for the exclusive purposes of providing benefits to participants and their covered dependents and minimizing expenses associated with plan administration. These rules impose fiduciary obligations on certain parties, require plan assets to be held in trust or by an insurer, and ban certain transactions between plans and interested parties. These rules were written primarily to apply to retirement funds, and there is little guidance available with respect to the application of these rules to managed care arrangements. As a result, it is possible that the Department of Labor, the courts or plan sponsors may raise questions concerning whether certain managed care arrangements, or the way in which they are implemented by Health Plans, are compatible with ERISA's requirements.


MEDICARE-RELATED LEGISLATION. The Company's contract with HCFA, through Health Plans, subjects the Company to various federal legislation which prohibits activities that are deemed to be "fraudulent" or "abusive" and that would, thereby, raise the cost of the Medicare and Medicaid programs. The Medicare/Medicaid Anti-Kickback Statute prohibits the knowing or willful solicitation, offer, or payment of any remuneration, whether direct or indirect, overt or covert, in cash or in kind, in return for: (i) referring an individual for the furnishing of any item or service; or (ii) purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any item or service, for which payment may be made, in whole or in part, under Medicare or Medicaid. The Ethics in Patient Referrals Act of 1989, as amended (the "Stark Laws"), prohibits a physician from referring patients for "designated health services" to a facility in which the physician (or a family member of the physician) has a "financial interest;" and prohibits any person from billing patients or other third-party payors for designated health services provided pursuant to prohibited referrals. These prohibitions are very broad, encompassing many business transactions that are permissible outside of the health care context; yet, there is very little guidance as to what constitutes "fraudulent" or "abusive" activity in the context of managed care. There are no exceptions for de minimis violations of these laws. Courts have reasoned that if even one purpose of any remuneration is to induce referrals of patients or services under the Medicare or Medicaid programs, there may be a violation.


         The penalties for willful violations of the Medicare/Medicaid Anti-Kickback Statute and/or the Stark Laws are severe, including criminal prosecution and fines, civil fines, "treble" damages, and exclusion of offending providers or suppliers from the Medicare and Medicaid programs.

         The Omnibus Budget Reconciliation Act of 1990 prohibits payment of any incentive to induce a physician to withhold treatment from an individual Medicare beneficiary. HCFA has promulgated regulations under this law that govern the use of any HMO physician incentive plan ("PIP") for services to Medicare beneficiaries. These regulations do not prohibit PIPs, but do subject the Company to certain reporting requirements and to the potential for obtaining stop-loss coverage for physicians if the Company's PIP puts physicians at substantial financial risk for services which they do not provide. Failure to abide by these regulations could subject the Company to civil monetary penalties or exclusion from the Medicare program.

HEALTH INSURANCE PORTABILITY AND ACCOUNTABILITY ACT OF 1996. The Health Insurance Portability and Accountability Act ("HIPAA") was signed into law by President Clinton on August 26, 1996. This law was intended to make it easier for individuals to maintain coverage under their current employer's health plan and to obtain coverage under their next employer's health plan even if their health status might otherwise make them uninsurable. This law amends ERISA, the Internal Revenue Code and the Public Health Service Act.

         HIPAA's key coverage provisions are its new portability and nondiscrimination rules. With respect to employment-related group health plans, these new rules: limit the length of pre-existing condition exclusions; require health plans to credit prior creditable coverage against any exclusion period; require health plans to issue (and accept) certificates of prior creditable coverage; allow certain individuals who have lost other coverage to enroll outside of their plan's normal open enrollment periods; and prohibit discrimination based on health status-related factors. These rules affect self-funded plans and insured plans. The Company, as an HMO, does not use pre-existing condition exclusions in its HMO products. The Company has never been allowed to discriminate against individuals based on health status. Therefore, the primary direct impact of these rules will be that the Company, like its competitors, will have to bear the expense of preparing certificates of creditable coverage.

         HIPAA also contains a number of reforms aimed specifically at the group market. These new group market rules: require guaranteed issue in the small group market; require guaranteed renewability in the small and large group markets; and require health insurance issuers to disclose certain information to their customers in the small group market. Previously, the Company could decline or not renew groups that were not profitable.

         HIPAA also creates new rules for the individual market. The new individual market rules require guaranteed issue for eligible individuals (i.e., certain persons with prior coverage) and require guaranteed renewability. States, however, may avoid guaranteed issue if they provide "acceptable alternative mechanisms" for guaranteeing that all eligible individuals will have a choice of coverage. The Company does not participate in the individual market and will not be directly impacted by these requirements.

         To allow the states an opportunity to continue their regulation over the insurance business, HIPAA creates a complex state-federal enforcement scheme that allows the states to adopt and enforce their own standards, provided they do not conflict with HIPAA's minimum requirements.

         HIPAA also creates a trial program for "Medical Savings Accounts." These accounts are similar to Individual Retirement Accounts, except that they are intended to provide funds for health care expenses rather than for retirement expenses. Medical Savings Accounts may only be established in connection with a qualifying ("high deductible") health plan. The Company does not currently plan to develop its own Medical Savings Account product.


MENTAL HEALTH PARITY ACT OF 1996. The Mental Health Parity Act of 1996 prohibits employment-related health plans and health insurance issuers from adopting annual or lifetime dollar limits for mental health services that are different from any similar limits on other medical services, unless extending similar limits for mental health services would cause a health plan's premiums to increase by more than 1%. The Company's prepaid products do not contain dollar limits on mental health services. This legislation will, however, require changes to the mental health benefits available under the non-network, indemnity portion of the Co-Choice POS product.


State Insurance Regulation


         The Company, through Health Plans, is subject to the HMO laws and regulations of the States of Ohio and Indiana and the Commonwealth of Kentucky.



OHIO. To obtain a certificate of authority as an HMO, Health Plans was required to file a detailed description of its proposed plan of operations, provider network, service area, finances and governance. It remains under a continuing obligation to file with, and obtain the approval of, the Superintendent of Insurance for any major modification of its operations, as described in its application, if the modification affects: the solvency of Health Plans, its continued provision of health care services, or the manner in which it conducts its business. Additionally, its evidences of coverage, rates, contracts with providers, solicitation documents and requests for expansion of approved service area are subject to review and approval by the Superintendent of Insurance.


         Ohio has enacted a Managed Care Uniform Licensure Act ("MCULA"), replacing its separate laws for HMOs, Dental HMOs and Single Service HMOs. The new law provides uniform standards for "health insuring corporations," including "provider sponsored organizations," and clarifies the status of certain "health delivery networks" and "intermediary organizations" that contract on the basis of capitation or other risk-based reimbursement arrangements. MCULA provides that all existing HMOs automatically become health insuring corporations. The effect of this legislation is that it allows greater competition from provider organizations.

         As an HMO, Health Plans is required to provide unlimited "basic health care services" to its members. These services include: physician services; inpatient hospital services; outpatient medical services; worldwide emergency health care services; diagnostic laboratory services; diagnostic and therapeutic radiological services; and preventative health care services, including, but not limited to, voluntary family planning services, infertility services, periodic physical examinations, prenatal obstetrical care, and "well-child" care. "Basic health care services" do not include dental care, mental health services or experimental procedures. Health Plans is permitted to offer supplemental benefits, such as podiatric care, mental health services, substance abuse treatment, home health services, prescription drugs and physical therapy services.

         An HMO may not cancel or refuse to renew the coverage of a member because of health status or requirements for health care services. Each HMO is also required to hold an annual open enrollment period, during which individuals may enroll without regard to their health status or health care requirements.


         Health Plans is required by Ohio to maintain a net worth of at least 10% of its liabilities, subject to a minimum net worth of $1.7 million. Health Plans is also required to maintain a deposit with the Superintendent of Insurance of $400,000. Health Plans is subject to periodic review and audit by the ODI. State insurance law governs the types of investments an HMO may make.



INDIANA. To obtain a certificate of authority as an HMO, Health Plans was required to file a detailed description of its proposed service area, plan of operations, provider network, financial feasibility plan, and governance, in addition to filing financial statements. Subject to certain limitations established by the Commissioner of Insurance, it remains under a continuing obligation to file with, and obtain the approval of, the Commissioner of Insurance for any major modification of its operations, as described in its application. Additionally, its evidences of coverage, rates, contracts with providers and solicitation documents are subject to review and approval by the Commissioner of Insurance.


         As an HMO, Health Plans is required to provide unlimited "basic health care services" to its members, when "medically necessary." These services include: preventive care; inpatient and outpatient hospital and physician care; diagnostic laboratory care; diagnostic and therapeutic radiological services; and emergency care. "Basic health care services" do not include: mental health services; substance abuse treatment; dental services; vision services; and long-term rehabilitation treatment. An HMO may offer additional health care services beyond the required "basic health care services." In addition, mammography screening is a required service, subject to certain age conditions and frequency limitations.


         Indiana has a variety of alternative measures for calculating an HMO's required minimum net worth. Under the various alternatives, Health Plans is required to maintain a minimum net worth of approximately $13.7 million at December 31, 1996. Indiana also has a deposit requirement of $250,000, but this requirement is satisfied by Health Plans maintaining $400,000 on deposit with the State of Ohio. Health Plans is subject to periodic review and audit by the Indiana Department of Insurance. State insurance law governs the types of investments an HMO may make.



KENTUCKY. Kentucky's HMO law is intended to complement the federal Health Maintenance Organization Act of 1973, as amended (the "Federal Act"). Kentucky's HMO code and regulations are not intended to be in conflict with the Federal Act and the regulations thereunder. It is not clear, however, if the Kentucky HMO code adopts the requirements of the Federal Act.

         To obtain a certificate of authority as an HMO in Kentucky, Health Plans was required to file a detailed description of its proposed plan of operations, provider network, finances and governance. It remains under a continuing obligation to file with, and obtain the approval of, the Commissioner of Insurance for any major modification of its operations, as described in its application. Additionally, its evidences of coverage, rates, advertisements and solicitation documents are subject to review and approval by the Commissioner of Insurance.


         Kentucky requires every HMO health plan to provide coverage for: a newly-born child from the moment of birth without positive enrollment; low-dose mammography screening meeting certain minimum standards; and medically necessary procedures to correct temporomandibular joint disorders and craniomandibular jaw disorders, where the HMO contract provides coverage for surgical or non-surgical treatment of skeletal disorders.

         Kentucky requires every group HMO health plan to offer the master policyholder the option to purchase the following coverages: a specified minimum treatment for alcoholism; inpatient and outpatient treatment of mental illness, at least to the same extent and degree as coverage for the treatment of physical illnesses; routine nursing care for a well newly-born child for up to five days in a hospital nursery where the group policy provides maternity benefits; a minimum of 60 days of home health care each year; and long-term health care. The master policyholder is not required to purchase any of these group coverages.

         An HMO may not cancel or refuse to renew the coverage of a member because of his or her health status or requirements for health care services. Each HMO is also required to hold an annual open enrollment period, during which qualified individuals may enroll without regard to their health status or health care requirements.


         Health Plans is required by Kentucky to maintain a net worth of $1.25 million. Kentucky also has a $500,000 deposit requirement, $250,000 of which is satisfied by the funds Health Plans maintains on deposit with the State of Ohio. Health Plans is subject to periodic review and audit by the Kentucky Department of Insurance. State insurance law governs the types of investments an HMO may make.


Health Care Reform

FEDERAL REFORM. In response to the continued escalation of health care costs, and in an effort to protect the Medicare trust fund, numerous packages aimed at reforming the Medicare program have been introduced in Congress. If Medicare spending persists at its current level, the Medicare trust fund is expected to be insolvent shortly after the year 2000. Current Republican and Democratic reform proposals are structured to encourage Medicare-eligible individuals to join managed care organizations, thereby reducing costs to the Medicare program. Not all reform proposals, however, would operate in favor of managed care companies. Certain reforms propose revisions to the current capitation rate methodology and could result in lower reimbursement amounts for managed care companies and their participating providers. Other reforms could result in an increase in competition for the limited pool of health care dollars from Medicare beneficiaries. The current proposals for federal legislation are expected to undergo significant revisions prior to approval and implementation. The Company cannot predict what effect, if any, these proposals will have on Health Plans if and when enacted. No assurance can be given, however, that enactment of any federal and/or state health care reforms will not have a material adverse effect on Health Plans' business.

MANAGED CARE LEGISLATION. A number of legislative initiatives have been proposed at the state and federal levels, the effect of which would be to limit certain arrangements used by managed care organizations to control the cost and to enhance the quality of the medical care provided to their members. These legislative initiatives, which include proposals labeled by their proponents as "any willing provider," "patient protection" and "freedom of choice" acts, typically attempt to protect specific classes of providers from competition. To date, Kentucky is the only state in which Health Plans currently operates that has adopted legislation of this nature affecting HMOs. There is no assurance that similar managed care initiatives will not be adopted in the other states in the future.


KENTUCKY. In 1994, Kentucky adopted a health reform act (the "Reform Act") that has had, and is expected to continue to have, a wide-ranging effect on the delivery and funding of health care in that state. Among its many provisions, the Reform Act requires all insurers (including HMOs) to offer only certain standard plans in an effort to make it easier for purchasers to compare competing plans. The Reform Act requires insurers and HMOs to offer and issue the basic health benefit plan on a "guaranteed-issue" basis, which means that no applicant can be turned down except for nonpayment of premiums, thereby requiring all carriers to issue coverage to each member of a group and to each individual who applies, regardless of the individual's health. The Reform Act further subjects all carriers to a limited "portability" requirement, with the result that if a member switches plans, the new plan generally may not impose new pre-existing condition limitations. (These reforms are very similar to those subsequently required by HIPAA.) Insurers and HMOs must also use a "modified community rating methodology" to determine premiums for all health benefit plans issued or renewed to employers with 50 employees or less, individuals, and participants in the Alliance described below. The Reform Act further establishes pricing parameters which have the potential of limiting the amount of rate increase a carrier may be able to implement without completing a rate hearing process, thereby potentially limiting the opportunity for the carrier to achieve an appropriate premium. In addition, the Reform Act incorporates an "any willing provider" provision, which prohibits discrimination against any provider located within the geographic coverage area of the plan who is willing to meet the health plan's terms and conditions of participation. The Reform Act also creates an exclusive, statewide health care coverage purchasing alliance (the "Alliance") in which all state government employers are required to participate. Individuals and county and local employers with 50 employees or less are eligible to participate if they wish. Employees and individuals who obtain their health coverage through the Alliance are able to choose from any of the carriers certified by the Alliance as accountable health plans.

         Health Plans was certified as an accountable health plan, but voluntarily left the Alliance in 1996 rather than agreeing to bring its rates below the threshold established by the Alliance. Dropping its rates to the level required by the Alliance would likely have resulted in inadequate premium rates to Health Plans. Leaving the Alliance resulted in the Company's loss of approximately 3,200 members during January 1996.

OHIO. Ohio has a number of currently pending legislative proposals, including "any willing provider" provisions, bills mandating coverage of certain benefits or benefit levels, and bills regulating HMOs' conduct. One such bill is the Health Plan Standardization Act, drafted by the Ohio State Medical Association. This proposed legislation sets forth strict processes to which HMOs must adhere when dealing with provider contracting and credentialing and performing utilization review and quality assurance procedures.

INDIANA. The Indiana legislature considered several bills which would have affected the operations of HMOs. The majority of these bills involved allowing direct access of members to certain medical specialists, extending mental health parity and providing state tax credits to businesses which offer mental health benefits, and mandating specific grievance procedures for member complaints. The legislature adjourned, however, without passing any significant new restrictions on managed care.


EMPLOYEES

         As of June 1997, the Company had approximately 550 employees, none of whom are subject to a collective bargaining agreement. The Company believes that its employee relations are good.


                                   PROPERTIES

         As of June 1997, the Company leased approximately 129,000 square feet of office space in Cincinnati, Ohio, which serves as the Company's corporate offices, and approximately 5,900 square feet of office space in Dayton, Ohio. In June 1997, the lease arrangement for the majority of the Company's office facilities was extended until April 1999.


                                LEGAL PROCEEDINGS

         The Company is routinely involved in litigation matters arising in the normal course of business. Management believes, based upon the advice of counsel, that these actions and proceedings and losses, if any, resulting from the final outcome thereof, will not be material in the aggregate to the Company's consolidated financial position. See Notes 5 and 11(b) of Notes to Consolidated Financial Statements for the year ended December 31, 1996.

                         MARKET FOR THE COMPANY'S COMMON
                     EQUITY AND RELATED SHAREHOLDER MATTERS


         There is no established public trading market for the Common Shares nor published quotations related to the Common Shares. Any trades of the Common Shares are on an individually negotiated basis between eligible investors. To the Company's knowledge, which is not complete, there have been a limited number of trades in the Company's Common Shares since May 1996, negotiated among eligible investors, at approximately $10.00 per share. The Shareholder Agreement between the Company and the Foundation prohibits the Company from paying dividends on its Common Shares until after March 15, 2001, unless certain specific events, as defined in the Shareholder Agreement, occur prior to that date. To date, no dividends have been paid. See Note 3 of Notes to Consolidated Financial Statements for the year ended December 31, 1996.



         As of September 10, 1997, there were 1,076 shareholders of record of the Common Shares, consisting of 1,075 eligible investors and the Foundation.

                             SELECTED FINANCIAL DATA

                                       1996          1995            1994            1993           1992
                                       ----          ----            ----            ----           ----
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA AND OPERATING STATISTICS)

STATEMENT OF OPERATIONS DATA:
 Premium revenue                    $ 276,609      $ 267,127       $ 247,330       $ 246,233      $ 226,819
  Management services revenue          13,277         15,124          10,174           3,042          2,206
  Other operating revenue               1,941            589           1,562              60             21
                                    ---------      ---------       ---------       ---------      ---------
    Total operating revenue           291,827        282,840         259,066         249,335        229,046

  Investment income (loss), net         5,692         12,385            (464)          5,824          5,134
  Settlement expense (1)                   --         28,000              --              --         19,035
  Net income (loss)                     4,876        (15,353)         13,517          23,385          4,941

  Earnings per common share               .34
  Pro forma earnings per common
   share (2)                                             .50

BALANCE SHEET DATA:
   Total assets                     $ 149,788      $ 147,187       $ 128,334       $ 110,921      $  88,608
   Shareholders' equity                50,552         34,529          49,036          35,519         12,134

OPERATING STATISTICS:
 Medical-expense ratio (3)               85.2%          85.9%           82.3%           81.2%          82.2%


  Members at end of year:
   Prepaid
    Commercial                        198,076        192,596         162,142         155,059        150,111
    Medicaid (4)                           --         12,138           7,064           6,453          5,252
                                    ---------      ---------       ---------       ---------      ---------
                                      198,076        204,734         169,206         161,512        155,363
   Self-funded                         85,050         88,577          85,916          19,536         18,021
                                    ---------      ---------       ---------       ---------      ---------
      Total                           283,126        293,311         255,122         181,048        173,384
                                    =========      =========       =========       =========      =========
--------------

(1) Relates to the settlement of the THOMPSON litigation. See Note 5 of Notes to Consolidated Financial Statements for the year ended December 31, 1996.


(2) Through September 30, 1995, the Company operated as a social welfare organization under Section 501(c)(4) of the Internal Revenue Code and, except for its for-profit subsidiary, accordingly, was not subject to federal income taxes or certain accounting standards applicable to for-profit entities. The pro forma earnings per common share is based upon 13,500 issued and outstanding common shares and the Company's net income after giving effect to (i) the estimated provision for income taxes that would have been reported in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" had the Company filed income tax returns as a for-profit corporation;
         (ii) the application of Statement of Financial Accounting Standards No. 115, "Accounting for Investments in Certain Debt and Equity Securities" to the accounting for marketable securities; and (iii) a reduction in other expenses of $28,000 relating to the settlement of the THOMPSON litigation. The pro forma tax provision is based on an assumed effective tax rate of 35.5%. See Note 12(a) of Notes to Consolidated Financial Statements for the year ended December 31, 1996.

(3) Calculated as total health care services expense as a percentage of premium revenue, this ratio indicates the percentage of premium revenues expended on providing total health care services to the Company's members.


(4) Effective June 30, 1996, the Company assigned its Medicaid provider agreement with the Ohio Department of Human Services to another health maintenance organization, and no longer serves Medicaid members. See
         Note 4 of Notes to Consolidated Financial Statements for the year ended December 31, 1996.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                     INTERIM

                   (In thousands, except member and PMPM data)

OVERVIEW

THREE MONTHS ENDED JUNE 30, 1997
--------------------------------
         During the three months ended June 30, 1997 (the "1997 quarter"), the Company generated net income of $1,892, as compared to $4,099 for the corresponding prior year quarter (the "1996 quarter"). Comparisons of the 1997 and 1996 quarterly results were significantly impacted by the following transactions:

         1997 Quarter
         ------------
         -        a $1,412 reduction in health care services expense (physician
                  - $1,212; hospital - $200) recorded, due to revising estimates of the net amount incurred in connection with the Company's risk/reward sharing arrangements with providers, a significant portion of which related to the first quarter of 1997;

         - a $788 refinement downward of the Company's estimates of hospital services expenses which related to periods prior to the 1997 quarter; and

         - $521 of other operating revenue recorded in connection with processing the run-out of claims for a large self-funded employer group whose administrative services management agreement with the Company expired on March 31, 1997.

        1996 Quarter
        ------------
         - $4,554 pre-tax gain on the June 30, 1996 assignment of the Company's Medicaid contract; and

         - $540 earned in connection with the risk sharing agreement with the Company's pharmacy vendor.

         An increase in member months and premium rates resulted in the Company experiencing a 6.9% increase in premium revenue from prepaid commercial products compared to the 1996 quarter. Management services revenue decreased 16.8%, reflecting a 42.5% decrease in member months for the Company's self-funded products, as further discussed below, partially offset by administrative fee rate increases which took effect during the first half of 1997. The Company also experienced an improvement in overall health care services expense levels in the 1997 quarter. These trends, as well as a retention rate of approximately 91% for groups renewing during the first six months of 1997, were achieved in an increasingly competitive environment within the Company's service area. The aforementioned prepaid commercial membership growth, rate increases and improved health care service expense levels combined with the following partially offsetting factors to yield $1,766 of operating income for the 1997 quarter, as compared to an operating loss of $410 for the 1996 quarter:

         - loss of premium revenues recognized from the Company's Special Health Medicaid product upon assignment of the Medicaid contract -- gross margin of $688 generated during the 1996 quarter;

         -        decreased self-funded membership, as discussed below;

         - continuation of industry-wide health care cost inflation trends; and

         - gross margin contributed by the Company's managed Medicare ("Senior Health") product and revenues from the Workers' Compensation product, both of which began covering their first member/covered life in March 1997, more than offset by approximately $3,090 of administrative expenses related to such new products and the continuing expansion efforts into the Dayton, Ohio service area.

                  It is anticipated that these new products, as well as the service area expansion, will continue to negatively impact operating income for the year ending December 31, 1997, offsetting otherwise anticipated profitable operations for the Cincinnati Commercial Health Plan.


SIX MONTHS ENDED JUNE 30, 1997
------------------------------
         During the six months ended June 30, 1997 (the "1997 period"), the Company generated net income of $1,530, compared to $1,705 in the corresponding prior year period (the "1996 period"), and operating losses of $190 and $3,954 were reported in each of the respective periods. These comparative results can primarily be attributed to the year-to-date effects of the factors previously noted in the discussion of quarterly results.

RESULTS OF OPERATIONS

         The following table sets forth selected operating data, expressed as a percentage of total operating revenues and/or on a PMPM basis, selected member data and medical-expense ratios:

                                          THREE MONTHS ENDED           SIX MONTHS ENDED
                                               JUNE 30,                      JUNE 30,
                                           1997       1996          1997              1996
                                           ----       ----          ----              ----
OPERATING REVENUES:
Premiums                                    94.6%       94.6%          94.5%            94.9%
Management services revenue                  3.9         4.6            4.6              4.6
Other                                        1.5          .8             .9               .5
                                        --------    --------     ----------       ----------
         Total                             100.0       100.0          100.0            100.0
                                        --------    --------     ----------       ----------

OPERATING EXPENSES:
Health care services                        78.1        81.8           78.9             83.4
Selling, general and administrative         19.5        18.7           21.2             19.3
                                        --------    --------     ----------       ----------
         Total                              97.6       100.5          100.1            102.7
                                        --------    --------     ----------       ----------

Operating income (loss)                      2.4         (.5)           (.1)            (2.7)
Investment income, net                       1.7         1.3            1.8              1.4
Gain on assignment of Medicaid
  contract                                    --         6.1             --              3.1
                                        --------    --------     ----------       ----------
Income before income taxes                   4.1         6.9            1.7              1.8
Provision for income taxes                   1.6         1.4             .6               .7
                                        --------    --------     ----------       ----------
Net income                                   2.5%        5.5%           1.1%             1.1%
                                        ========    ========     ==========       ==========

MEDICAL-EXPENSE RATIO*                      82.6%       86.5%          83.5%            87.9%

PMPM DATA:
Premium revenue
  Commercial                            $ 119.01    $ 114.39     $   118.34       $   114.19
  Medicare                                381.52          --         381.52               --
  Medicaid                                    --      138.53             --           138.97
Management services revenue                19.18       13.26          17.54            13.17
Health care services expense               98.61      100.31          99.00           101.75
Selling, general and
  administrative expense                   19.63       16.12          20.05            16.47

MEMBER MONTHS:
Prepaid
  Commercial                             587,421     571,873      1,171,947        1,142,941
  Medicare                                   952          --            952               --
  Medicaid                                    --      38,684             --           77,496
                                        --------    --------     ----------       ----------
                                         588,373     610,557      1,172,899        1,220,437
Self-funded                              149,192     259,387        381,613          520,992
                                        --------    --------     ----------       ----------
         Total                           737,565     869,944      1,554,512        1,741,429
                                        ========    ========     ==========       ==========

* Health care services expense as a percentage of premiums.

THREE MONTHS ENDED JUNE 30, 1997 COMPARED TO THREE MONTHS ENDED JUNE 30, 1996

Premium Revenue
         The 0.7% decrease in premium revenue during the 1997 quarter results primarily from the assignment of the Company's Special Health Medicaid contract. Excluding Medicaid premium revenues of $5,359 from the 1996 quarter, premium revenues for the 1997 quarter increased 7.4% over the same period last year. This increase is primarily attributable to a 2.7% increase in prepaid commercial member months and a 4.0% increase in the weighted average PMPM premium for such products, reflecting a recently improved pricing environment compared to flat or decreasing pricing during 1996. Additionally, the Company recorded premium revenues of $363 during the second quarter of 1997 related to its new Senior Health Medicare product.

Management Services Revenue
         The 16.8% decrease in management services revenue from self-funded employer groups results primarily from the combined effects of the March 31, 1997 expiration of the Company's administrative services management agreement with a significant employer group and an approximate 22% decrease in the membership of a large self-funded employer group which, consistent with the July 1996 announcement of its multi-year renewal commitment, opted to offer its employees, as an additional option, a competitor's managed care plan as of January 1, 1997. The impact of the loss of self-funded membership was partially offset by 1997 rate increases, as evidenced by the 44.6% increase in management services revenue on a PMPM basis.

Other Operating Revenue
         The nearly two-fold increase in other operating income is attributable to 1) the $521 earned during the 1997 quarter for processing the run-out of claims for the former self-funded employer group referred to above; 2) $113 of revenue generated in the 1997 quarter by the Company's new Workers' Compensation product; and 3) $175 earned in connection with the risk sharing agreement with one of the Company's large self-funded employer groups. The 1996 quarter included $540 earned in connection with the risk sharing agreement with the Company's pharmacy vendor versus $189 earned in the 1997 quarter.

Health Care Services Expense
         The 5.3% decrease in total health care services expense during the 1997 quarter reflects 1) the assignment of the Medicaid contract, which had higher PMPM medical expenses relative to commercial membership; 2) a .3% decrease in physician expenses on a PMPM basis; 3) a 7.1% decrease in hospital expenses on a PMPM basis; and 4) an 8.2% increase in pharmacy expenses on a PMPM basis, resulting primarily from continued industry-wide drug cost inflation and slightly higher utilization levels.

In addition to the Medicaid contract assignment, the decreases in PMPM physician and hospital expenses result in large part from the net effects of:

         Physician
         ---------
         - increased health care professional services utilization levels;
         - decreased average cost per service resulting from changes in the mix of service provided; and
         - a reduction in the estimated amount incurred in connection with the Company's risk/reward sharing arrangements with health care professionals.

         Hospital
         --------
         -        increased utilization and decreased cost per service;
         - a decrease in hospital service reimbursement rates paid to certain core hospitals;
         - an increase in amounts earned in connection with the Company's hospital risk/reward sharing arrangements, due to the hospitals' performance against established cost of hospital services and quality targets; and
         - a refinement downward in the 1997 quarter of the Company's estimates of hospital claims expense recorded prior to the quarter.

         As a result of the 1.7% decrease in health care services expense on a PMPM basis, in conjunction with the 3.0% increase in the weighted average PMPM premium, the Company's medical-expense ratio decreased to 82.6% in the 1997 quarter from 86.5% in the 1996 quarter.

Selling, General and Administrative Expenses
         The 3.3% increase in expenses for selling, general and administrative costs in the 1997 quarter reflects the continued impact of expenses incurred for investment in new products and geographic expansion, including approximately $3,090 of expenses incurred in connection with the previously discussed Senior Health and Workers' Compensation products and expansion into the Dayton Service Area -- an approximate $2,515 increase in such expenses over the 1996 quarter. Increased expenses are substantially comprised of 1) advertising and printed materials, primarily related to the new products and service area expansion; and
2) higher computer software amortization. Partially offsetting these increases were reductions in 1) compensation, reflecting the net effects of an approximate 4% reduction in employees since the 1996 quarter, salary increases in the normal course of business and a shift in the relative mix of the Company's workforce; and 2) a refinement downward of certain expenses estimated in prior periods.

Investment Income
         During the 1997 quarter, the Company experienced a 28.3% increase in investment income compared to the 1996 quarter. This period-over-period increase can primarily be attributed to an increase in the average outstanding cash, cash equivalent and investment portfolio balance, due largely to the proceeds from the May 1, 1996 stock offering and the June 30, 1996 assignment of the Special Health Medicaid contract and, to a lesser extent, higher short-term interest rates in 1997.

Income Tax Expense
         Income tax expense has been recorded at the rate applicable to the Company, currently estimated at an effective tax rate of approximately 38%. This rate may ultimately be adjusted based upon 1997 full year results.


SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

         With the exception of certain factors noted in the analysis of health care services expense below, the majority of the factors discussed in the quarter-to-quarter analysis were also the primary factors contributing to the results for the 1997 period, as compared to the 1996 period. Accordingly, the trends between the 1997 and 1996 year-to-date results are consistent in all material respects with the previously analyzed quarter-to-quarter trends.

Health Care Services Expense
         The 6.5% decrease in total health care services expense during the 1997 period reflects 1) the assignment of the Medicaid contract, which had higher PMPM medical expenses relative to commercial membership; 2) a 1.8% decrease in physician expenses on a PMPM basis; 3) a 9.2% decrease in hospital expense on a PMPM basis; and 4) a 12.7% increase in pharmacy expenses on a PMPM basis, resulting primarily from continued industry-wide drug cost inflation and slightly higher utilization levels.

         In addition to the Medicaid contract assignment, the decreases in PMPM physician and hospital expenses result in large part from the net effects of:

         Physician
         ---------
         - increased health care professional services utilization levels;
         - decreased average cost per service resulting from changes in the mix of service provided; and
         - a reduction in the estimated amount incurred in connection with the Company's risk/reward sharing arrangements with health care professionals.

         Hospital
         --------
         -        increased utilization and decreased cost per service;
         - a decrease in hospital service reimbursement rates paid to certain core hospitals;
         - a year-to-date decrease in amounts earned in connection with the Company's hospital risk/reward sharing arrangements, due to the hospitals' performance against established cost of hospital services and quality targets; and
         - a refinement downward in the 1997 period of the Company's prior years' estimates of hospital claims expense.

         As a result of the 2.7% decrease in health care services expense on a PMPM basis, in conjunction with the 2.4% increase in the weighted average PMPM premium, the Company's medical-expense ratio decreased to 83.5% in the 1997 period from 87.9% in the 1996 period.


FINANCIAL CONDITION

         Net cash totaling $4,251 was used in operations during the first six months of 1997, resulting primarily from the net activity in certain of the Company's balance sheet components since year-end 1996. Most significant were 1) a $5,480 net decrease in medical costs payable, reflecting the combined impact of claims payments made since year-end 1996 and the refinement downward in 1997 of the Company's prior years' estimates of hospital claims; 2) a $3,613 decrease in premiums receivables, due in large part to the timing of receiving payments of amounts due; and 3) a $3,268 net decrease in provider risk pool liabilities, reflecting the combined impact of the Company's payment during the 1997 period of amounts owed under the risk/reward sharing arrangements for 1996 and the year-to-date accumulation of amounts owed under such arrangements for the current year. In addition, $4,161 of cash was used by investing activities during the six-month period, reflecting the net cash impact of investment portfolio transactions and capital expenditures.

         As of June 30, 1997, the Company's investment portfolio was comprised of debt securities (75.3%), equity-based mutual funds (14.0%) and fixed income mutual funds (10.7%), all of which are available to meet current obligations and classified as securities available-for-sale in the accompanying Consolidated Balance Sheet. Favorable market conditions resulted in unrealized gains on the investment portfolio totaling $888, net of taxes, as of June 30, 1997 compared to unrealized losses totaling $21 as of December 31, 1996. Such net unrealized gains and losses are reflected as a separate component of equity in the accompanying Consolidated Balance Sheets. The Company believes that its cash and cash equivalents, investment portfolio and the $15,000 available under its debt facility will be sufficient to fund its liquidity needs for at least the next twelve months.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                     ANNUAL

                   (In thousands, except member and PMPM data)

OVERVIEW

         During 1996, the first full year the Company operated as a taxable, for-profit company, net income of $4,876 was generated, as compared to a $15,353 net loss in 1995 and net income of $13,517 in 1994. See Note 1 of Notes to Consolidated Financial Statements for the year ended December 31, 1996 regarding the Company's October 1, 1995 restructuring (the "Restructuring"). Comparisons of the 1996 and 1995 year-to-year results were significantly impacted by the following transactions not related to operations:

         1996
         ----
         - Recognition of a $4,554 gain on the assignment of the Company's Medicaid contract with the Ohio Department of Human Services.

         1995
         ----
         - Recording of a $28,000 settlement expense in accordance with the THOMPSON litigation settlement agreement as a result of the Restructuring.

         - Receipt of a $3,350 payment in connection with the termination of an agreement with another managed care entity.

         Operating in an increasingly competitive environment and following two years of flat or decreasing premium rates, the Company experienced a $2,473 operating loss during 1996, as compared to a $3,088 operating loss in 1995 and operating income of $13,981 in 1994. Despite certain factors which contributed positively to operating results in this competitive environment, most notably 1) a 5.0% increase in member months for prepaid commercial products; 2) a modest increase in average premium rates for fully-insured groups renewing during the year; and 3) an approximate $5,875 decrease in the amount incurred in connection with the Company's hospital risk/reward sharing arrangements, due to the hospitals' performance against established cost of hospital services and quality targets, 1996 operating results reflect the offsetting effects of the following factors:

         - loss of premium revenues recognized from the Company's Special Health Medicaid product as a result of the June 30, 1996 assignment of the Medicaid contract;

         - 6.7% decrease in self-funded membership, resulting largely from the downsizing activities of two large self-funded employer groups;

         - increased health care professional services utilization levels and drug costs compared to 1995; and

         - continued industry-wide health care cost inflation trends, particularly costs of pharmacy benefits.


         Finally, results reflect selling, general and administrative expenditures related to servicing membership growth, developing new products and expanding into a new geographic market, variations in the Company's net investment income and the recognition of a tax provision in 1996.

RESULTS OF OPERATIONS

         The following table sets forth selected operating data, expressed as a percentage of total operating revenues and/or on a PMPM basis, selected member data and medical-expense ratios:

                                                          YEARS ENDED DECEMBER 31,
                                                    1996            1995             1994
                                                    ----            ----             ----

OPERATING REVENUES:
Premiums                                              94.8%            94.4%            95.5%
Management services revenue                            4.5              5.4              3.9
Other                                                   .7               .2               .6
                                                ----------       ----------       ----------
         Total                                       100.0            100.0            100.0
                                                ----------       ----------       ----------

OPERATING EXPENSES:
Health care services                                  80.7             81.1             78.6
Selling, general and administrative                   20.1             20.0             16.0
                                                ----------       ----------       ----------
         Total                                       100.8            101.1             94.6
                                                ----------       ----------       ----------

Operating income (loss)                                (.8)            (1.1)             5.4
Investment income, net                                 1.9              4.4              (.2)
Other non-operating income (expense)                   1.6             (8.7)              --
                                                ----------       ----------       ----------
Income (loss) before income taxes                      2.7             (5.4)             5.2
Provision for income taxes                             1.0               --               --
                                                ----------       ----------       ----------
Net income (loss)                                      1.7%            (5.4%)            5.2%
                                                ==========       ==========       ==========

MEDICAL-EXPENSE RATIO*                                85.2%            85.9%            82.3%

PMPM DATA:
Premium revenue
  Commercial                                    $   114.46       $   114.25       $   123.49
  Medicaid                                          138.97           138.44           140.96
Management services revenue                          12.84            13.64            13.16
Health care services expense                         98.15            99.08           102.27
Selling, general and administrative expense          17.10            16.49            15.00

MEMBER MONTHS:
Prepaid
  Commercial                                     2,322,619        2,211,676        1,908,301
  Medicaid                                          77,496          104,367           82,753
                                                ----------       ----------       ----------
                                                 2,400,115        2,316,043        1,991,054
Self-funded                                      1,033,915        1,108,694          772,826
                                                ----------       ----------       ----------
         Total                                   3,434,030        3,424,737        2,763,880
                                                ==========       ==========       ==========

* Health care services expense as a percentage of premiums.


1996 COMPARED TO 1995

Premium Revenue
         The 3.5% increase in premium revenue during 1996 reflects 1) the June 30, 1996 assignment of the Company's Medicaid contract, on which approximately $10,770 of premiums were recognized during 1996 prior to assignment, as compared to approximately $14,450 during 1995; 2) a 5.0% increase in member months for the Company's prepaid commercial products; and 3) a .2% increase in the weighted average PMPM premium on prepaid commercial products. The slight increase in weighted average PMPM premium on prepaid commercial products primarily can be attributed to the effects of the modest average increase in premium rates on 1996 renewals being substantially offset by the effects of continued migration of the customer base to the Company's more cost-effective products and benefit structures.

Management Services Revenue
         The 12.2% decrease in management services revenue from self-funded employer groups results primarily from the combined effects of the 6.7% decrease in self-funded membership, due largely to the downsizing activities of two large self-funded employer groups and the net effects of retroactive rate adjustments with a self-funded employer group negotiated during 1996 and 1995.

         In September 1996, the Company was informed by a customer accounting for approximately 33% of the Company's total self-funded members that the health care services management agreement between the Company and the customer, which expires March 31, 1997, would not be renewed. Management services revenue received from the customer during 1996 and 1995 totaled approximately $3,850 and $4,400, respectively. Contributions to operating income from the contract have historically not been material to the Company's total results of operations due to the operating expenses associated with the administration of the contract and providing services to the customer's members.

         In July 1996, the Company was successful in receiving a commitment for the renewal of a multi-year contract, which began January 1, 1997, with an existing customer that accounts for approximately 39% of the Company's total self-funded members. While the customer opted to also offer another competitor's managed care plan, the Company retained approximately 78% of its existing membership base from this customer.

Other Operating Revenue
         The increase in other operating revenue reflects increases in the amounts earned in connection with risk/reward sharing arrangements with two vendors ($540 related to the Company's pharmacy benefit administrator for the contract year ended May 1996 and $486 related to the Company's out-of-area coverage provider) and net increases in revenue from various miscellaneous sources.

Health Care Services Expense
         The 2.7% increase in total health care services expense during 1996 reflects 1) a 3.6% increase in prepaid member months, including a 25.7% decrease in member months related to the Company's former Medicaid product as a result of the assignment of the contract on June 30, 1996; 2) a 2.1% increase in physician expenses on a PMPM basis; 3) a 7.1% decrease in hospital expenses on a PMPM basis; and 4) a 7.8% increase in pharmacy services costs on a PMPM basis, resulting largely from continued industry-wide drug cost inflation.

         The 2.1% increase in PMPM physician expenses reflects the net effects of:

         - increased health care professional services utilization levels and relatively stable average cost per service; and

         - refinement downward of the Company's estimate of physician claims expense in 1995.

                  The 7.1% decrease in hospital expenses on a PMPM basis can be attributed primarily to the net effects of:

         - negotiation of more favorable terms in the new hospital contracts, which contributed to decreased amounts being incurred in connection with the Company's hospital risk/reward sharing arrangements, due to the hospitals' performance against established cost of hospital services and quality targets;

         - decreased utilization, relatively stable average outpatient cost per service and increased average inpatient cost per service, reflecting the transition of certain less complex services to outpatient settings; and

         - refinement downward of the Company's prior year's estimate of hospital claims expense during 1995.

         As a result of the .9% decrease in health care services expense on a PMPM basis outpacing the less than .1% decrease in the overall weighted average PMPM premium, the Company's medical-expense ratio decreased to 85.2% in 1996 from 85.9% in 1995.

         During the last two quarters of 1996, the Company began implementation of several initiatives designed to decrease health care services expense, particularly the pharmacy expense component. However, there is no assurance that the benefits of such efforts will be realized.


Selling, General and Administrative Expenses
         The 4.0% increase in expenses for selling, general and administrative costs in 1996 largely reflects the continued effect of expenses incurred in connection with infrastructure and new product investments made in order to raise the standard of service provided to current members, to service anticipated membership growth and to manage medical cost inflation effectively. Included are approximately $3,300 of expenses incurred in connection with developing the Company's Medicare and Workers' Compensation products and expanding into the Dayton, Ohio market, none of which generated revenues in 1996. Increased expenses are substantially comprised of 1) compensation, reflecting routine salary adjustments and a 5% net increase in the average number of employees over 1995, largely to support the aforementioned new initiatives; 2) commissions paid to sales brokers, as an increased number of smaller employer groups are being sold through this channel; and 3) depreciation and amortization expense, relating to additional investments in computer hardware and software and payments related to the Company's medical group assistance program. These factors were partially offset by a lower amount of employee incentive compensation recorded in 1996, as compared to 1995, and the fact that 1995 included approximately $1,600 of expenses incurred in connection with the Restructuring.

Investment Income
         During 1996, the Company experienced a $6,693 decrease in net investment income as compared to 1995. This decline can primarily be attributed to 1) a decrease in the average outstanding portfolio balance, due largely to funding the $28,000 THOMPSON litigation settlement escrow account in October 1995; and 2) a $5,628 decrease in net realized gains on investment sales, as the Company liquidated a substantial portion of its investment portfolio during 1995 in preparation for the Restructuring and the THOMPSON litigation settlement payment. As a result of 1995's favorable market conditions, this liquidation gave rise to significant realized gains in 1995.

Other Non-Operating Income (Expense)
         During 1996, the Company recognized a $4,554 gain on the assignment of its Medicaid contract. See Note 4 of Notes to Consolidated Financial Statements for the year ended December 31, 1996.

         The 1995 results included the $3,350 payment received in connection with the termination of an agreement with another managed care entity, representing reimbursement for expenses incurred in 1994 and 1995 for negotiating and implementing infrastructure changes to provide services under the agreement, the cost of negotiating termination of the agreement and an element of compensation for potential lost profits the Company may have realized under the terms of the agreement.

         The 1995 results also included the $28,000 THOMPSON litigation settlement expense recorded in connection with the Restructuring, which stemmed from the 1988 settlement of a judgment against the Company.

Income Tax Expense
         Income tax expense has been recorded at an effective tax rate of 37.3% in 1996, compared to no expense in 1995. See Note 9 of Notes to Consolidated Financial Statements for the year ended December 31, 1996.

1995 COMPARED TO 1994

Premium Revenue
         The 8.0% increase in premium revenue during 1995 reflects a 16.3% increase in member months for the Company's prepaid products, offset by a 7.1% decrease in the weighted average PMPM premium on such products. The decrease in weighted average PMPM premium on prepaid products can primarily be attributed to the Company's decision to decrease overall premium rates and the continued migration of the customer base to the Company's more cost-effective products and benefit structures.

Management Services Revenue
         The 48.7% increase in management services revenue from self-funded employer groups resulted primarily from the 43.5% increase in self-funded membership.

Other Operating Revenue
         The decrease in other operating revenue reflects a $1,363 decrease in the amount earned in connection with the risk/reward sharing arrangement with the Company's out-of-area coverage provider and net increases in revenue from various miscellaneous sources.

Health Care Services Expense
     The 12.7% increase in total health care services expense during 1995 reflects 1) the 16.3% increase in prepaid member months; 2) an 8.7% decrease in physician expenses on a PMPM basis; 3) a 1.1% increase in hospital expenses on a PMPM basis; and 4) a 5.2% increase in pharmacy services costs on a PMPM basis.

     The 8.7% decrease in PMPM physician expenses resulted in large part from the net effects of:

         -        the mix of frequency and cost of service;
         - a reduction in the estimated amount incurred in connection with the Company's risk/reward sharing arrangements with health care professionals; and
         - refinement of the Company's estimate of physician claims expense.

     The 1.1% increase in hospital expenses on a PMPM basis can be attributed primarily to the net effects of:

         - decreased inpatient utilization, offset by increased inpatient cost per day, increased outpatient utilization and decreased outpatient cost per service;
         - refinement of the Company's estimate of hospital claims expense;
         - a decrease in the level of hospital expenses covered by third parties; and
         - a decrease in expenses incurred in connection with the Company's hospital risk/reward sharing arrangements, due to the hospitals' performance against established cost of hospital services targets.

         As a result of the 7.1% decrease in the weighted average PMPM premium outpacing the 3.1% decrease in health care services expense on a PMPM basis, the Company's medical-expense ratio increased to 85.9% in 1995 from 82.3% in 1994.


Selling, General and Administrative Expenses
         The 36.2% increase in expenses for selling, general and administrative costs in 1995 largely reflects the 23.9% growth in overall member months, the approximate $1,600 of expenses incurred in connection with the Restructuring and the effect of expenses incurred in connection with infrastructure and new product investments made in order to raise the standard of service provided to current members, to service anticipated membership growth and to manage medical cost inflation effectively.


Investment Income
         During 1995, the Company experienced a $12,385 net gain on its investment portfolio, compared to a $464 net loss in 1994. This 1995 net gain reflected the effects of 1) a larger balance of equity securities being held during 1995; and 2) the aforementioned liquidation of a substantial portion of the Company's investment portfolio during 1995 in preparation for the Restructuring and the Thompson litigation settlement payment, which gave rise to significant realized gains.

Other Non-Operating Income (Expense)
         During 1995, the Company recognized the $3,350 and $28,000 non-recurring items discussed in the Overview and the 1996 to 1995 comparative analysis.



FINANCIAL CONDITION

         Reflecting the receipt of net cash proceeds of $12,015 from the May 1996 stock offering and $4,554 from the June 1996 Medicaid contract assignment, the Company's cash and cash equivalents increased $25,975 during 1996. Of this total increase, $9,969 was provided by operations, as compared to $10,637 in 1995. This decrease in cash from operations can largely be attributed to the net effects of the aforementioned decrease in management services revenue and the overall changes in certain of the Company's balance sheet components. See the Consolidated Statements of Cash Flows for the years ended December 31, 1996 and 1995.


         As of December 31, 1996, the Company maintained an investment portfolio with a market value of $70,436 which is available to meet current obligations and is classified as available-for-sale in the accompanying Consolidated Balance Sheet. The available-for-sale investment portfolio was comprised of debt securities (79.6%), equity-based mutual funds (11.5%) and fixed income mutual funds (8.9%) at December 31, 1996. The $17,621 increase in net cash provided by the Company's investing activities in 1996 reflects the assignment of the Medicaid contract and the combined net effects of 1) decreased capital expenditures; 2) the significant level of investment portfolio transactions during 1995 in preparation for the

Restructuring and the THOMPSON litigation settlement payment; and 3) the 1995 funding of such litigation settlement.

         Reflecting the Company's ongoing commitment to upgrade its management information systems, capital expenditures and the portion thereof related to computer hardware and software totaled $2,851 and $2,341, respectively, during 1996, and $6,298 and $3,866, respectively, during 1995. The Company expects to make capital expenditures of approximately $1,280 during 1997, with the majority related to computer hardware and software.

         The Company believes that its cash and cash equivalents, investment portfolio and credit facility will be sufficient to fund its liquidity needs for at least the next twelve months, including capital expenditures and current commitments. See Note 11 of Notes to Consolidated Financial Statements for the year ended December 31, 1996.


INFLATION

         While the rate of inflation has remained relatively stable in recent years, health care costs have been rising at a rate consistent with or above the consumer price index. There are various means available to the Company to reduce the negative effects of inflation, including the adjustment of premium rates. In addition, the effects of inflation on operations are mitigated by the Company's cost control measures and risk/reward sharing arrangements with various health care providers. There is no assurance that the Company's efforts to reduce the impact of inflation will be successful in the future or that future premium rate adjustments will be commensurate with future health care cost increases experienced by the Company.


CAUTIONARY STATEMENT


         The information set forth above may include "forward-looking" information, as defined in the Private Securities Litigation Reform Act of 1995. The CAUTIONARY STATEMENT filed by the Company on November 12, 1996 as part of its Form 10-Q for the period ended September 30, 1996 is incorporated herein by reference, and investors are specifically referred to such CAUTIONARY STATEMENT for a discussion of factors that could affect the Company's operations and "forward-looking" statements contained herein.

                    BENEFICIAL OWNERSHIP OF COMMON SHARES BY
                CERTAIN HOLDERS, DIRECTORS AND EXECUTIVE OFFICERS


         The following table sets forth information, as of September 10, 1997, with respect to (a) each person known by the Company to be the beneficial owner of more than 5% of the Common Shares; (b) each current director of the Company;
(c) each of the five most highly compensated officers in 1996; and (d) all directors and executive officers of the Company as a group.


                                                  AMOUNT AND NATURE OF             PERCENT OF
NAME OF BENEFICIAL OWNER                         BENEFICIAL OWNERSHIP (1)            CLASS
------------------------                         ------------------------            -----

The ChoiceCare Foundation                                13,500,000                   90.89%
One West Fourth Street
Suite 502
Cincinnati, Ohio 45202

Thomas D. Anthony, Esq.                                      14,000(2)                 *
Michael J. Barber, M.D.                                      35,250(2)                 *
Daniel W. Geeding, Ph.D.                                         --                    *
Daniel A. Gregorie, M.D.                                    137,333(2)                 *
Donald E. Hoffman                                                --                    *
James P. Long, Ph.D.                                             --                    *
Janet B. Reid, Ph.D.                                          2,000(3)                 *
Jane E. Rollinson                                            60,250(2)                 *
Donald A. Saelinger, M.D.                                    10,000                    *
Richard G. Santangelo, M.D.                                   4,000                    *
Michael Schmerler, M.D.                                       2,000                    *
Byron J. Smith                                               11,500(2)                 *
Chad P. Wick                                                     --                    *
                                                                                       *
All directors  and  executive  officers as a                267,933(2) (3)             1.8%
group (13 persons)

---------------

     *Percent of class is less than 1%.


(1) The Securities and Exchange Commission has defined "beneficial owner" of a security to include any person who has or shares voting power or investment power with respect to any such security or who has the right to acquire beneficial ownership of any such security within 60 days. Unless otherwise indicated, (i) the amounts owned reflect direct beneficial ownership; and
     (ii) the person indicated has sole voting and investment power.
(2) Includes Common Shares subject to Options under the Stock Incentive Plan. The percentages shown in the foregoing table are calculated on the basis that outstanding shares include Common Shares subject to Options under the Stock Incentive Plan that are exercisable by directors and executive officers within 60 days, in addition to the number of shares actually outstanding. Such amounts are:

              Thomas D. Anthony, Esq.                   10,000         Jane E. Rollinson                  56,250
              Michael J. Barber, M.D.                   31,250         Byron J. Smith                      7,500
              Daniel D. Gregorie, M.D.                 133,333         All directors and executive
                                                                         Officers as a group (13 persons)233,333
(3)  Includes 2,000 shares to which Dr. Reid disclaims ownership; such shares are owned by Dr. Reid's spouse.

                              SHAREHOLDER PROPOSALS

         As described in the Company's proxy statement relating to its 1997 Annual Meeting of Shareholders, in order for proposals of shareholders to be considered for inclusion in the proxy statement for the 1998 Annual Meeting of Shareholders (if the Merger is not consummated), such proposals must have been received by the Secretary of the Company by December 31, 1997.



                                  OTHER MATTERS


                  The Board of Directors has no knowledge of any business to be presented for consideration at the Special Meeting other than as described in this Proxy Statement. Should any such other matters properly come before the Special Meeting or any adjournment thereof, the persons named in the enclosed Proxy will have discretionary authority to vote such Proxy in accordance with their best judgment on such other matters and with respect to matters incident to the conduct of the Special Meeting.

                      CHOICECARE CORPORATION AND SUBSIDIARY
          Index To Unaudited Interim Consolidated Financial Statements



UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
  for the Three Months Ended June 30, 1997 and June 30, 1996..............F-2

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
  for the Six Months Ended June 30, 1997 and June 30, 1996................F-3

UNAUDITED CONSOLIDATED BALANCE SHEETS
  as of June 30, 1997 and December 31, 1996...............................F-4

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
  for the Six Months Ended June 30, 1997 and June 30, 1996................F-5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS................................F-6

                      CHOICECARE CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)
                                   (Unaudited)


                                                         THREE MONTHS ENDED
                                                               JUNE 30,
                                                        1997            1996
                                                        ----            ----

REVENUES:
  Premium revenue                                     $ 70,270        $ 70,777
  Management services revenue                            2,862           3,440
  Other operating revenue                                1,138             638
                                                      --------        --------

         Total Operating Revenues                       74,270          74,855
                                                      --------        --------

EXPENSES:
  Health care services
    Physician services                                  27,454          28,573
    Hospital services                                   21,299          23,780
    Pharmacy services                                    9,269           8,891
                                                      --------        --------
         Total Health Care Services                     58,022          61,244
  Selling, general and administrative expenses          14,482          14,021
                                                      --------        --------
         Total Operating Expenses                       72,504          75,265

OPERATING INCOME (LOSS)                                  1,766            (410)

OTHER INCOME (EXPENSE)
Investment income, net                                   1,287           1,003
Gain on assignment of Medicaid contract                     --           4,554
                                                      --------        --------

INCOME BEFORE INCOME TAXES                               3,053           5,147

PROVISION FOR INCOME TAXES                               1,161           1,048
                                                      --------        --------

NET INCOME                                            $  1,892        $  4,099
                                                      ========        ========



EARNINGS PER SHARE                                    $    .12        $    .29
                                                      ========        ========

WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT
    SHARES OUTSTANDING                                  15,262          14,229
                                                      ========        ========


           The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                      CHOICECARE CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)
                                   (Unaudited)


                                                           SIX MONTHS ENDED
                                                               JUNE 30,
                                                        1997              1996
                                                        ----              ----

REVENUES:
  Premium revenue                                     $ 139,049         $ 141,285
  Management services revenue                             6,694             6,859
  Other operating revenue                                 1,348               761
                                                      ---------         ---------

         Total Operating Revenues                       147,091           148,905
                                                      ---------         ---------

EXPENSES:
  Health care services
    Physician services                                   55,423            58,717
    Hospital services                                    42,114            48,297
    Pharmacy services                                    18,575            17,161
                                                      ---------         ---------
         Total Health Care Services                     116,112           124,175
  Selling, general and administrative expenses           31,169            28,684
                                                      ---------         ---------
         Total Operating Expenses                       147,281           152,859

OPERATING LOSS                                             (190)           (3,954)

OTHER INCOME (EXPENSE)
Investment income, net                                    2,659             2,153
Gain on assignment of Medicaid contract                      --             4,554
                                                      ---------         ---------

INCOME BEFORE INCOME TAXES                                2,469             2,753

PROVISION FOR INCOME TAXES                                  939             1,048
                                                      ---------         ---------

NET INCOME                                            $   1,530         $   1,705
                                                      =========         =========


EARNINGS PER SHARE                                    $     .10         $     .12
                                                      =========         =========

WEIGHTED AVERAGE COMMON AND COMMON
    EQUIVALENT SHARES OUTSTANDING                        15,057            13,865
                                                      =========         =========


           The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                      CHOICECARE CORPORATION AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                   (Unaudited)

                                                           JUNE 30,       DECEMBER 31,
                                                             1997             1996
                                                             ----             ----

ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                $  30,185        $  38,597
  Securities available-for-sale                               75,101           70,436
  Premiums receivable                                          4,202            7,815
  Health care receivables                                      5,618            5,636
  Other current assets                                        11,557           12,489
                                                           ---------        ---------
         Total Current Assets                                126,663          134,973
PROPERTY AND EQUIPMENT, net                                    8,670            9,536
OTHER LONG-TERM ASSETS                                         6,193            5,279
                                                           ---------        ---------
         Total Assets                                      $ 141,526        $ 149,788
                                                           =========        =========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Medical costs payable                                    $  42,780        $  48,260
  Accounts payable and other accrued liabilities              13,679           15,043
  Amounts due to vendor                                        5,338            6,200
  Unearned premiums                                            5,480            5,133
  Provider risk pool liability                                 9,036           12,304
                                                           ---------        ---------
         Total Current Liabilities                            76,313           86,940
LONG-TERM LIABILITIES                                         12,222           12,296
                                                           ---------        ---------
         Total Liabilities                                    88,535           99,236
                                                           ---------        ---------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
  Preferred stock, without par value,
    4,000 shares authorized; none issued                          --               --
  Common stock, without par or stated value,
    45,000 shares authorized; 14,853 shares
    issued and outstanding at June 30, 1997
    and December 31, 1996                                     12,014           12,014
  Net unrealized gains (losses) on securities
    available-for-sale, net of taxes                             888              (21)
  Retained earnings                                           40,089           38,559
                                                           ---------        ---------
         Total Shareholders' Equity                           52,991           50,552
                                                           ---------        ---------
         Total Liabilities and Shareholders' Equity        $ 141,526        $ 149,788
                                                           =========        =========

           The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                      CHOICECARE CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                   (Unaudited)

                                                                         SIX MONTHS ENDED
                                                                             JUNE 30,
                                                                      1997             1996
                                                                      ----             ----

NET CASH FLOWS FROM OPERATING ACTIVITIES                            $ (4,251)        $ (2,298)
                                                                    --------         --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of investments                                   20,352           35,875
  Purchases of investments                                           (23,656)         (30,763)
  Proceeds from assignment of Medicaid contract                           --            5,000
  Purchases of property and equipment                                   (857)          (1,572)
                                                                    --------         --------
         Net cash (used in) provided by investing activities          (4,161)           8,540
                                                                    --------         --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale of common stock, net                                 --           12,025
                                                                    --------         --------

NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS                                                         (8,412)          18,267

CASH AND CASH EQUIVALENTS, beginning of period                        38,597           12,622
                                                                    --------         --------

CASH AND CASH EQUIVALENTS, end of period                            $ 30,185         $ 30,889
                                                                    ========         ========

           The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                      CHOICECARE CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except per share data)
                                   (Unaudited)


NOTE 1.         BASIS OF PRESENTATION
ChoiceCare Corporation (the "Company") is an Ohio for-profit corporation, which is a majority-owned subsidiary of The ChoiceCare Foundation (the "Foundation"), an Ohio not-for-profit corporation (formerly named Tristate Foundation for Health and, prior to that, Midwest Foundation Independent Physicians Association). The Foundation was organized in 1978 as a not-for-profit health maintenance organization.

The consolidated financial statements for the interim periods included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Although certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, management believes that the disclosures are adequate to make the information presented not misleading. Operating results for the interim periods are not necessarily indicative of results for the full fiscal year. It is suggested that these consolidated financial statements and notes be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

Certain reclassifications have been made to the 1996 financial statements to conform with the 1997 presentation.

NOTE 2.         ACCOUNTING POLICIES
The consolidated financial statements presented in this report have been prepared in accordance with the accounting policies described in Note 2 of Notes to Consolidated Financial Statements included in the aforementioned Annual Report on Form 10-K and reflect all adjustments consisting solely of normal recurring adjustments which, in the opinion of management, are necessary for a fair statement of the results of the interim periods presented. While management believes that the procedures followed in the preparation of the consolidated financial statements for the interim periods are reasonable, certain estimated amounts are dependent upon current facts and other information that may change subsequently during the fiscal year.

NOTE 3.          POTENTIAL MERGER TRANSACTION
The Company entered into a definitive Agreement and Plan of Merger with Humana Inc. ("Humana"), dated as of June 3, 1997, under which Humana will pay total consideration of $250,000 in cash for the Company's outstanding common shares and vested stock options, or $16.38 per outstanding share. Closing of the transaction is subject to the approval of the Company's shareholders and the satisfaction of certain conditions, including regulatory approval -- see Note 7. In addition, the transaction is subject to termination, under certain conditions, including if the transaction has not closed on or before January 31, 1998.

Subject to the successful completion of this transaction, Humana has committed to reimburse the Company for transaction-related expenses. The June 30, 1997 Consolidated Balance Sheet reflects a receivable from Humana of $665 for transaction-related expenses.

NOTE 4.         PER SHARE DATA
Earnings per share are based on the weighted average number of shares of common stock outstanding during the periods and the dilutive effect of the assumed exercise of stock options, if any. In calculating the dilutive effect of the assumed exercise of stock options, the market value per outstanding common share was considered to be $16.38 for the period April 1, 1997 to June 30, 1997 in light of the potential transaction discussed in Note 3.

NOTE 5.         LONG TERM STOCK INCENTIVE PLAN
On March 5, 1997, the Company's Board of Directors (the "Board") resolved to grant, subject to certain conditions, no more than approximately 666 stock options during 1997 under the terms of the 1996 Long Term Stock Incentive Plan (the "Stock Incentive Plan"). By resolution dated June 1, 1997, the Board withdrew the March 5, 1997 resolutions concerning options in view of the potential transaction discussed in Note 3, the closing of which will be immediately preceded by the termination of the Stock Incentive Plan without prejudice to holders of the options.

NOTE 6.         COMMITMENTS AND CONTINGENCIES
EMPLOYMENT AGREEMENTS - The Company currently has in effect employment agreements with its executive officers and certain of its other officers which provide for severance or other payments in the event that employment is terminated for reasons other than for cause. In addition, the agreements also contain provisions related to a change in control (as defined in the employment agreements), including lump-sum retention incentive payments that apply if an applicable executive officer or other officer remains employed for a specified period of time after a change in control and, in the agreements of executive officers, lump-sum change in control severance payments in the event of their termination after a change in control. The maximum contingent liability of the Company related to such retention incentive payments and change in control severance payments, pursuant to the employment agreements, is currently estimated (based on 1997 salary levels and targeted incentives) to approximate
1) $3,200 in the event that only retention incentive payments are made; or 2) $7,300 in the event that only change in control severance payments are made in the event of termination.

LITIGATION - The Company is routinely involved in litigation matters arising in the normal course of business. Management believes, based upon the advice of counsel, that these actions and proceedings and losses, if any, resulting from the final outcome thereof, will not be material in the aggregate to the Company's consolidated financial position.

NOTE 7.         SUBSEQUENT EVENTS
CERTAIN REGULATORY MATTERS REGARDING POTENTIAL MERGER TRANSACTION - On July 31, 1997, the Attorney General of the State of Ohio approved the merger transaction discussed in Note 3, and, on August 2, 1997, the period of time for antitrust review of the proposed merger transaction under the federal Hart-Scott-Rodino procedure expired without objection from the Federal Trade Commission or Department of Justice.

                      CHOICECARE CORPORATION AND SUBSIDIARY
                Index To Annual Consolidated Financial Statements


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS.............................. F-10

CONSOLIDATED STATEMENTS OF OPERATIONS for the Years Ended
  December 31, 1996, 1995 and 1994.................................... F-11

CONSOLIDATED BALANCE SHEETS as of December 31, 1996 and 1995.......... F-12

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS'
  EQUITY for the Years Ended December 31, 1996, 1995 and 1994......... F-13

CONSOLIDATED STATEMENTS OF CASH FLOWS for the Years Ended
  December 31, 1996, 1995 and 1994.................................... F-14

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS............................ F-15

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of ChoiceCare Corporation:

         We have audited the accompanying consolidated balance sheets of CHOICECARE CORPORATION AND SUBSIDIARY (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ChoiceCare Corporation and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

         As explained in Note 2 to the financial statements, effective October 1, 1995, the Company changed its method of accounting for investments and income taxes.


                                              ARTHUR ANDERSEN LLP

Cincinnati, Ohio,
February 13, 1997

                      CHOICECARE CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                                 YEARS ENDED DECEMBER 31,
                                                        1996              1995              1994
                                                        ----              ----              ----

REVENUES:
  Premium revenue                                     $ 276,609         $ 267,127         $ 247,330
  Management services revenue                            13,277            15,124            10,174
  Other operating revenue                                 1,941               589             1,562
                                                      ---------         ---------         ---------
         Total Operating Revenue                        291,827           282,840           259,066
                                                      ---------         ---------         ---------

EXPENSES:
  Health care services
    Physician services                                  110,302           104,264            98,159
    Hospital services                                    90,916            94,446            80,338
    Pharmacy services                                    34,349            30,758            25,126
                                                      ---------         ---------         ---------
         Total Health Care Services                     235,567           229,468           203,623
  Selling, general and administrative expenses           58,733            56,460            41,462
                                                      ---------         ---------         ---------
         Total Operating Expenses                       294,300           285,928           245,085
OPERATING INCOME (LOSS)                                  (2,473)           (3,088)           13,981
OTHER INCOME (EXPENSE):
  Investment income (loss), net                           5,692            12,385              (464)
  Gain on assignment of Medicaid contract                 4,554                --                --
  Income from agreement termination                          --             3,350                --
  Settlement expense                                         --           (28,000)               --
                                                      ---------         ---------         ---------

INCOME (LOSS) BEFORE INCOME TAXES                         7,773           (15,353)           13,517

PROVISION FOR INCOME TAXES                                2,897                --                --
                                                      ---------         ---------         ---------

NET INCOME (LOSS)                                     $   4,876         $ (15,353)        $  13,517
                                                      =========         =========         =========


                                                                        UNAUDITED
                                                                        PRO FORMA
                                                                       INFORMATION
                                                                       (NOTE 12(a))

EARNINGS (LOSS) PER COMMON SHARE                      $     .34         $    (.74)
                                                      =========         =========
WEIGHTED AVERAGE COMMON SHARES
    OUTSTANDING                                          14,361            13,500
                                                      =========         =========

           The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                      CHOICECARE CORPORATION AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                  DECEMBER 31,
                                                             1996               1995
                                                             ----               ----
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                $  38,597         $  12,622
  Cash held in escrow                                             --            28,000
  Securities available-for-sale                               70,436            73,009
  Premiums receivable                                          7,815             7,637
  Health care receivables                                      5,636             6,251
  Other current assets                                        12,489             5,545
                                                           ---------         ---------
         Total Current Assets                                134,973           133,064
PROPERTY AND EQUIPMENT, net                                    9,536            10,258
OTHER LONG-TERM ASSETS                                         5,279             3,865
                                                           ---------         ---------
         Total Assets                                      $ 149,788         $ 147,187
                                                           =========         =========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Medical costs payable                                    $  48,260         $  46,754
  Accounts payable and other accrued liabilities              15,043            14,829
  Amounts due to vendor                                        6,200                --
  Unearned premiums                                            5,133             4,104
  Provider risk pool liability                                12,304            15,681
  Settlement liability                                            --            28,000
                                                           ---------         ---------
         Total Current Liabilities                            86,940           109,368
LONG-TERM LIABILITIES                                         12,296             3,290
                                                           ---------         ---------
         Total Liabilities                                    99,236           112,658
                                                           ---------         ---------

COMMITMENTS AND CONTINGENCIES (Note 11)

SHAREHOLDERS' EQUITY:
  Preferred stock, without par value,
    4,000 shares authorized; none issued                          --                --
  Common stock, without par or stated value,
    45,000 shares authorized; 14,853 shares
    issued and outstanding at December 31, 1996
    (13,500 at December 31, 1995)                             12,014                --
  Net unrealized gains (losses) on securities
    available-for-sale                                           (21)              846
  Retained earnings                                           38,559            33,683
                                                           ---------         ---------
         Total Shareholders' Equity                           50,552            34,529
                                                           ---------         ---------
         Total Liabilities and Shareholders' Equity        $ 149,788         $ 147,187
                                                           =========         =========

           The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                      CHOICECARE CORPORATION AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                 (In thousands)


                                       NUMBER OF        COMMON                          RETAINED
                                        SHARES           STOCK            OTHER          EARNINGS           TOTAL
                                        ------           -----            -----          --------           -----
BALANCE, December 31, 1993               13,500        $     --         $     --         $ 35,519         $ 35,519
Net income                                   --              --               --           13,517           13,517
                                       --------        --------         --------         --------         --------
BALANCE, December 31, 1994               13,500              --               --           49,036           49,036
Net unrealized gains on
  securities available-for-sale              --              --              846               --              846
Net loss                                     --              --               --          (15,353)         (15,353)
                                       --------        --------         --------         --------         --------
BALANCE, December 31, 1995               13,500              --              846           33,683           34,529
Sale of common stock                      1,353          12,015               --               --           12,015
Purchase of treasury stock                   --              (1)              --               --               (1)
Net unrealized losses on
  securities available-for-sale              --              --             (867)              --             (867)
Net income                                   --              --               --            4,876            4,876
                                       --------        --------         --------         --------         --------
BALANCE, December 31, 1996               14,853        $ 12,014         $    (21)        $ 38,559         $ 50,552
                                       ========        ========         ========         ========         ========


           The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                      CHOICECARE CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                      YEARS ENDED DECEMBER 31,
                                                               1996              1995              1994
                                                               ----              ----              ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                         $   4,876         $ (15,353)        $  13,517
  Adjustments to reconcile net income (loss)
   to net cash provided by operating activities--
    Loss (gain) on sale of investments                           (308)           (5,936)            3,748
    Gain on assignment of Medicaid contract                    (4,554)               --                --
    Investment valuation reserve                                   --                --             2,243
    Amortization of investment discounts, net                    (542)             (123)             (435)
    Depreciation and amortization                               3,538             2,382             1,298
    Other, net                                                    126               120                70
    Change in--
      Receivables                                                 437             2,008            (9,289)
      Other assets                                             (7,737)           (5,821)               --
      Medical costs payable                                     1,216             6,050             8,387
      Accounts payable and other accrued
        liabilities                                                59             5,444               482
      Amounts due to vendor                                     6,200                --                --
      Unearned premiums                                         1,029            (2,470)            1,490
      Provider risk pool liability                             (3,377)           (5,439)           (1,171)
      Settlement liability                                         --            28,000            (6,125)
      Long-term liabilities                                     9,006             1,775               833
                                                            ---------         ---------         ---------
           Net cash provided by operating activities            9,969            10,637            15,048
                                                            ---------         ---------         ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments to escrow                                               --           (28,000)               --
  Proceeds from sale of investments and
    statutory deposits                                         55,059           224,051           149,096
  Purchases of investments and statutory
    deposits                                                  (53,216)         (203,382)         (160,994)
  Proceeds from assignment of Medicaid contract                 5,000                --                --
  Purchases of property and equipment                          (2,851)           (6,298)           (5,160)
                                                            ---------         ---------         ---------
           Net cash provided by (used in)
            investing activities                                3,992           (13,629)          (17,058)
                                                            ---------         ---------         ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale of common stock, net                      12,015                --                --
  Purchase of treasury stock                                       (1)               --                --
                                                            ---------         ---------         ---------
           Net cash provided by financing activities           12,014                --                --
                                                            ---------         ---------         ---------

NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS                                                   25,975            (2,992)           (2,010)

CASH AND CASH EQUIVALENTS, beginning of year                   12,622            15,614            17,624
                                                            ---------         ---------         ---------
CASH AND CASH EQUIVALENTS, end of year                      $  38,597         $  12,622         $  15,614
                                                            =========         =========         =========

           The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                      CHOICECARE CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except per share data)


NOTE 1.  BASIS OF PRESENTATION
ChoiceCare Corporation (the "Company") is an Ohio for-profit corporation, which is a majority-owned subsidiary of ChoiceCare Foundation (the "Foundation"), an Ohio not-for-profit corporation (formerly named Tristate Foundation for Health and Midwest Foundation Independent Physicians Association). The Foundation was organized in 1978 as a not-for-profit health maintenance organization. The Company was formed to serve as a for-profit holding company for the assets and liabilities relating to the Foundation's managed health care operations. Prior to the Restructuring described below, the Company had no assets or operations.

Pursuant to a Plan of Restructuring (the "Restructuring") adopted by the Board of Trustees of the Foundation on March 10, 1995 and approved by the Foundation's member physicians on May 3, 1995, substantially all of the operating assets and liabilities relating to the Foundation's managed health care operations were transferred to the Company on October 1, 1995 in exchange for all of the issued and outstanding common shares of the Company. The Foundation retained $25,000 of cash and marketable securities to pursue its community benefit objectives. Contemporaneously, the Company transferred the assets and liabilities of the managed health care operations to its wholly-owned subsidiary, ChoiceCare Health Plans, Inc. ("Health Plans;" formerly named Choice Benefits Administrators, Inc.), in exchange for all of its issued and outstanding common shares. As a result, since October 1, 1995, the managed health care operations formerly conducted by the Foundation have been conducted by Health Plans.

These financial statements present the Company's consolidated financial position as of December 31, 1996 and 1995 and its consolidated results of operations and cash flows for each of the three years in the period ended December 31, 1996 as if the Company had been operating as a separate, stand-alone entity for each year presented. The Restructuring represented a combination of entities under common control, and, accordingly, the combination was accounted for similar to a pooling-of-interests. The Company's assets and liabilities have, therefore, been recorded at the Foundation's historical costs. Assets remaining in the Foundation, primarily investments and related income, have been excluded from the accompanying financial statements.

Effective October 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" and SFAS No. 115, "Accounting for Investments in Certain Debt and Equity Securities." These accounting standards were not applicable to the Company while it operated as a not-for-profit corporation. See Notes 2, 6, and 9 regarding the impact of adopting these standards and Note 12(a) regarding pro forma information which gives effect to the impact of these accounting standards.

The Company operates in the managed health care industry and, through Health Plans, is licensed by the States of Ohio and Indiana and the Commonwealth of Kentucky to provide and administer managed health care products and services to employer groups, individuals and government-sponsored beneficiaries primarily in Southwestern Ohio, Southeastern Indiana and Northern Kentucky. In addition, the Company provides claims administrative services and medical management services for self-funded employers.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(a) CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its subsidiary, Health Plans. All significant intercompany accounts and transactions have been eliminated.

(b) ESTIMATES - In preparing the consolidated financial statements in conformity with generally accepted accounting principles, management has made, where necessary, estimates and judgments based on currently available information that affect certain of the amounts reflected in the consolidated financial statements. Actual results could differ from those estimates.

(c) CASH AND CASH EQUIVALENTS - Cash and cash equivalents include cash in the bank and highly liquid investments with original maturities less than ninety days. At December 31, 1996, repurchase agreements with two-day maturities were executed with Fifth Third Bank ($5,800) and Star Bank, N.A. ($5,850). Each counterparty held collateral with a market value of approximately 102% of the par amount of the repurchase agreement.

(d) HEALTH CARE RECEIVABLES - Health care receivables include amounts due under administrative services contracts with certain employer groups and contractual arrangements with the Company's reinsurer and pharmacy benefit administrator.

(e) INVESTMENT SECURITIES - Investment securities consist primarily of U.S. Treasury bonds and notes, mortgage-backed securities, investment grade corporate bonds and shares of mutual funds that invest primarily in equity securities.

         Effective October 1, 1995, the Company adopted SFAS No. 115. The Company's investment securities are classified as available-for-sale and are reported at fair value in the accompanying Consolidated Balance Sheets, with the net unrealized appreciation and/or depreciation reflected as a separate component of shareholders' equity. The effect of the initial adoption of SFAS No. 115 on shareholders' equity was immaterial. This statement was not applicable to not-for-profit corporations.

         Prior to October 1, 1995, debt securities were valued at the lower of amortized cost or market. Equity and other investments were carried at the lower of aggregate cost or market. Valuation reserves established to adjust debt and short-term equity securities to market value and realized gains and losses on the disposition of investments were recorded as components of investment income.

         The market value of investments is estimated based on published market prices where available, or dealer quotes. The cost of investments sold is determined on a specific identification basis.

(f) PROPERTY AND EQUIPMENT - Property and equipment is carried at cost and is comprised of the following:

                                                                     DECEMBER 31,
                                                                1996            1995
                                                                ----            ----
              Office equipment                                 $ 5,800         $ 5,532
              Leasehold improvements                             2,367           2,125
              Computer hardware                                  3,640           4,201
              Computer software                                  6,176           4,756
                                                               -------         -------
                                                                17,983          16,614
              Accumulated depreciation and amortization         (8,447)         (6,356)
                                                               -------         -------
              Property and equipment, net                      $ 9,536         $10,258
                                                               =======         =======

         Depreciation and amortization are computed using the straight-line method over estimated useful service lives ranging from three to seven years.

(g) REVENUE RECOGNITION - Premiums are due monthly and are recognized as revenue over the period for which the Company is obligated to provide services to members. Premiums received prior to such period are recorded as unearned premiums. Management services revenue is recognized in the period the related services are performed.

(h) HEALTH CARE SERVICES - The Company's health care operations arrange for comprehensive health care services to be provided to its members through fee for service, case rate, per diem (per day) and capitation (a fixed monthly payment) arrangements through contractual relationships with physicians, hospitals and other ancillary service providers. To limit its exposure to catastrophic health care services claims, the Company maintains stop-loss insurance on inpatient hospital claims.

         The Company's health care operations have various programs that provide incentives to participating medical providers, including certain hospitals, and the Company's pharmacy benefit administrator through the use of risk/reward sharing arrangements and other programs. To fund amounts the participating providers might ultimately owe the Company under these programs, the Company withholds various percentages of certain claims payments made to such participating medical services providers. The ultimate payment to participating health care professionals of amounts withheld is dependent upon factors such as their compliance with Company-sponsored programs measuring quality, commitment and the cost of health care, while ultimate payment to participating hospitals of amounts withheld is dependent upon their performance against established cost of hospital services and quality targets.

         The expenses related to providing health care services, including the net expenses incurred in connection with the aforementioned risk/reward sharing and reinsurance arrangements, which are based in part on estimates, are recorded in the period in which the related services are rendered, including an estimate for claims incurred but not yet reported which is actuarially determined based upon historical claims incurrence patterns, membership levels and medical cost trends of the Company. Changes in assumptions, as well as changes in actual experience, could cause these estimates to change significantly in the near term. Adjustments to prior periods' estimates are reflected in the current period.

(i) MINIMUM NET WORTH REQUIREMENTS - Health Plans is subject to regulations in conjunction with its licenses to operate in the States of Ohio and Indiana and the Commonwealth of Kentucky, resulting in a restriction on this subsidiary's net assets. Under the most restrictive state insurance regulation, that of Indiana, Health Plans was required to maintain a minimum statutory net worth balance of approximately $13,740 at December 31, 1996. Health Plans' statutory net worth at December 31, 1996 was $34,145.

(j) STOCK OPTIONS - The Company utilizes the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" to account for stock options granted during 1996. As such, no compensation expense was recognized in connection with the stock options. See Note 10(a) for discussion of the stock options granted and the disclosures required by SFAS No. 123, "Accounting for Stock-Based Compensation."

(k) INCOME TAXES - Effective October 1, 1995, the Company commenced operations as a taxable corporation and adopted the provisions of SFAS No. 109. This statement requires, in accordance with the liability method, deferred tax recognition for all temporary differences between the tax and financial reporting bases of assets and liabilities and requires adjustment of deferred tax assets and liabilities for enacted changes in the tax law and rates. The cumulative effect of adoption of SFAS No. 109 was not material to the Company's consolidated financial statements, as the Company's net deferred tax assets as of the date of adoption were fully reserved by a valuation allowance of approximately $1,200.

         The Company had previously operated as a tax exempt organization under
         Section 501(c)(4) of the Internal Revenue Code through September 30, 1995. Health Plans has been a for-profit corporation since its formation and has, therefore, always been subject to income taxes. Prior to October 1, 1995, Health Plans' income tax provisions were not material to the Company's consolidated financial statements.

(l) EARNINGS PER SHARE - Earnings (loss) per share are based on the weighted average number of shares of common stock outstanding during the periods and the dilutive effect of the assumed exercise of stock options, if any.

(m) RECLASSIFICATIONS - Certain reclassifications have been made to the prior year consolidated financial statements to conform with the current year presentation.

NOTE 3.  STOCK TRANSACTIONS
Pursuant to the Company's stock offering completed on May 1, 1996, 1,353 shares of common stock were purchased by more than one thousand shareholders. Gross proceeds from the offering totaled $13,529 and were reduced by $1,514 of offering-related expenses, which were comprised of underwriting discounts and commissions ($706) and other expenses incurred in connection with the offering ($808). The $12,015 of net proceeds are reflected within common stock in the December 31, 1996 Consolidated Balance Sheet. The Foundation was issued 13,500 shares of the Company's common stock as part of the Restructuring. The Shareholder Agreement between the Company and the Foundation prohibits the Company from paying dividends on its common stock until after March 15, 2001, unless the Company (i) has a registered underwritten public offering of common shares in addition to the offering described above; or (ii) sells at least 5% of its common shares to one investor. See Note 11(c) for further discussion of the Shareholder Agreement.

NOTE 4.  ASSIGNMENT OF MEDICAID CONTRACT
Effective June 30, 1996, the Company assigned its Medicaid provider agreement with the Ohio Department of Human Services to a Columbus, Ohio-based health maintenance organization. Consideration of $5,000 in cash was received, resulting in a gain of $4,554, after deducting a provision of approximately $446 for expenses related to this transaction. During the years ended December 31, 1996, 1995 and 1994, the Company recognized premium revenues of approximately $10,770, $14,450 and $11,665, respectively, related to members enrolled in its Special Health Medicaid product.

NOTE 5.  LITIGATION SETTLEMENT
In accordance with the 1988 settlement provisions of a lawsuit filed by a group of participating and formerly participating physicians against the Company and certain former officers (the "THOMPSON litigation"), on October 2, 1995, the Company disbursed $28,000 of its cash and cash equivalents to fund the final settlement. The amount was held in an escrow account until final disbursement to the physician group occurred on February 20, 1996. In addition, $500 of additional plaintiff attorneys' fees and incentive payments to the class representatives was paid from the earnings on the $28,000 while it was in escrow.

NOTE 6.  INVESTMENTS AND STATUTORY DEPOSITS
The investment portfolio consists primarily of fixed income securities. Accordingly, the value of the portfolio is subject to interest rate risk. This risk may arise from changes in the level of market interest rates. If interest rates increase, the market value of the portfolio may decrease. Also, the portfolio is subject to reinvestment risk that once a security matures or is sold, market conditions may dictate that the proceeds be reinvested at lower interest rates. Changes in the level of interest rates may affect market interest rates for residential mortgage loans. Accordingly, changes in interest rates for such loans may affect levels of prepayments of the residential loans that serve as collateral for the mortgage-backed securities. For example, if the rates decrease, the level of prepayments may increase and subject the prepayment proceeds to the reinvestment risk. For all periods presented, the Company's mortgage-backed securities are comprised solely of Federal National Mortgage Association, Government National Mortgage Association and Federal Home Loan Mortgage Corporation securities.

The following tables summarize the unrealized gains and losses for investment securities, all of which have been classified as available-for-sale under the provisions of SFAS No. 115. For debt securities, the cost represents the acquisition cost adjusted for the amortization of premiums and discounts.


                                                                    AMORTIZED      UNREALIZED       UNREALIZED      FAIR
                                                                      COST            GAINS           LOSSES        VALUE
                                                                      ----            -----           ------        -----

         DECEMBER 31, 1996
         -----------------
         Debt Securities:
             U.S. Treasury and Agency                                 $43,354        $     97          $(224)       $43,227
             Mortgage-Backed Securities                                12,780              11           (209)        12,582
             Corporate Obligations                                        275               1             (2)           274
                                                                      -------         -------          -----        -------
                                                                       56,409             109           (435)        56,083
         Mutual Funds - Equity Securities                              14,097             296            (40)        14,353
                                                                      -------         -------          -----        -------
                                                                      $70,506         $   405          $(475)       $70,436
                                                                      =======         =======          =====        =======


         DECEMBER 31, 1995
         -----------------
         Debt Securities:
             U.S. Treasury and Agency                                 $27,623         $   775        $    --        $28,398
             Mortgage-Backed Securities                                21,895             317             (1)        22,211
             Corporate Obligations                                      6,317             116             (6)         6,427
             Other                                                      3,702              38            (33)         3,707
                                                                      -------         -------          -----        -------
                                                                       59,537           1,246            (40)        60,743
         Mutual Funds - Equity Securities                              12,653              17           (404)        12,266
                                                                      -------         -------          -----        -------
                                                                      $72,190          $1,263          $(444)       $73,009
                                                                      =======          ======          =====        =======

The carrying amount and estimated fair value of debt securities as of December 31, 1996, based on contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                                    CARRYING         FAIR
                                                                                                     AMOUNT          VALUE
                                                                                                     ------          -----
         Due after one year through five years                                                       $34,921        $34,931
         Due after five years through ten years                                                        8,708          8,570
         Mortgage-Backed Securities                                                                   12,780         12,582
                                                                                                    --------       --------
                                                                                                     $56,409        $56,083
                                                                                                     =======        =======

The components of investment income (loss), net, consisted of the following:

                                                                                            YEARS ENDED DECEMBER 31,
                                                                                      1996            1995           1994
                                                                                      ----            ----           ----
         Interest and dividend income, net of
          management fees and expenses                                                 $4,842       $  6,326        $ 5,092
         Discount amortization, net                                                       542            123            435
         Gross gains on sale of investments                                               377          6,676            524
         Gross losses on sale of investments                                              (69)          (740)        (4,272)
         Lower of cost or market adjustment                                                --             --         (2,243)
                                                                                       ------        -------       --------
                                                                                       $5,692        $12,385       $   (464)
                                                                                       ======        =======       ========


In addition to securities classified as current assets, classified in other long-term assets on the accompanying Consolidated Balance Sheets are mutual fund investments maintained by the Company in connection with a certain retirement plan and an investment in a venture capital fund. Such mutual fund investments had a cost and market value of $591 and $640, respectively, at December 31, 1996, and a cost and market value of $394 at December 31, 1995. At December 31, 1996 and 1995, the Company had invested $1,100 and $600, respectively, in the venture capital fund, valued at cost in the accompanying Consolidated Balance Sheets. At December 31, 1996, the Company's remaining commitment to the fund was $900.

The states in which Health Plans holds an HMO license require varying amounts of securities to be maintained on deposit for protection of Health Plans' members. The Company maintained such statutory deposit investments having both an amortized cost and market value of $755 at December 31, 1996, and a cost and market value of $761 and $788, respectively, at December 31, 1995.

NOTE 7.  CONCENTRATION OF CREDIT RISK
Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of investments, commercial premiums receivable and the amounts due from certain hospitals participating in the Company's risk/reward sharing arrangement. The Company's investments are managed by professional investment managers within the guidelines established by management and the Board of Directors, which as a matter of policy, limit the amounts which may be invested in any one issuer. Concentrations of credit risk with respect to commercial premiums receivable are limited due to the large number of employer groups located primarily in Cincinnati, Ohio, comprising the Company's membership base. As described in Note 2(h), the Company substantially mitigates its credit risk related to amounts due from the hospitals by withholding various percentages of certain claims payments made to the hospitals.

NOTE 8.  OTHER LIABILITIES
(a) VENDOR AGREEMENT - During 1996, the Company received $6,200 from one of its medical management services vendors. This amount represents a portion of the amounts previously paid by the Company to the vendor and an approximation of the vendor's ChoiceCare-related outstanding claims liabilities, which the Company may be obligated to satisfy in the event the vendor were unable to satisfy such claims.

         The Company's agreement with the aforementioned vendor to provide medical management services is currently anticipated to terminate on June 30, 1997.

(b) DEBT FACILITY - On October 21, 1996, the Company entered into a $15,000 floating rate revolving credit agreement with a commercial bank. The credit agreement includes, among other things, provisions which limit total indebtedness, require a negative pledge of assets, require the maintenance of certain liquidity ratios, and limit the amount of capital expenditures, capital stock repurchases, asset sales and cash dividend payments by the Company. There are no borrowings currently outstanding on the facility.

NOTE 9.  INCOME TAXES
At December 31, 1996, net deferred tax assets of $8,708 and $473 were included in other current assets and other long-term assets, respectively, in the accompanying Consolidated Balance Sheets; $1,382 and $813, respectively, at December 31, 1995.

The significant components of the Company's net deferred tax assets are as follows:

                                                                                                    DECEMBER 31,
                                                                                               1996            1995
                                                                                               ----            ----
         Deferred tax assets:
           Compensation and benefits                                                         $    881        $    508
           Provider risk and incentive arrangements                                             2,674           1,077
           Medical costs payable                                                                6,314           1,154
           Depreciation                                                                           841             685
           State and local taxes                                                                  411             137
           Other                                                                                  927             224
                                                                                              -------         -------
                                                                                               12,048           3,785
           Valuation allowance                                                                 (1,313)         (1,313)
                                                                                              -------         -------
                                                                                               10,735           2,472
                                                                                              -------         -------

         Deferred tax liabilities:
           Provider risk and incentive arrangements                                               910              --
           Other                                                                                  644             277
                                                                                              -------         -------
                                                                                                1,554             277
                                                                                              -------         -------
              Net deferred tax assets                                                         $ 9,181         $ 2,195
                                                                                              =======         =======

During the three months ended December 31, 1995, the Company estimates that it utilized all of the net operating loss carryforwards that had been previously reported in tax returns filed by its for-profit subsidiary, Health Plans (approximately $3,489).

The following tables present the summary of the provision for income taxes and the reconciliation between the actual provision for income taxes and the provision for income taxes at the U.S. federal statutory rate, respectively:

                                                                                                    DECEMBER 31,
                                                                                               1996           1995
                                                                                               ----           ----
         Federal:
           Current                                                                            $ 9,317       $   2,064
           Deferred                                                                            (6,571)         (2,064)
                                                                                              -------         -------
                                                                                                2,746              --
                                                                                              -------         -------
         State and local:
           Current                                                                                566             131
           Deferred                                                                              (415)           (131)
                                                                                              -------         -------
                                                                                                  151              --
                                                                                              -------         -------
              Provision for income taxes                                                      $ 2,897       $      --
                                                                                              =======       =========



                                                                                                    DECEMBER 31,
                                                                                               1996           1995
                                                                                               ----           ----
         Provision (benefit) at federal statutory rate                                        $ 2,643        $ (5,220)
         Effect of net loss incurred prior to
          October 1, 1995 Restructuring (Note 1)                                                   --           5,096
         Provision (benefit) for state and local taxes,
          net of federal taxes                                                                    100              (5)
         Valuation allowance                                                                       --             117
         Other                                                                                    154              12
                                                                                              -------      ----------
              Provision for income taxes                                                      $ 2,897      $       --
                                                                                              =======      ==========

The Company has requested a private letter ruling from the Internal Revenue Service related to the establishment of the beginning tax bases of its assets and liabilities upon conversion to a taxable entity. The current and deferred tax provisions and the related deferred tax balances described above give no effect to the possible receipt of a favorable ruling. In addition, long-term liabilities in the December 31, 1996 Consolidated Balance Sheet include an approximate $10,400 tax liability which was determined without giving effect to the possible receipt of a favorable ruling; approximately $1,200 at December 31, 1995. Should a favorable ruling be received, deferred tax assets, net of any necessary valuation allowance, would be increased and taxes payable recorded as long-term liabilities would be decreased, the amounts of which would be significant. Income taxes paid during the year ended December 31, 1996 totaled $1,637.


NOTE 10.  EMPLOYEE BENEFIT PLANS
(a) LONG TERM STOCK INCENTIVE PLAN - Pursuant to the Company's 1996 Long Term Stock Incentive Plan (the "Stock Incentive Plan"), during 1996, options to purchase shares of the Company's common stock at a price equal to the market value at date of grant were granted to eligible employees. The options granted have ten-year terms and become exercisable ratably over either the three or four annual grant anniversary dates following the date of grant, or upon a change in control, as defined in the Stock Incentive Plan. The 1996 stock option activity is as follows:


                                                                            WEIGHTED-AVERAGE
                                                        SHARES              ----------------
                                                         UNDER         EXERCISE           REMAINING
                                                        OPTION           PRICE           LIFE (YRS.)
                                                        ------           -----           -----------

              Outstanding, December 31, 1995                --
              Granted ($5.02 weighted-average
                fair value per option)                   1,177          $10.00
              Forfeited                                   (120)          10.00
                                                         -----
              Outstanding, December 31, 1996
                (none exercisable)                       1,057           10.00              9.5
                                                         =====

         At December 31, 1996, a total of 2,000 shares of the Company's common stock were available for issuance under the Stock Incentive Plan, including 943 reserved for future grant.

         The following pro forma net income and earnings per share give effect to the fair value method of accounting for stock options prescribed by SFAS No. 123 for the year ended December 31, 1996, the first year in which the Company granted stock options:

              Pro forma net income                     $3,949
              Pro forma earnings per share
               (primary and fully diluted)             $  .28

         The fair value of each option on the date of grant was estimated using the Black-Scholes option-pricing model and the following weighted-average assumptions: 1) interest rate of 6.98%; 2) expected life of ten years; and 3) zero dividend yield. A near-zero volatility assumption has been used due to various restrictions on ownership which limit the transferability of the stock.

(b) CASH INCENTIVE PLANS - The Company also has annual incentive plans available to eligible employees and a long-term incentive plan (the "LTIP") for certain employees, as designated by the Human Resources and Compensation Committee of the Board of Directors. Although the LTIP was replaced by the Stock Incentive Plan in 1996, the three-year terms of the grants made under the LTIP will result in payments being made in 1997 and 1998. Payments made under both the annual incentive plans and the LTIP are dependent upon the achievement of certain strategic goals and performance measures. For the years ended December 31, 1996, 1995 and 1994, the Company recorded expenses of $2,619, $3,908 and $2,503, respectively, relating to these plans.

(c) EMPLOYEE RETIREMENT PLANS - The Company has a 401(k) savings plan which is available to substantially all employees, in which the Company matches contributions up to 3% of an employee's salary. The Company also has a money purchase pension plan covering substantially all employees, which provides for annual contributions by the Company equal to 5% of each employee's salary up to the FICA limit, and 10% of salary above such limit. Contributions under both plans are made subject to the limits established in the Internal Revenue Code. For the years ended December 31, 1996, 1995 and 1994, the Company recorded expenses of $1,833, $1,421 and $1,259, respectively, relating to its contributions to these plans.

         The Company maintains a supplemental retirement plan (the "SERP") to provide benefits in excess of amounts permitted under the provisions of prevailing tax law. As of December 31, 1996, there has been only one participant in the SERP. For the years ended December 31, 1996, 1995 and 1994, the Company recorded expenses of $120, $111 and $390, respectively, relating to its contributions to the SERP.


NOTE 11. COMMITMENTS AND CONTINGENCIES
(a) EMPLOYMENT AGREEMENTS - The Company currently has in effect employment agreements with certain of its executives which provide for severance payments in the event that employment is terminated for reasons other than for cause. Payments would include base pay plus incentives for a period of six months to two years, depending upon the executive. The employment agreements also contain a non-compete clause in which the executive may not compete with the Company for a period of one year after the termination of his or her employment with the Company.

         If a change in control (as defined in the employment agreements) is followed within six months by a resignation or termination (as defined in the employment agreements) of employment, such agreements provide for payments to these executives of amounts ranging from one and one half to three times their base salary plus budgeted incentives. The maximum contingent liability of the Company pursuant to such agreements is currently estimated at approximately $3,900.

(b) LITIGATION - The Company is routinely involved in litigation matters arising in the normal course of business. Management believes, based upon the advice of counsel, that these actions and proceedings and losses, if any, resulting from the final outcome thereof, will not be material in the aggregate to the Company's consolidated financial position. See Note 5 for additional information related to litigation.

         In 1994, the Company entered into an agreement with another managed care entity to allow such entity to market the Company as its Cincinnati managed care network and to allow the Company to offer certain of the entity's products. A dispute arose over the arrangement and the agreement was terminated in May 1995, resulting in a payment to the Company of $3,350 as reimbursement for expenses incurred in 1994 and 1995 for negotiating and implementing infrastructure changes to provide services under the agreement, the cost of negotiating termination of the agreement and an element of compensation for potential lost profits the Company may have realized under the terms of the agreement. This amount is reported as other income in the December 31, 1995 Consolidated Statement of Operations.

(c) COMMON STOCK REDEMPTION - In connection with the Company's offering for the sale of common shares, the Company entered into a Shareholder Agreement with the Foundation that grants the Foundation the right to request redemption of up to $1,000 of its common shares per year for a ten-year period. Such requested redemptions are subject to the Company meeting certain financial tests and subject to the approval of the Company's Board of Directors.

(d) LEASE OBLIGATIONS - The Company leases its office facilities, certain office equipment and certain computer equipment under operating leases expiring through the year 2001.

         Future minimum lease payments for each of the five years ending December 31 are as follows:

                   1997                                      $3,695
                   1998                                       2,003
                   1999                                       1,181
                   2000                                         958
                   2001                                         610
                                                             ------
                        Total minimum lease payments         $8,447
                                                             ======

         The majority of the Company's office facilities are under a lease arrangement that expires during February 1998. Currently, the Company is considering entering into a ten-year lease agreement for a two hundred thousand square foot stand-alone office facility in Cincinnati, Ohio. Although terms of the lease are subject to negotiation, annual lease payments are estimated to be approximately $2,125 per year.

         Total rent expense was approximately $3,061, $2,805 and $2,933 in 1996, 1995 and 1994, respectively.

(e) PREFERRED MEDICAL GROUPS - The Company has made commitments of $3,980 in connection with its medical group assistance program, $1,914 of which has been funded as of December 31, 1996.


NOTE 12. UNAUDITED PRO FORMA INFORMATION
 (a) RESTRUCTURING - The pro forma information reflected in the accompanying Consolidated Statements of Operations is presented solely to give effect to the estimated provision for income taxes that would have been reported in accordance with SFAS No. 109 had the Company filed federal, state and local income tax returns as a for-profit corporation.

         The pro forma tax provision is based on an assumed effective federal, state and local tax rate of 35.5%. The unaudited pro forma earnings per share information is based upon 13,500 issued and outstanding common shares at December 31, 1995.


         The following condensed Pro Forma Statement of Operations presents the Company's pro forma net income and earnings per share after giving effect to (i) the application of SFAS No. 115 to the accounting for marketable securities; (ii) a reduction in other expenses of $28,000 relating to the settlement of the THOMPSON litigation; and (iii) the estimated provision for income taxes that would have been reported in accordance with SFAS No. 109 had the Company filed income tax returns as a for-profit corporation for the full twelve-month period.


                                                                                    YEAR ENDED DECEMBER 31, 1995
                                                                                                                     AS
                                                                         HISTORICAL           ADJUSTMENTS         ADJUSTED
                                                                         ----------           -----------         --------

              Operating revenues                                            $282,840          $       --           $282,840
              Operating expenses                                             285,928                  --            285,928
                                                                           ---------             -------         ----------
              Operating loss                                                  (3,088)                 --             (3,088)
              Investment income, net                                          12,385              (2,243)            10,142
              Income from agreement termination                                3,350                  --              3,350
              Settlement expense                                             (28,000)             28,000                 --
                                                                           ---------             -------         ----------
              Income (loss) before income taxes                              (15,353)             25,757             10,404
              Provision for income taxes                                          --              (3,693)            (3,693)
                                                                           ---------             -------         ----------
              Net income (loss)                                            $ (15,353)            $22,064         $    6,711
                                                                           =========             =======         ==========
              Earnings per share (based upon
               13,500 issued and outstanding
               common shares)                                                                                    $      .50
                                                                                                                 ==========


         INVESTMENTS
         Unaudited pro forma adjustments to net income for the year ended December 31, 1995 to reflect adoption of SFAS No. 115 decreased pretax net income by $2,243. This amount represents the lower of cost or market reserve which, under the Company's previous accounting policy, had been recorded as a component of investment income and was subsequently reversed due to the recovery in the investment values in 1995. Under SFAS No. 115, such market value adjustments are recorded to equity.



         LITIGATION SETTLEMENT
         As discussed in Note 5, $28,000 was accrued as settlement expense in 1995, when payment of the THOMPSON litigation settlement was evaluated as probable. The $28,000 settlement expense has been excluded from the unaudited pro forma information because the amount is unrelated to the Company's current operations.

         INCOME TAXES
         Effective October 1, 1995, the Company is subject to federal, state and local income taxes on its taxable income.

         The following is a summary of components of the pro forma provision for income taxes in accordance with SFAS No. 109:

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                                    1995
                                                                    ----

              Federal:
                Current                                             $2,513
                Deferred                                               850
                                                                    ------
                                                                     3,363
                                                                    ------
              State and local:
                Current                                                160
                Deferred                                               170
                                                                    ------
                                                                       330
                                                                    ------
                 Pro forma provision for income taxes               $3,693
                                                                    ======


(B) STOCK OFFERING - Had the shares issued as part of the Company's stock offering discussed in Note 3 been outstanding from the beginning of the year ended December 31, 1996, earnings per share for the year would have been $.33, without giving pro forma effect to earnings on the proceeds.

--------------------------------------------------------------------------------
                                  APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                                  HUMANA INC.,

                                   HOCC, INC.,

                             CHOICECARE CORPORATION

                                       AND

                            THE CHOICECARE FOUNDATION

--------------------------------------------------------------------------------




                                  June 3, 1997

                                TABLE OF CONTENTS

SECTION                                                                                                        PAGE
1. The Merger ....................................................................................................1
     1.1 Merger of Acquisition Subsidiary into the Company........................................................1
     1.2 The Effective Date and Time..............................................................................1
     1.3 Charter and Management of the Surviving Corporation......................................................2
     1.4 Conversion of Shares.....................................................................................2
     1.5 Exchange of Certificates Representing the Company Shares.................................................3
     1.6 Dissenting Shareholders..................................................................................3
     1.7 Closing of Company Transfer Books........................................................................4

2. Representations and Warranties of the Company..................................................................4
     2.1 Organization and Standing of the Company.................................................................4
     2.2 Capitalization; Stock Ownership and Rights...............................................................5
     2.3 Authority; No Conflict...................................................................................6
     2.4 Financial Statements.....................................................................................7
     2.5 Absence of Certain Events................................................................................8
     2.6 Accounts Receivable......................................................................................9
     2.7 Company's Broker Fees....................................................................................9
     2.8 Completeness of Statements...............................................................................9
     2.9 Condition and Sufficiency of Assets.....................................................................10
     2.10 Contracts, Arrangements and Commitments................................................................10
     2.11 Current Compensation of Officers and Directors.........................................................11
     2.12 Employee Benefits......................................................................................12
     2.13 Environmental Matters..................................................................................14
     2.14 HMO or Health Insurance Accreditations.................................................................17
     2.15 Indebtedness to or from Shareholder, Officers and Directors............................................17
     2.16 Insurance..............................................................................................17
     2.17 Investment Portfolio...................................................................................18
     2.18 Labor Matters..........................................................................................18
     2.19 Licenses, Permits and Franchises.......................................................................18
     2.20 Litigation.............................................................................................19
     2.21 Minutes and Stock Books................................................................................19
     2.22 No Material Changes....................................................................................19
     2.23 Proprietary Property...................................................................................19
     2.24 Securities Reports.....................................................................................21
     2.25 Takeover Statutes......................................................................................21
     2.26 Taxes..................................................................................................22
     2.27 Title to Properties....................................................................................23

3. Representations and Warranties of Shareholder.................................................................23
     3.1  Title to the Company Shares............................................................................23

                                TABLE OF CONTENTS

SECTION                                                                                                        PAGE
     3.2 Organization and Standing of Shareholder; Corporate Power...............................................23
     3.3 Stock Ownership and Rights..............................................................................23
     3.4 Authority; No Conflict..................................................................................24
     3.5 Shareholder's Broker Fees...............................................................................25
     3.6 Litigation..............................................................................................25

4. Representations and Warranties of Humana and Acquisition Subsidiary...........................................25
     4.1 Incorporation; Corporate Power..........................................................................25
     4.2 Authority; No Conflict..................................................................................25
     4.3 Humana's and Acquisition Subsidiary's Broker Fees.......................................................26
     4.4 Litigation..............................................................................................26

5. Covenants of the Parties......................................................................................26
     5.1 Operation of the Company Pending Effective Date.........................................................26
     5.2 Negotiations With Others................................................................................28
     5.3 Required Approvals......................................................................................31
     5.4 Meeting of the Company's Shareholders...................................................................31
     5.5 Voting Agreement of Shareholder.........................................................................32
     5.6 Filings; Other Action; Further Actions..................................................................32
     5.7 Non-competition Agreement...............................................................................32
     5.8 Compliance with Conditions..............................................................................32
     5.9 Further Investigation of the Company and Humana.........................................................33
     5.10 Governance of the Surviving Corporation................................................................33
     5.11 Securities Reports.....................................................................................33
     5.12 Formation of Task Force................................................................................33
     5.13 Notice of Inaccuracies.................................................................................33
     5.14 Taxes..................................................................................................34
     5.15 Indemnification; Directors and Officers Insurance......................................................34
     5.16 Company Stock Options..................................................................................35

6. Conditions to the Obligations of Humana and Acquisition Subsidiary............................................35
     6.1 Representations and Warranties Correct..................................................................35
     6.2 Compliance with Covenants...............................................................................36
     6.3 No Litigation...........................................................................................36
     6.4 Compliance with Laws; Governmental Approvals............................................................36
     6.5 No Material Changes.....................................................................................36

7. Conditions to Obligations of Shareholder and the Company......................................................36
     7.1 Representations and Warranties Correct..................................................................36
     7.2 Compliance with Covenants...............................................................................36
     7.3 No Litigation...........................................................................................36

                                TABLE OF CONTENTS

SECTION                                                                                                        PAGE
     7.4 Shareholder Approval....................................................................................37
     7.5 Compliance with Laws; Governmental Approvals............................................................37

8. Termination...................................................................................................37
     8.1 Termination Events......................................................................................37
     8.2 Effect of Termination...................................................................................38

9. Deliveries and Actions Taken at Effective Date................................................................39
     9.1 Deliveries by Shareholder and the Company...............................................................39
     9.2 Deliveries by Humana and Acquisition Subsidiary.........................................................39

10. Indemnification; Survival of Representations and Warranties..................................................40
     10.1 Survival of Representations and Warranties.............................................................40
     10.2 Certain Definitions....................................................................................40
     10.3 Indemnity by Shareholder...............................................................................41
     10.4 Indemnity by Humana and Acquisition Subsidiary.........................................................42
     10.5 Notification of Third-Party Claims.....................................................................42
     10.6 Defense of Claims......................................................................................42
     10.7 Access and Cooperation.................................................................................43
     10.8 Assignment of Claims...................................................................................43
     10.9 Exclusive Remedy.......................................................................................43

11. Miscellaneous Provisions.....................................................................................43
     11.1 Expenses...............................................................................................43
     11.2 Notice.................................................................................................44
     11.3 Exhibits; Schedules; Entire Agreement..................................................................45
     11.4 Amendment; Waiver......................................................................................46
     11.5 Binding Effect; Assignment.............................................................................46
     11.6 Captions...............................................................................................46
     11.7 Severability of Provisions.............................................................................46
     11.8 Further Assurances.....................................................................................46
     11.9 Confidentiality........................................................................................46
     11.10 Consent to Jurisdiction; Governing Law................................................................47
     11.11 Publicity; No Disclosure..............................................................................47
     11.12 Counterparts..........................................................................................47
     11.13 Specific Performance..................................................................................48

                                    EXHIBITS

DESCRIPTION                                                                                                 EXHIBIT
Certificate of Merger.............................................................................................A
Opinion of counsel for the Company................................................................................B
Opinion of counsel for Shareholder................................................................................C
Opinion of counsel for Humana.....................................................................................D

                                    SCHEDULES

DESCRIPTION                                                                                                SCHEDULE

Absence of Certain Events.......................................................................................2.5
Accounts Receivable.............................................................................................2.6
Authority; No Conflict (Company).............................................................................2.3(b)
Authority; No Conflict (Humana and Acquisition Subsidiary)...................................................4.2(b)
Authority; No Conflicts (Shareholder)........................................................................3.4(b)
Capital Outstanding Stock as of Closing Date................................................................ 2.2(c)
Capitalization; Stock Ownership and Rights...................................................................2.2(a)
Certain Accounting Practices....................................................................................2.4
Company's Broker Fees...........................................................................................2.7
Contracts, Arrangements and Commitment......................................................................2.10(a)
Current Compensation of  Directors and Officers.............................................................2.11(a)
Employee Benefits.................................... 2.12(a), 2.12(b), 2.12(d), 2.12(e), 2.12(f), 2.12(g), 2.12(h)
Environmental Matters.......................................................................................2.13(a)
Events Since Last Fiscal Year End...............................................................................2.5
HMO or Health Insurance Accreditations.........................................................................2.14
Humana's and Acquisition Subsidiary's Broker Fees...............................................................4.3
Indebtedness to or from Shareholder, Officers and Directors....................................................2.15
Insurance......................................................................................................2.16
Investment Portfolio...........................................................................................2.17
Labor Matters..................................................................................................2.18
Licenses, Permits and Franchises...................................................................2.19(a), 2.19(b)
Litigation.....................................................................................................2.20
Minutes and Stock Books........................................................................................2.21
No Material Changes............................................................................................2.22
Officers of Each Acquired Company............................................................................2.2(e)
Organization and Standing of the Company.....................................................................2.1(a)
Outstanding Contractual Obligations..........................................................................2.2(d)
Proprietary Property.............................................................2.23(a), 2.23(b), 2.23(c), 2.23(d)
Securities Reports.............................................................................................2.24
Shareholder's Broker Fees.......................................................................................3.5
Stock Options Outstanding......................................................................................5.16
Subsidiaries; States Where Each Acquired Company is Qualified............................................... 2.1(b)
Taxes.......................................................................................................2.26(b)
Title to Property; Encumbrances................................................................................2.27
Title to the Company Shares.....................................................................................3.1

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of June 3, 1997, by and among (1) HUMANA INC., a Delaware corporation ("Humana"), (2) HOCC, INC., an Ohio corporation ("Acquisition Subsidiary"), (3) CHOICECARE CORPORATION, an Ohio corporation (the "Company"), and (4) THE CHOICECARE FOUNDATION, an Ohio nonprofit corporation, formerly named "Tristate Foundation for Health" and "Midwest Foundation Independent Physicians Association" ("Shareholder").

     RECITALS:

     A. The respective Boards of Directors of the Company, Humana and Acquisition Subsidiary, and the trustees of Shareholder, have approved the merger of Acquisition Subsidiary into the Company pursuant the terms of this "Agreement" (as defined in Section 11.3).

     B. Shareholder owns 13,500,000 common shares, without par value, of the Company, representing approximately 90.9% of the issued and outstanding capital stock of the Company. Shareholder is entering into this Agreement solely for the purposes of making certain representations, warranties, covenants and indemnities to Humana and Acquisition Subsidiary all in accordance with the provisions of this Agreement.

     AGREEMENT:

     NOW, THEREFORE, the parties hereby agree as follows:

1. THE MERGER.

     1.1 MERGER OF ACQUISITION SUBSIDIARY INTO THE COMPANY. Upon the terms and subject to the fulfillment of the conditions set forth in this Agreement, at the "Effective Time" (as defined in Section 1.2) Acquisition Subsidiary shall be merged into the Company (the "Merger") and the separate corporate existence of Acquisition Subsidiary shall thereupon cease. The Company shall be the surviving corporation and its separate corporate existence shall continue unaffected and unimpaired by the Merger. From and after the Effective Time, the Company is sometimes referred to as the "Surviving Corporation." The Merger shall be pursuant to the provisions of the Ohio General Corporation Law.

     1.2 THE EFFECTIVE DATE AND TIME.

              (a) The effective date of the Merger (the "Effective Date") shall be the business day on which the last condition set forth in Sections 6 and 7 is fulfilled or satisfied in accordance herewith or waived by the party entitled to the benefit of such condition or such other date as the parties agree to in writing.

              (b) On the Effective Date, the Company and Acquisition Subsidiary shall file a Certificate of Merger in the form of Exhibit A and such other documents that may be required by the Ohio General Corporation Law to effect the Merger with the Secretary of State of Ohio. The Merger shall be effective at the close of business (the "Effective Time") on the Effective Date. The Merger shall have the effect set forth in the Ohio General Corporation Law.

     1.3 CHARTER AND MANAGEMENT OF THE SURVIVING CORPORATION.

              (a) From and after the Effective Time and until further amended in accordance with applicable Ohio law, the Articles of Incorporation of Acquisition Subsidiary shall be the Articles of Incorporation of the Surviving Corporation, and the Regulations of Acquisition Subsidiary shall be the Regulations of the Surviving Corporation.

              (b) At the Effective Time, the Board of Directors of the Surviving Corporation shall consist of those persons who are the directors of Acquisition Subsidiary immediately before the Effective Time, with each such person continuing to serve as a director of the Surviving Corporation in accordance with the provisions of Surviving Corporation's Articles of Incorporation and Regulations and applicable Ohio law. Immediately after the Effective Time, Humana shall and/or shall cause Surviving Corporation to, comply in full with the provisions of Section 5.10 of this Agreement. From and after the Effective Time, the officers of the Surviving Corporation shall consist of those persons who are the officers of the Company immediately before the Effective Time, with each such person continuing to serve as an officer of the Surviving Corporation in accordance with the provisions of the Surviving Corporation's Articles of Incorporation and Regulations and applicable Ohio law.

     1.4 CONVERSION OF SHARES.

              (a) At the Effective Time, by virtue of the Merger and without any action on the part of any shareholder of the Company:

                  (1) Each of the Company's common shares, without par value, (the "Company Shares") that are held in the treasury of the Company or by any "Subsidiary" (as defined in Section 2.1(a)) shall be canceled and no consideration shall be delivered in exchange therefor.

                  (2) Each Company Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 1.4(a)(1) and other than Company Shares held by "Dissenting Shareholders" (as defined in Section 1.6)) shall be converted into the right to receive from the Surviving Corporation cash in the amount of $16.38 per share (the "Per Share Merger Consideration"). All such Company Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate or certificates ("Certificates") representing any such Company Shares shall cease to have any rights with respect thereto except for the right to receive the Per Share Merger Consideration.

                  (3) Each common share, without par value, of Acquisition Subsidiary that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of capital stock of the Surviving Corporation immediately following the Effective Time.

     1.5 EXCHANGE OF CERTIFICATES REPRESENTING THE COMPANY SHARES.

              (a) Immediately prior to the Effective Time, Humana shall cause Acquisition Subsidiary to deposit in trust with Star Bank, N.A. ("Paying Agent") immediately available funds in an amount equal to the Per Share Merger Consideration multiplied by the number of Company Shares issued and outstanding immediately prior to the Effective Time (the "Merger Consideration").

              (b) Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each record holder of a Certificate (1) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Humana, the Company, the Surviving Corporation and the Paying Agent may reasonably specify, and (2) instructions to effect the surrender of the Certificates in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent by a holder of a Certificate, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the number of Company Shares represented by such Certificate shall have been converted in accordance with the provisions of Section 1.4(a)(2). No interest shall be paid or accrued on the Per Share Merger Consideration due on surrender of the Certificates to the Paying Agent.

              (c) Notwithstanding the foregoing, neither the Paying Agent, Humana nor the Surviving Corporation shall be liable to a record holder of a Certificate for any cash or interest delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. The Paying Agent shall be instructed to repay to the Surviving Corporation any portion of the Merger Consideration (including all interest and other income received by the Paying Agent on the Merger Consideration) that remains unclaimed by the holders of Certificates as of the first anniversary of the Effective Date. Thereafter, the holders of Certificates shall look only to the Surviving Corporation (subject to the terms of this Agreement, abandoned property, escheat and other similar laws) as general creditors thereof for any Per Share Merger Consideration that may be payable upon the due surrender of the Certificates held by them.

     1.6 DISSENTING SHAREHOLDERS. Notwithstanding any provision of this Agreement to the contrary, if required by the Ohio General Corporation Law and only to the extent required thereby, the Company Shares held by holders who have exercised their rights to receive the fair cash value for the Company Shares in accordance with the provisions of Section 1701.85 of the Ohio General Corporation Law (a "Dissenting Shareholder") shall not be exchangeable for the right to receive the Per Share Merger Consideration. Each Dissenting Shareholder shall be entitled to receive payment of the fair cash value per Company Share for which the Dissenting Shareholder seeks relief unless such Dissenting Shareholder fails to perfect his or her right to receive the fair cash value per Company Share or otherwise loses his or her right to receive the fair cash value of the Company Shares for which such Dissenting Shareholder seeks relief. If, after the Effective Time, any such Dissenting Shareholder fails to perfect or withdraws or otherwise loses such right to receive the fair cash value of the Company Shares held by him or her, the Certificates representing such Company Shares shall thereafter be treated as if they had been converted into the right to receive the Per Share Merger Consideration, without any interest thereon. The Surviving Corporation shall not make any payment for any demand for the fair cash value of such Company Shares or offer to settle or settle any such demands without the prior written consent of Humana, except as required by law or court order.

     1.7 CLOSING OF COMPANY TRANSFER BOOKS. At the Effective Time, the share transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. After the Effective Time, except as required by
Section 1701.85 of the Ohio General Corporation Law, the Surviving Corporation shall cancel any Certificate presented to it and deliver to its holder the Per Share Merger Consideration or the fair cash value determined in accordance with the provisions of Section 1701.85 of the Ohio General Corporation Law. All cash paid upon the surrender of Certificates in accordance with the provisions of this Section 1 shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Shares except as otherwise required by Section 1701.85 of the Ohio General Corporation Law.

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Humana and Acquisition Subsidiary as follows:

     2.1 ORGANIZATION AND STANDING OF THE COMPANY.

              (a) The Company is duly organized, validly existing and in good standing under the laws of the State of Ohio. Set forth on Schedule 2.1(a) is a listing of all corporations, part nerships, limited liability companies, business trusts and other business entities in which the Company owns, directly or indirectly, more than fifty percent (50%) of the equity interests (collectively, the "Subsidiaries") and the type and amount of each investment of equity or debt in each Subsidiary. Also set forth on Schedule 2.1(a) is the ownership structure of each Subsidiary. Except as disclosed on Schedule 2.1(a) or described in Section 2.17, the Company owns, directly or indirectly, no interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, business trust or other business entity. Each of the Subsidiaries is duly organized, validly existing and in good standing under the laws of the State of Ohio. The Company and all of the Subsidiaries, including specifically the business operated by ChoiceCare Health Plans, Inc. which, for purposes of this Agreement shall be deemed to include the operations of Shareholder as predecessor of ChoiceCare Health Plans, Inc. during the period prior to October 1, 1995, are collectively referred to as the "Acquired Companies" and individually as an "Acquired Company."

              (b) Each of the Acquired Companies has, and at all times has had, full corporate power and authority to own and lease its properties as such properties are now owned and leased and to conduct its business as and where its business has been, and is now being, conducted. Schedule 2.1(b) sets forth the jurisdictions in which each Acquired Company is qualified to do business as a foreign corporation; and such jurisdictions represent all of the jurisdictions in which the failure of an Acquired Company to so qualify would have a "Material Adverse Effect" (as defined in Section 2.1(c)).

              (c) For purposes of this Agreement, "Material Adverse Effect" means any event or events that would be reasonably expected to have a material and adverse effect on the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of the Acquired Companies, taken as a whole.

     2.2 CAPITALIZATION; STOCK OWNERSHIP AND RIGHTS.

              (a) The authorized capital stock of the Company consists of (1) 45,000,000 Company Shares and (2) 4,000,000 preferred shares, without par value (the "Preferred Shares"). As of the date of this Agreement, (A) there are issued and outstanding 14,852,844 Company Shares and no Preferred Shares, and (B) 1,000 Company Shares and no Preferred Shares are held by the Company in its treasury. All of the Company Shares issued and outstanding are validly issued, fully paid and nonassessable and not subject to pre-emptive rights. To the "Company's Knowledge" (as defined in Section 2.2(e)), none of the Company Shares has been issued in violation of any federal, state or other law pertaining to the issuance of securities, or in violation of any rights, pre-emptive or otherwise, of any present or past shareholder of the Company. Except as disclosed in this Agreement including, without limitation, Schedules 2.2(a) and 5.16, there are no, nor are there any arrangements not yet fully performed which would result in any, outstanding options, warrants, agreements or other rights entitling any person or entity to purchase or acquire any of the shares of capital stock of any of the Acquired Companies (whether unissued, treasury or issued and outstanding).

              (b) Other than the "Options" (as defined in Section 5.16(b)), there are no outstanding stock options or stock bonus agreements or contractual or other obligations outstanding which commit or obligate the Acquired Companies to issue additional Company Shares or other equity interests in any of the Acquired Companies. Schedule 5.16 sets forth a true and complete list of all holders of Options held by each person listed in such Schedule, the exercise price of each option and the date of grant of each such option.

              (c) All of the equity interests in each of the Subsidiaries as set forth on Schedule 2.1(a) are duly authorized, validly issued, fully-paid and non-assessable, and are held of record and beneficially owned as set forth on
Schedule 2.1(a). Each holder depicted on Schedule 2.1(a) has good and marketable title to all shares of each of the Subsidiaries depicted as owned by such holder on Schedule 2.1(a) free and clear of all liens, pledges, encumbrances, proxies and charges of any nature whatsoever. None of the shares of any Subsidiary held by any Acquired Company is subject to any proxy, voting trust, stock restriction, stock purchase or stock redemption agreement or the like other than
(1) restrictions on transfer under applicable state and federal securities laws and (2) those restrictions described on Schedule 2.2(c). None of the interests held by the Company in any of its Subsidiaries has been issued in violation of any federal, state or other law pertaining to the issuance of securities, or in violation of any rights, pre-emptive or otherwise, of any other investor in the Subsidiary.

              (d) Except as set forth on Schedule 2.2(d), there are no outstanding contractual obligations of any of the Acquired Companies to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interest in any of the Acquired Companies other than the Company.

              (e) For purposes of this Agreement, "Company's Knowledge" means information, facts or events which any presently serving officer of any Acquired Company actually knows or which any presently serving officer of any Acquired Company reasonably should know in connection with his or her performance of his or her duties as an officer of an Acquired Company. The presently serving officers of each Acquired Company are listed on Schedule 2.2(e).

     2.3 AUTHORITY; NO CONFLICT.

              (a) The Board of Directors of the Company has approved this Agreement and the consummation of the transactions subject to the terms of this Agreement. This Agreement constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms subject to approval of the Company's shareholders. The Company has the right, power, authority and capacity to execute and deliver this Agreement and, subject to approval of the Merger by the Company's shareholders, to perform its obligations under this Agreement.

              (b) Except as set forth on Schedule 2.3(b), neither the execution and delivery of this Agreement by the Company nor the consummation or performance by the Company of any of the transactions described in this Agreement shall, directly or indirectly (with or without notice or lapse of time):

                  (1) Contravene, conflict with, or result in a violation of any provision of the articles of incorporation or regulations of any of the Acquired Companies, or any resolution adopted by the board of directors of any Acquired Company;

                  (2) Contravene, conflict with, or result in a violation of, or give any federal, state, local, municipal, or other government authority or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature (a "Governmental Body"), or other person the right to challenge any of the transactions described in this Agreement or to exercise any remedy or obtain any relief under, any law, rule, ordinance or regulation to which any Acquired Company or Shareholder, or any of the assets owned or used by any Acquired Company, may be subject which, in any such case, would result in a Material Adverse Effect;

                  (3) Contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any governmental authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company which, in any such case, would result in a Material Adverse Effect;



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



                  (4) Contravene, conflict with, or result in a violation or breach of any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any agreement or contract (1) to which any of the Acquired Companies is a party, (2) which is referenced on any Schedule to this Agreement and (3) which, in any such case, would result in a Material Adverse Effect; or

                  (5) Result in the imposition or creation of any security interest, equity, pledge, mortgage, lien, charge or encumbrance ("Encumbrances") on or with respect to any of the assets owned or used by any Acquired Company which, in any such case, would result in a Material Adverse Effect.

              (c) Except as set forth on Schedule 2.3(b) and except for any approvals under the HartScott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law (the "HSR Act"), none of the Acquired Companies is, or shall be, required to give any notice to or obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions described in this Agreement which, if not given or obtained, would result in a Material Adverse Effect.

              (d) Subject to the provisions of Section 2.13(a), each of the Acquired Companies has complied, and is in compliance, with all laws, regulations, rules and orders applicable to it, its operations and the ownership or use of its assets, except where the failure to comply would not result in a Material Adverse Effect. To the Company's Knowledge, there are no facts or circumstances which may constitute or result in any noncompliance.

     2.4 FINANCIAL STATEMENTS. The Company has previously delivered to Humana and Acquisition Subsidiary the Company's Annual Report on Form 10-K for the year ending December 31, 1996, and its Registration Statement on Form S-1, dated April 1, 1996, Registration number 33-99624, as amended (the "Registration Statement"), which contains consolidated financial statements of the Company and its predecessor for the years ended December 31, 1995 and 1994, which financial statements have been audited by Arthur Andersen LLP, independent auditors of the Company ("Accountants"). Such financial statements are referred to collectively as the "Year-End Financials." The Company has also previously delivered to Humana and Acquisition Subsidiary the Company's quarterly report on Form 10-Q for the three-month period ending March 31, 1997, which contains interim unaudited financial statements relating to the operations of the Company for the three-month period ended March 31, 1997 (the "Stub Period Financials"). The Year-End Financials and the Stub Period Financials are collectively referred to as the "Financial Statements" and the balance sheet dated March 31, 1997, included in the Stub Period Financials is referred to as the "Acquisition Balance Sheet." The Year-End Financial Statements have been prepared from the books and records of the Company in conformity with generally accepted accounting principles applied on a consistent basis and present fairly, in all material respects, the financial position of the Company at the respective dates of the balance sheets included therein and the results of operations and changes in financial position of the Company for the respective periods covered thereby. The Stub Period Financials




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have been prepared from the books and records of the Company in accordance with the accounting policies described on Schedule 2.4 and reflect all adjustments consisting solely of normal recurring adjustments which, in the opinion of management of the Company, are necessary for a fair statement of the results of the interim periods presented. While management of the Company believes that the procedures followed in the preparation of the Stub Period Financials are reasonable, certain estimated amounts are dependent upon current facts and other information that may change subsequently during the fiscal year. The Financial Statements comply in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, in effect at the time of filing.

     2.5 ABSENCE OF CERTAIN EVENTS. Since the date of the most recent Year-End Financials, each of the Acquired Companies has, except as set forth on Schedule 2.5, operated its businesses only in the ordinary course consistent with its past practices and none of the Acquired Companies has:

              (a) Experienced any event, occurrence or condition or series of events, occurrences or conditions which, individually or in the aggregate, has resulted or would result in a Material Adverse Effect;

              (b) Entered into or committed to any transaction that, individually or in the aggregate, has resulted or would result in a Material Adverse Effect;

              (c) Changed any of its significant accounting methods, principles or practices;

              (d) Amended any of its Articles of Incorporation, Regulations or other charter documents;

              (e) Revalued any of its assets, including write-offs of accounts receivable, other than in the ordinary course of such Acquired Company's business consistent with past practices;

              (f) Incurred or agreed to incur any indebtedness for borrowed money or allowed any of its assets to be subjected to an Encumbrance which has resulted or would result in a Material Adverse Effect;

              (g) Declared, set aside or paid any dividend or other distribution on any shares of capital stock of any of the Acquired Companies, or repurchased, redeemed, or otherwise acquired any outstanding shares of capital stock or other securities of, or other ownership interest in, any of the Acquired Companies;

              (h) Terminated or amended or suffered the termination, expiration or amendment of (1) any lease, contract, commitment or other agreement which is necessary or related to its operations, where the termination, expiration or amendment of any such lease, contract, commitment or other agreement has resulted or would result in a Material Adverse Effect, or (2) any permit, license, certificate of authority, concession, authorization, franchise or similar right granted to or held by it, any of which are necessary or related to its operations, where the termination, expiration or amendment of any such permit, license, certificate of authority,



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concession, authorization, franchise or similar right has resulted or would result in a Material Adverse Effect;

              (i) Adopted, modified or amended any incentive bonus plan, or any plan, contract or arrangement providing for employee insurance, bonuses, pension, profit sharing, stock purchase, compensation arrangement, deferred compensation or other employee benefits;

              (j) Except in the ordinary course of business consistent with past practices, amended or modified any agreement, contract, arrangement or plan under which any of the Acquired Companies (1) provide health care to its members or subscribers, (2) obtain health care on behalf of its members or subscribers, or (3) re-insure risks applicable to health care services;

              (k) Entered into any agreement or commitment (whether or not in writing) to do any of the above;

And each of the Acquired Companies has:

              (l) Continued its operations in the ordinary course consistent with its past practices and maintained its operations, assets, books of account, records and files in substantially the same manner as heretofore, except as would not result in a Material Adverse Effect; and

              (m) Used its reasonable best efforts to preserve its business.

     2.6 ACCOUNTS RECEIVABLE. Except as set forth on Schedule 2.6, the accounts receivable reflected on the Acquisition Balance Sheet and the accounts receivable acquired or generated since the date of the Acquisition Balance Sheet in all material respects (a) are reflected as to amount in accordance with the terms of the applicable group contract, (b) arise in the ordinary course of business of the Acquired Companies consistent with past practices, (c) are legally enforceable according to their terms, (d) to the Company's Knowledge, are not subject to any right, counterclaim or set-off by the other party, and
(e) to the Company's Knowledge are collectible in full (net of the allowance for doubtful accounts for the Acquired Companies) consistent with past experience.

     2.7 COMPANY'S BROKER FEES. Except as disclosed on Schedule 2.7, all negotiations relative to this Agreement and the transactions described in this Agreement have been conducted by the Acquired Companies directly with Humana in such manner so as not to give rise to any valid claim against Humana, Acquisition Subsidiary, the Acquired Companies or Shareholder for a finder's fee, investment banking fees, brokerage commission or other like payment.


     2.8 COMPLETENESS OF STATEMENTS. To the Company's Knowledge, no representation, warranty or covenant of any of the Acquired Companies or Shareholder in this Agreement contains any untrue statement of a material fact, any misstatement of a material fact or omits to state a material fact necessary to make the statements not misleading.

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     2.9 CONDITION AND SUFFICIENCY OF ASSETS. To the Company's Knowledge, the
fixed assets of each of the Acquired Companies are, in the aggregate, sufficient to maintain operations consistent with past practices, and are adequate for the uses to which they are being put.

     2.10 CONTRACTS, ARRANGEMENTS AND COMMITMENTS.

              (a) Except as set forth on Schedule 2.10(a), none of the Acquired Companies is a party to, or subject to, any of the following, whether written or oral, and which involves a commitment which is not terminable within ninety (90) days (without penalty, termination fee or any other cost) or which involves an amount in excess of $50,000:

               (1) Any management or employment contract or any contract, arrangement or commitment with any director, officer, employee, agent, shareholder or representative of any of the Acquired Companies;

               (2) Any contract, arrangement or commitment with any physician provider of health care;

               (3) Any contract, arrangement or commitment with any hospital;

               (4) Any contract, arrangement or commitment with any ancillary provider or any other third party provider of health care services;

               (5) Any contract, arrangement or commitment with a broker or managing general agent;

               (6) Any contract, arrangement or commitment with a labor union or association or other employee group;

               (7) Any contract, arrangement or commitment containing covenants by it not to compete in any line of business with any person or entity or restricting the clients or customers from whom or the area in which it may solicit or conduct its business;

               (8) Any licensing agreement or similar contract;

               (9) Any contract, arrangement or commitment for capital expenditures in excess of $50,000 as to any one item or in excess of $1,000,000, in the aggregate;

               (10) Any contract, arrangement, commitment or pledge for civic or charitable contributions;

               (11) Any agreement creating an Encumbrance against any of assets of any of the Acquired Companies;


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



               (12) Any contract, arrangement or commitment relating to borrowed money or creating or providing for long-term debt or continuing credit for borrowed money or any guaranty or suretyship obligation with respect thereto or any power of attorney;

               (13) Any employer or group member contract which is experiencing a medical loss ratio in excess of one hundred percent (100%) of premium;

               (14) Any contract, arrangement or commitment in which any of the Acquired Companies has covenanted to keep any information confidential other than agreements regarding the confidentiality of medical records as required by law;

               (15) Any material contract, arrangement or commitment not made in the ordinary course of business consistent with past practices; or

               (16) Any lease or option to lease any real or personal property to or from any party.

              (b) The Company has made available to Humana a complete copy of each agreement, contract or document listed on Schedule 2.10(a) (the "Contracts"). To the Company's Knowledge, (1) no party to a Contract is in default under the terms of such Contract, and (2) no event has occurred which, with notice or the passage of time, or both, would constitute a default under any Contract. To the Company's Knowledge, the Acquired Companies have not received any notice of termination, cancellation or intent not to renew any of the Contracts from any other party thereto.

              (c) The Company has delivered to Humana a true and correct list of the fifty largest employer groups from which the Acquired Companies have members dated as of April 15, 1997. As of April 30, 1997, the Acquired Companies had 246,525 members.

     2.11 CURRENT COMPENSATION OF OFFICERS AND DIRECTORS.

              (a) Set forth on Schedule 2.11(a) is a complete list of directors and officers of each of the Acquired Companies on the date of this Agreement along with the amount of the current annual salaries and the total compensation paid or due for services to each director or officer for 1996, and complete descriptions of any commitments to such officers and directors regarding compensation payable thereafter. There has been no change in the salaries or compensation paid officers and directors of any of the Acquired Companies since the date of the Acquisition Balance Sheet, except as set forth on Schedule 2.11(a).

              (b) Except as set forth on Schedules 2.12(h) and 5.16, neither the execution and delivery of this Agreement nor the consummation of the transactions in accordance with the terms of this Agreement shall (1) result in any payment (whether severance pay, unemployment compensation or otherwise) becoming due from any of the Acquired Companies to any employee, director or officer or former employee, director or officer of any of the Acquired Companies, (2) increase any benefits otherwise payable to any employee, director or officer or former employee,


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



director or officer of any of the Acquired Companies, or (3) result in the acceleration of the time of payment or vesting of any such benefits.

     2.12 EMPLOYEE BENEFITS.

              (a) Except as set forth on Schedule 2.12(a), the Acquired Companies do not maintain or contribute to any bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation, fringe benefit, cafeteria, employment, consulting, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, any other "employee benefit pension plan," "employee welfare benefit plan," or a "multi employer plan" (within the meaning of Sections 3(2), 3(1) and 3(37), respectively, of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA")), or any other employee benefit plan, program, agreement or arrangement whatsoever, whether written or unwritten, for the benefit of any employee, former employee, officer, director, agent or representative of the Acquired Companies (collectively, the "Employee Benefit Plans").

              (b) Except as provided on Schedule 2.12(b), with respect to each Employee Benefit Plan, the Acquired Companies have heretofore furnished to Humana true and complete copies of each of the following documents and Humana acknowledges receipt of each of the following documents:

                  (1) A copy of the Employee Benefit Plan (including all amendments thereto), if any;

                  (2) A copy of the most recent annual report (Form 5500 series), if required under ERISA or the Internal Revenue Code of 1986, as amended (the "Code"), with respect to each such Employee Benefit Plan;

                  (3) A copy of the most recent Summary Plan Description, if required under ERISA, with respect to each such Employee Benefit Plan;

                  (4) If the Employee Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any; and

                  (5) The most recent determination letter received by the Acquired Companies or Shareholder from the Internal Revenue Service with respect to each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

              (c) Except as provided on Schedule 2.12(a), to the Company's Knowledge no representation has been made to participants or beneficiaries with respect to benefits under any of the Employee Benefit Plans that would entitle them to benefits greater than or in addition to the benefits provided by the actual terms of such plans.


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



              (d) To the Company's Knowledge, each of the Employee Benefit Plans is, and has been, operated and administered in all material respects, including reporting and disclosure requirements, in accordance with the requirements of all applicable law, and all material reports required by any appropriate governmental agency with respect to each such plan have been timely filed, except as identified on Schedule 2.12(d). Except as set forth on Schedule 2.12(d), to the Company's Knowledge, the Acquired Companies have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Employee Benefit Plan subject to those standards and with respect to each other plan maintained by the Acquired Companies (to the extent such obligations require contributions or other actions on or prior to the date of this Agreement) and no Employee Benefit Plan has incurred any "accumulated funding deficiency" (whether or not waived) as defined in Section 412 of the Code nor applied for a waiver of the minimum funding standards of ERISA or the Code. To the Company's Knowledge, all bonding required under ERISA with respect to each of the Employee Benefit Plans has been obtained and is in full force and effect. To the Company's Knowledge, the Acquired Companies are not liable for any contributions or excise taxes required to have been paid and still unpaid under any of the Employee Benefit Plans as of the date of this Agreement, except as identified on Schedule 2.12(d). The Acquired Companies have not been required to pay, or incurred, any withdrawal liability within the meaning of Section 4021 of ERISA to any multi-employer plan. The Acquired Companies have not engaged in any transaction with a principal purpose of evading liability under Title IV of ERISA or incurred any liability under Sections 4062, 4063 or 4064 of ERISA. Except as set forth on Schedule 2.12(d), to the Company's Knowledge, the Acquired Companies have performed all material obligations required to be performed by them under, and are not in material default under, or in material violation of, and have no knowledge of any material default or material violation by any party to, any Employee Benefit Plan.

              (e) Except as disclosed on Schedule 2.12(e), each of the Employee Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to that effect, which letter covers the requirements of the Tax Reform Act of 1986 and the regulations thereunder, and to the Company's Knowledge no amendment to any such plan, or failure to amend any such plan, after such determination, adversely affects its qualified status as of the date of this Agreement (disregarding any amendments which may be required to be effective as to such plan under any law or regulation as of or prior to the date of this Agreement but which are not yet required to have been made to such plan by the date of this Agreement). To the Company's Knowledge, no Employee Benefit Plan covers any individual other than an employee or former employee, officer or director of the Acquired Companies and their beneficiaries and dependents, as applicable. To the Company's Knowledge, the Acquired Companies are not obligated to provide benefits in respect of current or prior employment to any individual other than pursuant to one or more of the Employee Benefit Plans. Except as disclosed on Schedule 2.12(e), the Acquired Companies have not made, nor intend to make, any commitments to establish any new plan, program, agreement or arrangement that would, if in existence on the date of this Agreement, be an Employee Benefit Plan.

              (f) Except as set forth on Schedule 2.12(f), to the Company's Knowledge, no Employee Benefit Plan provides benefits including, without limitation, death or medical benefits (whether


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



or not insured), with respect to current or former employees, officers or directors of the Acquired Companies for periods extending beyond their retirement or other termination of service (other than (1) coverage mandated by applicable law, (2) short term extensions of coverage (for example, for six months or less following a disability or other termination), (3) death benefits or retirement benefits under any "employee benefit pension plan" as that term is defined in Section 3(2) of ERISA); (4) severance pay or (5) non-ERISA deferred compensation.

              (g) Except as set forth on Schedule 2.12(g), to the Company's
Knowledge: there have been no "prohibited transactions" (within the meaning of Section 406 of ERISA or Section 4975 of the Code) not otherwise exempt under ERISA or the Code with respect to any Employee Benefit Plan; the Acquired Companies have not incurred any liability for any excise tax arising under
Section 4972 or 4980B of the Code and no fact or event exists, including the transaction contemplated hereby, that could give rise to any such liability; there are no pending, or threatened claims (other than routine claims for benefits) by, on behalf of, or against any Employee Benefit Plan; and no litigation, investigation or administrative or other proceeding has occurred or is threatened involving any Employee Benefit Plan.

              (h) Except as provided on Schedule 2.12(h), to the Company's Knowledge, the consummation of the transactions contemplated by this Agreement shall not, except pursuant to the Employee Benefit Plans set forth on Schedule 2.12(h) or as expressly provided in this Agreement, (1) entitle any current or former employee or officer of the Acquired Companies to severance pay, unemployment compensation or any other similar payments, or (2) accelerate the time of payment or vesting or increase the amount of compensation due any such employee or officer.

              (i) To the Company's Knowledge, each group health plan (as defined in Section 4980B(g)(2) of the Code) maintained by the Acquired Companies has been administered in material compliance with the continuation coverage and notice requirements of Title I, Subtitle B, Part 6 of ERISA and Section 4980B of the Code (and the regulations thereunder).

              (j) For purposes of this Section 2.12, any reference to the Acquired Companies shall be deemed to refer also to any entity which is under common control or affiliated with the Acquired Companies within the meaning of
Section 4001(a)(14) of ERISA and Section 414(b), (c), (m) and (o) of the Code.

     2.13 ENVIRONMENTAL MATTERS.

              Except as disclosed on Schedule 2.13(a) and except as disclosed in the reports identified in Section 2.13(f):

              (a) To the Company's Knowledge, each of the Acquired Companies (1) is, and at all times has been, in compliance with and (2) is not in violation of or liable under, any applicable "Environmental Law" (as defined in Section 2.13(h)) which, in either case, would result in a Material Adverse Effect. None of the Acquired Companies has received any actual or threatened order, notice, other written communication or, to the Company's Knowledge, other oral


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



communication from (1) any governmental body or private citizen acting in the public interest, or (2) the current or prior owner or operator of any facilities owned or leased by the Acquired Companies, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any "Environmental Liabilities" (as defined in Section 2.13(g)) with respect to any of the facilities or any other properties or assets (whether real, personal or mixed) owned or leased by any of the Acquired Companies or with respect to any property or facility at or to which "Hazardous Materials" (as defined in Section 2.13(j)) were generated, manufactured, refined, transferred, imported, used or processed by any of the Acquired Companies, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received by any of the Acquired Companies.

              (b) To the Company's Knowledge, there are no pending or threatened claims, Encumbrances, or other legal restrictions, resulting from any Environmental Liabilities or arising under or pursuant to any Environmental Law, related to or affecting any of the facilities or any other properties and assets (whether real, personal or mixed) owned or leased by any of the Acquired Companies.

              (c) To the Company's Knowledge, the Acquired Companies have not received any citation, directive, inquiry, notice, order, summons, warning or other communication that relates to "Hazardous Activity" (as defined in Section 2.13(i)), Hazardous Materials, or any alleged, actual or potential violation or failure to comply with any Environmental Law, or of any alleged, actual or potential obligation to undertake or bear the cost of any Environmental Liabilities with respect to any of the facilities or any other properties or assets (whether real, personal or mixed) owned or leased by any of the Acquired Companies.

              (d) With the exception of Hazardous Materials on, in or under the facilities in material compliance with applicable Environmental Laws used by Acquired Companies in the ordinary course of business, to the Company's Knowledge there are no Hazardous Materials present on or in the environment at levels requiring "Cleanup" (as defined in Section 2.13(g)(3)) or reporting by the Acquired Companies under applicable Environmental Laws at the facilities owned or leased by the Acquired Companies, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the facilities, or incorporated into any structure therein or thereon. To the Company's Knowledge, the Acquired Companies have not permitted or conducted any Hazardous Activity with respect to the facilities or any other properties or assets (whether real, personal, or mixed) owned or leased by any of the Acquired Companies which would result in a Material Adverse Effect.

              (e) To the Company's Knowledge, there has been no release or threat of release, of any Hazardous Materials in violation of Environmental Laws at levels requiring Cleanup or reporting by the Acquired Companies under applicable Environmental Laws at or from the facilities owned or leased by any of the Acquired Companies whether by any of the Acquired Companies, or any other person.


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



              (f) The Acquired Companies have delivered to Humana complete copies and results of any written reports or studies possessed or performed by, or on behalf of, the Acquired Companies pertaining to Hazardous Materials or Hazardous Activities in, on or under the facilities, or concerning compliance by any of the Acquired Companies with Environmental Laws.

              (g) For purposes of this Section 2.13, the term "Environmental Liabilities" means any cost, damages, expense, liability, obligation or other responsibility arising from or under Environmental Law and consisting of or relating to:

                  (1) Any environmental matters or conditions (including on-site or off-site contamination, and regulation of chemical substances or products);

                  (2) Fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and responses, investigative, remedial, or inspection costs and expenses arising under Environmental Law;

                  (3) Financial responsibility under Environmental Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment or other remediation or response actions required by applicable Environmental Law ("Cleanup") and for any natural resource damages; or

                  (4) Any other compliance, corrective, investigative or remedial measures required under Environmental Law.

              (h) For purposes of this Section 2.13, the term "Environmental Law" means any legal requirement applicable to the Acquired Companies that requires or relates to:

                  (1) Advising appropriate authorities, employees and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the environment;

                  (2) Preventing or reducing to acceptable levels the release of Hazardous Materials into the environment;

                  (3) Reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

                  (4) Protecting resources, species or ecological amenities;

                  (5) Cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or


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



                  (6) Making responsible parties pay private parties, or groups of them, for damages done to their health or the environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

              (i) For purposes of this Section 2.13, the term "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment or use of Hazardous Materials in, on, under, about or from the facilities owned or leased by the Acquired Companies or any part thereof into the environment, but does not include activities performed by the Acquired Companies in the ordinary course of business in material compliance with Environmental Laws.

              (j) For purposes of this Section 2.13, the term "Hazardous Materials" means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

     2.14 HMO OR HEALTH INSURANCE ACCREDITATIONS. Schedule 2.14 sets forth the current certification status by the National Committee of Quality Assurance of the Acquired Companies which operate as health maintenance organizations. Since January 1, 1992, none of the Acquired Companies has been denied or failed to obtain any accreditation by any health maintenance organization or insurance accreditation agency from whom such Acquired Company sought accreditation.

     2.15 INDEBTEDNESS TO OR FROM SHAREHOLDER, OFFICERS AND DIRECTORS. Except as set forth on Schedule 2.15, neither (1) Shareholder nor (2) any of the directors or officers of any of the Acquired Companies, or any family member of any of them, is now indebted to any of the Acquired Companies, except for travel expense advances and other advances or payments of business expenses and perquisites in the ordinary course of business consistent with their past practices, nor is any of the Acquired Companies indebted or obligated to any officer or director of the Acquired Companies for payment other than the payment of salary, wages and other employee benefits for services performed, expense reimbursement or payments of business expenses and perquisites in the ordinary course of business consistent with their past practices.

     2.16 INSURANCE. Included on Schedule 2.16 is a complete listing of all insurance policies currently in force, including all errors and omissions insurance policies, insuring any of the Acquired Companies, and bonds issued concerning any of the Acquired Companies, describing the coverage insured against and the amount thereof, the insurance carrier, the policy number and the premium payments. Except as disclosed on Schedule 2.16, each of the Acquired Companies does not and has not maintained any self-insurance programs. Schedule
2.16 further includes, to the extent currently available to any of the Acquired Companies and to Company's Knowledge a statement of all claims for insured losses filed by any of the Acquired Companies within the three-year period prior to the date of this Agreement. Except as listed on Schedule 2.16, none


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



of the Acquired Companies has received (a) any written notice, or (b) to the Company's Knowledge, oral notice, from any insurance carrier that (1) any of the Acquired Companies' coverage shall be canceled in whole or in part or (2) the premiums or premium rates (where the premium is computed on a fluctuating base) shall be increased.

     2.17 INVESTMENT PORTFOLIO. The Company has provided Humana with a list which sets forth all assets held in the investment portfolios of the Acquired Companies as of March 31, 1997. Since March 31, 1997, there has been no change in the credit quality, yield and diversification characteristics of the investment portfolios of the Acquired Companies which has resulted or would result in a Material Adverse Effect, except as provided on Schedule 2.17.

     2.18 LABOR MATTERS. None of the Acquired Companies has been, nor is it currently a party to, nor negotiating, any collective bargaining agreement. Except as set forth on Schedule 2.18, to the Company's Knowledge, there has not been in the last five years, and there is not presently pending or existing, any union organizational or representation efforts underway or threatened, nor are there any existing or threatened labor strikes, slow downs, disputes, grievances or disturbances which would result in a Material Adverse Effect.

     2.19 LICENSES, PERMITS AND FRANCHISES.

              (a) Except for "Permits" (as defined in this Section 2.19(a)), the absence of which would not result in a Material Adverse Effect, and Permits required pursuant to any Environmental Law, as to which the provisions of
Section 2.13 apply, Schedule 2.19(a) lists all permits, concessions, franchises, certificates of compliance, certificates of accreditation, certifi cates of need, consents, licenses, certificates of authority issued by a Governmental Body, orders, approvals, and other certificates and authorizations issued by a Governmental Body required or necessary for the operation of any of the Acquired Companies' business, as currently conducted, by all applicable Governmental Bodies (the "Permits"). Each of the Acquired Companies has all Permits for all applicable federal, state and local authorization necessary or required for any of the Acquired Companies' operations, except for Permits, which if absent would not result in a Material Adverse Effect. The Company has made available to Humana a copy of each of the Permits. All of the Permits are in full force and effect, except as disclosed on Schedule 2.19(a), and to the Company's Knowledge
(1) no suspension or cancellation of any of them is threatened and, (2) the Permits shall not be affected by the consummation of the Merger.

              (b) Each Acquired Company operating as a health maintenance organization is authorized to engage in the business of operating a health maintenance organization in the states in which it presently operates. Each Acquired Company operating as a health maintenance organization meets all statutory requirements of all Governmental Bodies which have jurisdiction over it to be an authorized health maintenance organization, except as would not result in a Material Adverse Effect. Except as set forth on Schedule 2.19(b), all health maintenance organization contracts being used by an Acquired Company which require preapproval of a Governmental Body, including, but not limited to, the provider and member contracts listed in Schedule 2.10(a) are on forms approved by the Governmental Body having jurisdiction over the approval of such contracts.


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     2.20 LITIGATION. Except as set forth on Schedule 2.20, to the Company's
Knowledge, there are no investigations actions, lawsuits, claims, arbitrations or proceedings, either judicial, administrative or otherwise, pending, threatened or contemplated, against or affecting any of the Acquired Companies, the assets or properties of any of the Acquired Companies, the business of any of the Acquired Companies, or any employee, officer or director of any of the Acquired Companies, by or before any court, governmental department, commission, board, bureau, agency, mediator, arbitrator or other person or instrumentality. Except as set forth on Schedule 2.20, to the Company's Knowledge, none of the Acquired Companies is subject to, nor in default under, any court or administrative order, writ, injunction or decree applicable to it, any of the Acquired Companies' business or the assets and properties of any of the Acquired Companies, and none of the Acquired Companies is in violation of any law, regulation or rule applicable to any of them, except, in each case, regulations of business enterprises generally or which would not result in a Material Adverse Effect.

     2.21 MINUTES AND STOCK BOOKS. Prior to the execution of this Agreement, the Company has made available to Humana the minute and stock books of each of the Acquired Companies or a complete copy thereof, which books contained a true and complete record of any and all proceedings and actions at all meetings of each of the Acquired Companies' shareholders and board of directors required to be set forth in said minutes or for which minutes were prepared except as set forth on Schedule 2.21. Except as set forth on Schedule 2.21, no changes or addi tions to the minutes or stock books of any of the Acquired Companies have been made since the date such books were furnished to Humana, and no proceeding or action required to be set forth in said books has occurred since the date such books were made available to Humana.

     2.22 NO MATERIAL CHANGES. Except as set forth on Schedule 2.22, to the Company's Knowledge, no law, rule, order or regulation of any Governmental Body is pending, published for comment, introduced or enacted which would result in a Material Adverse Effect.

     2.23 PROPRIETARY PROPERTY.

              (a) For purposes of this Agreement, the term "Proprietary Property" shall mean and include all of the following properties of any Acquired Company to the extent they are listed on Schedule 2.23(a) which any Acquired Company has or claims to have a right in: (1) the name ChoiceCare, fictional business names, trade names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks"); (2) patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents"); (3) copyright registrations in both published works and unpublished works (collectively, "Copyrights"); and (4) know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints (collectively, "Trade Secrets").

              (b) Each of the Acquired Companies owns or, as of the Effective Date shall own or have, the right to use all of the Proprietary Property necessary for the operation of its businesses as currently conducted. Except for the Proprietary Property licensed by each of the Acquired Companies as a licensee and except as disclosed on Schedule 2.23(b), each of the Acquired


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Companies owns all right, title, and interest in and to all of the Proprietary
Property, free and clear of all material liens, security interests, charges, encumbrances, and equities and to the Company's Knowledge has the right to use all of such Proprietary Property without payment to a third party.

              (c) Set forth on Schedule 2.23(c) is a complete and accurate list and summary description of all Patents. Except as disclosed on Schedule 2.23(c), to the Company's Knowledge:

                  (1) All of the issued Patents are currently in compliance with all applicable laws and regulations (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Effective Date;

                  (2) No Patent has been or is now involved in any interference, re-issue, reexamination, or opposition proceeding, and there is no potentially interfering patent or patent application of any third party;

                  (3) No Patent is infringed by any third party, or has been alleged to be invalid or unenforceable; and

                  (4) No products or services offered commercially by any Acquired Company infringe or are alleged to infringe any patent or other proprietary right of any third party.

              (d) Set forth on Schedule 2.23(d) is a complete and accurate list and summary description of all Marks. Except as disclosed on
Schedule 2.23(d):

                  (1) Each Acquired Company is, or as of the Effective Date shall be, the owner of all right, title and interest in and to each of the Marks, free and clear of all Encumbrances;

                  (2) All Marks which have been registered with the United States Patent and Trademark Office are currently in compliance with all applicable laws and regulations (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to actions falling due within 90 days after the Effective Date;

                  (3) No Mark has been or is now involved in any opposition, invalidation, cancellation or infringement action and, to the Company's Knowledge, no such action is threatened against any of the Marks; and

                  (4) None of the Marks used by any of the Acquired Companies infringes or is alleged to infringe on any trade name, trademark or service mark of any third party.

              (e) Set forth on Schedule 2.23(e) is a complete and accurate list of all Copyrights. Except as disclosed on Schedule 2.23(e), to the Company's
Knowledge:


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                  (1) Each of the Acquired Companies is, or as of the Effective
         Date shall be, the owner of all right, title and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances and equities;

                  (2) All of the Copyrights are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any fees or actions falling due within 90 days after the date of Effective Date;

                  (3) No Copyright is infringed by any third party, or has been alleged to be invalid or unenforceable; and

                  (4) None of the subject matter of any of the Copyrights infringes or is alleged to infringe on any copyright of any third party or is an unlicensed derivative work based on the work of a third party.

              (f) Acquired Companies have taken reasonable precautions to protect the secrecy, confidentiality and value of the Trade Secrets. To the Company's Knowledge, each of the Acquired Companies has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets, to the Company's Knowledge, have not been used, divulged or appropriated either for the benefit of any other person or to the detriment of any of the Acquired Companies. To the Company's Knowledge, no Trade Secret is subject to any adverse claim by any third party.

              (g) Schedule 2.23(g) contains a complete and accurate list, including any royalties paid or received by any of the Acquired Companies, of all agreements or contracts relating to any of the Proprietary Property to which any of the Acquired Companies is a party or by which it is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $5,000 under which such Acquired Company is the licensee. To the Company's Knowledge, there are no outstanding and no threatened disputes or disagreements relating to any such agreement.

     2.24 SECURITIES REPORTS. Schedule 2.24 lists each registration statement, schedule, report, proxy statement or information statement prepared by the Company and filed with the Securities and Exchange Commission (the "SEC") (collectively, including any subsequently filed reports, the "Company Reports"). As of their respective dates, the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     2.25 TAKEOVER STATUTES. The Company has taken the necessary steps so that Ohio Revised Code Section 1701.831 does not apply to the Merger.


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     2.26 TAXES. Except as set forth on Schedule 2.26:

              (a) Each of the Acquired Companies has timely paid in full all ad valorem property taxes and other assessments levied on its assets and properties which have heretofore become due and payable. Each of the Acquired Companies has withheld amounts from its employees in compliance in all material respects with the tax withholding provisions of the Code and other applicable federal, state or local laws, and has filed federal, state and local returns and reports, as appropriate, accurate in all material respects for all years and periods (and portions thereof) for which any such returns and reports were due for employee income tax, withholding taxes, social security taxes and unemployment taxes. Each of the Acquired Companies has paid or remitted taxes and other amounts correct in all material respects from its employees' wages for periods ended on or prior to the date of this Agreement, and, for periods ended after the date of this Agreement, for which payment is not yet due, each of the Acquired Companies has made adequate accruals on its regular books of accounts to cover any material liability for such taxes.

              (b) Each of the Acquired Companies has prepared, signed and filed all federal, state and other tax returns and reports required to be filed by all applicable laws and regulations on or before the date of this Agreement. All such tax returns and reports were correct and complete in all material respects and the Acquired Companies have timely paid or accrued all taxes or installments thereof, interest, penalties, assessments and deficiencies of every kind and nature whatsoever which were due and owing on such tax returns and reports or for which any material liability is otherwise due and owing under any applicable law and regulation for any periods for which returns or reports were due, whether or not reflected on such returns and reports and whether or not relating to the income of any of the Acquired Companies. The amounts recorded as payable for taxes in the Acquisition Balance Sheet are sufficient for the payment of all federal, state, foreign and local taxes attributable to all periods ended on or before the date of the Acquisition Balance Sheet, and adequate accruals have been made by all of the Acquired Companies for all material liabilities for taxes accruing since the date of the Acquisition Balance Sheet. There are in effect no agreements, waivers or other arrangements providing for an extension of time with regard to the assessment of any tax, or any deficiency with respect thereto, against any of the Acquired Companies, other than routine extensions in filing deadlines. There are no actions, suits, proceedings, investigations or claims now pending, nor, to the Company's Knowledge, proposed, against any of the Acquired Companies, nor are there any matters under discussion with the Internal Revenue Service or other governmental authority, relating to any taxes or assessments, or any claims or deficiencies with respect thereto. Set forth on
Schedule 2.26, is a list of federal income tax returns that the Internal Revenue Service has audited.

              (c) True and complete copies of all federal and state income tax returns filed by each of the Acquired Companies since December 31, 1995, have been delivered to Humana.

              (d) None of the Acquired Companies is a United States real property holding corporation within the meaning of section 897(c)(2) of the Code. None of the Acquired Companies is a "consenting corporation" under section 341(f) of the Code. The Company has not agreed to, nor is it required to make, any adjustment under section 481(a) of the Code by reason of a change in accounting method or otherwise.


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              (e) None of the Acquired Companies is, nor has it ever been, a party to any tax allocation or sharing agreement. None of the Acquired Companies
(1) has been a member of an affiliated group filing a consolidated federal income tax return (other than with each other), or (2) has any liability for the taxes of any corporation or other entity under Treas. Reg. Sec. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.


              (f) None of the Acquired Companies shall recognize income as a result of the termination of their affiliated group under the consolidated return regulations.

     2.27 TITLE TO PROPERTIES. Each of the Acquired Companies owns all of the properties and assets (whether real, personal or mixed and whether tangible or intangible) that they purport to own or reflected as owned in the Acquisition Balance Sheet (except for assets held under capitalized leases disclosed on Schedule 2.27 and personal property sold or disposed of since the date of the Acquisition Balance Sheet in the ordinary course of business consistent with past practice), and all of the properties and assets purchased or otherwise acquired by any of the Acquired Companies since the date of the Acquisition Balance Sheet.

 3. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER. Shareholder hereby represents and warrants to Humana and Acquisition Subsidiary as follows:

     3.1 TITLE TO THE COMPANY SHARES. Shareholder is the record and lawful owner of 13,500,000 issued and outstanding Company Shares and has good and marketable title to all such Company Shares free and clear of all liens, pledges, encumbrances, proxies and charges of any nature whatsoever other than as set forth on Schedule 3.1 to this Agreement. None of Company Shares owned by Shareholder is subject to any proxy, voting trust, stock restriction, stock purchase or stock redemption agreement or the like, other than (a) those provided for in the Shareholder Agreement, dated January 25, 1996, between Shareholder and the Company, (b) restrictions of transfer under applicable state and federal securities laws and (c) those restrictions described on Schedule
3.1. Shareholder has received a written consent from the Company in accordance with the requirements of the Shareholder Agreement consenting to Shareholder entering into this Agreement and consummating the transactions in accordance with the terms of this Agreement.

     3.2 ORGANIZATION AND STANDING OF SHAREHOLDER; CORPORATE POWER. Shareholder is duly organized, validly existing and in good standing as a nonprofit corporation under the laws of the State of Ohio. Shareholder has full corporate power and authority to own and lease its properties as such properties are now owned and leased and to conduct its business as and where its business has and is now being conducted.

     3.3 STOCK OWNERSHIP AND RIGHTS. To "Shareholder's Knowledge" (as defined in
Section 3.4(d)), none of the Company Shares owned by Shareholder has been issued in violation of any federal, state or other law pertaining to the issuance of securities, or in violation of any rights, pre-emptive or otherwise, of any present or past shareholder of the Company. Shareholder has not granted any irrevocable proxies to vote any of its Company Shares.


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     3.4 AUTHORITY; NO CONFLICT.

              (a) Shareholder has no members other than the trustees of Shareholder. The trustees of Shareholder have approved this Agreement and the consummation of the transactions subject to the terms of this Agreement. This Agreement constitutes the valid and binding obligation of Shareholder, enforceable against it in accordance with its terms. Shareholder has the right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

              (b) Except as set forth on Schedule 3.4(b), neither the execution and delivery of this Agreement by Shareholder nor the consummation or performance by Shareholder of any of the transactions described in this Agreement shall, directly or indirectly (with or without notice or lapse of time):

                  (1) Contravene, conflict with or result in a violation of any provision of the articles of incorporation or regulations of Shareholder, or any resolution adopted by the trustees of Shareholder;

                  (2) To Shareholder's Knowledge, contravene, conflict with or result in a violation of, or give any Governmental Body, or other person the right to challenge any of the transactions described in this Agreement or to exercise any remedy or obtain any relief under, any law, rule, ordinance or regulation to which Shareholder, or any of the Company Shares owned by Shareholder, may be subject which, in any such case, would result in a "Shareholder Material Adverse Effect" (as defined in Section 3.4(e)); or

                  (3) To Shareholder's Knowledge, result in the imposition or creation of any Encumbrances on or with respect to any of the Company Shares owned by Shareholder which, would result in a Shareholder Material Adverse Effect.

              (c) Except for the approval under the HSR Act and as set forth on
Schedule 2.3(b), Shareholder is not, and shall not be, required to give any notice to or obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions described in this Agreement which, if not given or obtained, would result in a Shareholder Material Adverse Effect; provided, however, Shareholder is relying on the accuracy of Schedule 2.3(b).

              (d) For purposes of this Agreement, "Shareholder's Knowledge" means information, facts or events which any presently serving officer of Shareholder actually knows or which any presently serving officer of Shareholder reasonably should know in connection with their performance of their duties as an officer of Shareholder.

              (e) For purposes of this Agreement, "Shareholder Material Adverse Effect" means any event or events that would be reasonably expected to have a material and adverse effect on the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of the Shareholder, taken as a whole;


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     3.5 SHAREHOLDER'S BROKER FEES. Except as disclosed in Schedule 3.5, all negotiations relative to this Agreement and the transactions described in this Agreement have been conducted by Shareholder directly with Humana in such manner so as not to give rise to any valid claim against Humana, Acquisition Subsidiary or the Acquired Companies for a finder's fee, investment banking fees, brokerage commission or other like payment.

     3.6 LITIGATION. Except as set forth on Schedule 2.20, to Shareholder's Knowledge, there are no investigations, actions, lawsuits, claims, arbitrations or proceedings, either judicial, administrative or otherwise, pending, threatened or contemplated, against or affecting the Shareholder's ability to perform its obligations hereunder.

4. REPRESENTATIONS AND WARRANTIES OF HUMANA AND ACQUISITION SUBSIDIARY. Each of Humana and Acquisition Subsidiary, jointly and severally, represents and warrants to the Company and Shareholder as follows:

     4.1 INCORPORATION; CORPORATE POWER. Humana is duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisition Subsidiary is duly organized, validly existing and in good standing under the laws of the State of Ohio. Humana and Acquisition Subsidiary each has full corporate power and authority to own and lease its properties as such properties are now owned and leased and to conduct its business as and where its business has and is now being conducted.

     4.2 AUTHORITY; NO CONFLICT.

              (a) Humana and Acquisition Subsidiary have each approved this Agreement and the consummation of the transactions subject to the terms of this Agreement by all necessary corporate action. This Agreement constitutes the valid and binding obligation of each of Humana and Acquisition Subsidiary, enforceable against each of them in accordance with its terms. Each of Humana and Acquisition Subsidiary has the right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

              (b) Except as set forth on Schedule 4.2(b), neither the execution and delivery of this Agreement by Humana or Acquisition Subsidiary nor the consummation or performance by Humana or Acquisition Subsidiary of any of the transactions described in this Agreement shall, directly or indirectly (with or without notice or lapse of time):

                  (1) Contravene, conflict with, or result in a violation of any provision of the articles of incorporation, regulations or bylaws, as the case may be, of Humana or Acquisition Subsidiary, or any resolution adopted by the board of directors of either Humana or Acquisition Subsidiary; or

                  (2) To "Humana's Knowledge" (as defined in Section 4.2(d)) or "Acquisition Subsidiary's Knowledge" (as defined in Section 4.2(d)), contravene, conflict with, or result in a violation of, or give any Governmental Body, or other person the right to challenge any of the transactions described in this Agreement or to exercise any remedy or obtain any relief


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     under, any law, rule, ordinance or regulation to which Humana or
     Acquisition Subsidiary may be subject.

              (c) Except for the approval under the HSR Act and as set forth on
Schedule 2.3(b), neither Humana nor Acquisition Subsidiary is, or shall be, required to give any notice to or obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions described in this Agreement which, if not given or obtained, would reasonably be expected to have a material adverse effect on the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of Humana and Acquisition Subsidiary, taken as a whole; provided, however, Humana and Acquisition Subsidiary are relying on the accuracy of Schedule 2.3(b).

              (d) For purposes of this Agreement, "Humana's Knowledge" means information, facts or events which any presently serving officer of Humana actually knows or which any presently serving officer of Humana reasonably should know in connection with his or her performance of his or her duties as an officer of Humana. For purposes of this Agreement, "Acquisition Subsidiary's Knowledge" means information, facts or events which any officer or director of Acquisition Subsidiary actually knows or which any officer or director of Acquisition Subsidiary reasonably should know in connection with his or her performance of his or her duties as an officer or director of Acquisition Subsidiary.

     4.3 HUMANA'S AND ACQUISITION SUBSIDIARY'S BROKER FEES. Except as set forth on Schedule 4.3, all negotiations relative to this Agreement and the transactions described in this Agreement have been conducted by Humana and Acquisition Subsidiary directly with Shareholder and the Company in such manner so as not to give rise to any valid claim against Shareholder or the Acquired Companies for a finder's fee, investment banking fees, brokerage commission or other like payment.

     4.4 LITIGATION. To Humana's Knowledge or Acquisition Subsidiary's Knowledge, there are no investigations, actions, lawsuits, claims, arbitrations or proceedings, either judicial, administrative or otherwise, pending, threatened or contemplated, against or affecting the Humana's or Acquisition Subsidiary's ability to perform its obligations hereunder.

5. COVENANTS OF THE PARTIES.

     5.1 OPERATION OF THE COMPANY PENDING EFFECTIVE DATE. From the date of this Agreement through the Effective Date, the Acquired Companies shall, except (1) as otherwise provided in this Agreement, (2) with the written consent of Humana, which consent shall not be unreasonably withheld or (3) for actions or omissions disclosed in any Schedule as of the date of this Agreement (not including "Updated Schedules" (as defined in Section 11.3(b))):

              (a) Continue each of the Acquired Companies' business and operations substantially in the same manner as heretofore, not undertake any transactions or enter into any contracts, commitments or arrangements other than
(1) in the ordinary course of business consistent with


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past practices or (2) as disclosed in this Agreement, and use its reasonable best efforts to preserve each of the Acquired Companies' present business and organization;

              (b) Refrain from disposing of or encumbering or agreeing to dispose of or encumber any of the Acquired Companies' assets other than in the ordinary course of business consistent with past practices except as would not, together with any other occurrence referred to in a clause of this Section 5.1 similarly limited, result in a Material Adverse Effect;

              (c) Maintain the Permits and not take any action, or refrain from taking any action, which could cause any of the Permits to be revoked, restricted or suspended, except as would not, together with any other occurrence referred to in a clause of this Section 5.1 similarly limited, result in a Material Adverse Effect;

              (d) Not permit any Acquired Company to make any commitment for capital expenditure in excess of $50,000 in a single transaction or series of related transactions other than those capital expenditures disclosed in this Agreement;

              (e) Maintain the existing insurance coverage of each Acquired Company, subject to variations in amounts required by ordinary operations consistent with past practices, except as would not, together with any other occurrence referred to in a clause of this Section 5.1 similarly limited, result in a Material Adverse Effect;

              (f) Not terminate or amend any Contract or Permit except in the ordinary course of business consistent with past practices, except as would not, together with any other occurrence referred to in a clause of this Section 5.1 similarly limited, result in a Material Adverse Effect;

              (g) Not take or omit to take any action which would cause any of the representations and warranties made by it in this Agreement to be untrue or incorrect;

              (h) Not declare or pay any dividend on, or make any distribution to the holders in their capacity as such of, any of the Company Shares;

              (i) Not change any of the Acquired Companies' Articles of Incorporation or Regulations;

              (j) Maintain each of the Acquired Companies' existence;

              (k) Not authorize for issue or issue any additional shares of capital stock or any options, warrants, agreements or other rights entitling any person or entity to purchase or acquire any of the shares of capital stock of any of the Acquired Companies or change or otherwise adjust the number of shares of capital stock outstanding;

              (l) Not permit the Acquired Companies to make any investment in any other corporation, association, partnership, limited liability company or other business organization or enter into, modify, terminate or waive any right under any material lease, license, contract or


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



other instrument other than in the ordinary course of business consistent with past practice or as disclosed in this Agreement;

              (m) Except in the ordinary course of business consistent with past practices, not modify or amend any agreement, plan, contract or arrangement of an Acquired Company (1) offering health care to its members or subscribers, (2) obtaining health care services on behalf of its members or subsidiaries, or (3) providing for re-insurance of health care costs or risks;

              (n) Except in the ordinary course of business consistent with past practices, not increase the rate or change the nature of the compensation payable to any of the Acquired Companies' officers or directors or any health care provider; and

              (o) Not incur or agree to incur on the part of the Acquired Companies any indebtedness for borrowed money or allow any of their assets to be subjected to any Encumbrance which would, together with any other occurrence referred to in a clause of this Section 5.1 similarly limited, result in a Material Adverse Effect.

     5.2 NEGOTIATIONS WITH OTHERS.

              (a) Except as provided in Sections 5.2(b) and 5.2(c), from and after the date of this Agreement and prior to the Effective Date:

                  (1) Neither the Company nor Shareholder shall, and the Company and Shareholder shall direct and use their reasonable best efforts to cause the Acquired Companies and the officers, directors, trustees, employees and authorized agents and representatives of Shareholder and the Acquired Companies (including, without limitation, any investment banker, attorney or accountant retained by Shareholder or the Company) not to (A) initiate, solicit or encourage, directly or indirectly, any inquiries from potential third party acquirors (together with any agents, investment bankers, attorneys or accountants for such persons, "Third Party Acquirors") or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to shareholders of the Company) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of the Acquired Companies (any such inquiry, proposal or offer, an "Acquisition Proposal"), (B) have discussions concerning, engage in any negotiations concerning, or provide any "Information" (as defined in Section 11.9(a)) to potential Third Party Acquirors relating to, an Acquisition Proposal, or (C) otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal;

                  (2) Each of Shareholder and the Company shall, and the Company shall cause the Acquired Companies to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any potential Third Party Acquirors conducted heretofore with respect to any of the foregoing and shall take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 5.2; and


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                  (3) Shareholder and the Company, as the case may be, shall notify Humana immediately if any Acquisition Proposal is received by, any information is requested from, or any such negotiations or discussions are sought to be initiated or continued, with any of them, as the case may be, and Shareholder or the Acquired Companies, as the case may be, shall promptly provide Humana with copies of any written materials Shareholder or any of the Acquired Companies receive from any potential Third Party Acquiror that relates to an Acquisition Proposal without identifying the identity of any such potential Third Party Acquiror.

              (b) Notwithstanding anything to the contrary contained in Section 5.2(a), from the date of this Agreement through 4:00 p.m. Cincinnati time on the date which is two weeks after the date of this Agreement (the "Window Period"), the Board of Directors of the Company and the trustees of Shareholder and their officers, directors, trustees, employees and authorized agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or Shareholder) may:

                  (1) Advise a Third Party Acquiror that the Company and Shareholder may consider a "Third Party Offer" (as defined in Section 5.2(d)); and

                  (2) Furnish information to or enter into discussions or negotiations with, any person or entity that expresses, in writing, a desire to make a Third Party Offer if, and only to the extent that:

                      (A) Prior to or concurrently with furnishing such information to, or entering into discussions or negotiations with, such a person or entity concerning a Third Party Offer, the Company provides written notice to Humana to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity; and

                      (B) Shareholder and the Company keep Humana informed generally of the status of any such discussions or negotiations without identifying the identity of the person making the Third Party Offer or the specific terms thereof.

              (c) Shareholder and the Company may accept a Third Party Offer received during the Window Period provided that:

                  (1) Neither Shareholder nor the Company has breached in any material respect its obligations under this Section 5.2;

                  (2) Shareholder or the Company delivers a copy of the Third Party Offer to Humana on or before the expiration of the Window Period;

                  (3) Shareholder and the Company accept the Third Party Offer prior to 4:00 p.m. Cincinnati time on the first to occur of (A) the date which is three weeks after the date of this Agreement or (B) June 23, 1997;


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                  (4) The negotiation and documentation of the Third Party Offer occurred in accordance with the following:

                      (A) Immediately after the date of this Agreement, the Company shall issue a press release describing in reasonable detail the Agreement and the transaction proposed to be consummated;

                      (B) The person making the Third Party Offer has been furnished a copy of this Agreement; and

                      (C) The person making the Third Party Offer has made such offer utilizing the form of this Agreement, if an all-cash offer, or utilizing that form to the extent possible, making only necessary changes therein for an offer involving consideration other than all cash;

                  (5) If the Third Party Offer is an all-cash offer, it provides "Total Consideration" (as defined in Section 5.2(e)) that is at least $1,000,000 greater than the sum of (A) the Per-Share Merger Consideration multiplied by the number of Company Shares outstanding on the date of this Agreement, (B) the maximum cash consideration payable by the Company with respect to the Options pursuant to Section 5.16(b) and (C) the amounts payable to Humana pursuant to Section 11.1, or if the Third Party Offer provides for consideration other than all cash, the Board of Directors of the Company has been furnished with a written opinion of a nationally-recognized investment banking firm dated on or before June 23, 1997, stating that the Total Consideration is at least $1,000,000 greater than the sum of (A) the Per-Share Merger Consideration multiplied by the number of Company Shares outstanding on the date of this Agreement, (B) the maximum cash consideration payable by the Company with respect to the Options pursuant to Section 5.16(b) and (C) the termination fee payable to Humana pursuant to Section 11.1;

                  (6) Shareholder and the Company contemporaneously terminate this Agreement pursuant to Section 8.1(b)(4); and

                  (7) The Company shall pay to Humana the amounts contemplated by Section 11.1.

              (d) For purposes of this Agreement, a "Third Party Offer" means a bona fide proposal in writing, not subject to any financing condition, to acquire substantially all of the Company Shares by purchase or merger.

              (e) For purposes of this Agreement, "Total Consideration" means, with respect to a Third Party Offer, the total consideration to be paid by the Third Party Acquiror pursuant to a Third Party Offer including (1) the consideration for the outstanding stock of the Company, (2) all amounts or consideration payable with respect to the Options and (3) the assumption or the past or future payment of the amounts payable to Humana pursuant to Section 11.1, whether by the Company or the Third Party Acquiror.


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     5.3 REQUIRED APPROVALS. As promptly as practicable after the date of this
Agreement, Humana, Acquisition Subsidiary, Shareholder and the Company shall, and the Company shall cause all Acquired Companies to, make all filings required by applicable law to be made by any of them in order to consummate the transactions in accordance with the terms of this Agreement (including all filings under the HSR Act). Between the date of this Agreement and the Effective Date, Humana, Acquisition Subsidiary, Shareholder and the Company shall, and the Company shall cause all Acquired Companies to, (a) cooperate with each other with respect to all filings that any party elects to make or is required by applicable law to make in connection with the transactions described in this Agreement, and (b) cooperate with each other in obtaining all necessary consents.

     5.4 MEETING OF THE COMPANY'S SHAREHOLDERS.

              (a) The Company shall take, consistent with applicable law and its Articles of Incorporation and Regulations, all actions necessary to convene a timely meeting of its shareholders as promptly as practicable to consider and vote upon the approval of this Agreement and the Merger. The Board of Directors of the Company shall recommend approval of the Merger and this Agreement, and the Company shall take all lawful action to solicit such approval.

              (b) The Company's proxy or information statement with respect to such meeting of shareholders (the "Proxy Statement"), at the date thereof and at the date of such meeting, shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information concerning Humana or Acquisition Subsidiary furnished to the Company by Humana specifically for use in the Proxy Statement. The Company shall give Humana and its counsel the opportunity to review the Proxy Statement and all amendments and supplements to the Proxy Statement prior to such document being filed with, or sent to, the SEC. Humana and the Company shall cooperate with each other in the prompt preparation and filing of the Proxy Statement with the SEC. The Company shall notify Humana promptly of the receipt of any comments of the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information, and shall supply Humana with copies of all correspondence between the Company or its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement. The Company shall use its reasonable best efforts, after consultation with the other parties to this Agreement, to respond promptly to all comments of and requests by the SEC. The Proxy Statement shall not be filed, and no amendment or supplement to the Proxy Statement shall be made by the Company, without prior consultation with Humana and its counsel. As promptly as practical after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement and related form of proxy to the shareholders of the Company. If the Company mails definitive proxy materials to its Shareholders prior to June 23, 1997, then (1) if the Company intends to accept a Third Party Offer, the Board of Directors of the Company shall be permitted to withdraw or modify its recommendations to shareholders of the Merger and this Agreement, and to make any


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recommendation to shareholders necessary in connection with the acceptance by the Company of such Third Party Offer, and (2) the Company shall be permitted to amend the Proxy Statement to reflect any Third Party Offer or any amendment of this Agreement arising from a Third Party Offer and to take all appropriate actions, including canceling, rescheduling or adjourning the meeting of Shareholders of the Company.

              (c) No written information concerning Humana or Acquisition Subsidiary furnished to the Company by Humana specifically for use in the Proxy Statement shall, at the date thereof and at the date of such meeting, include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     5.5 VOTING AGREEMENT OF SHAREHOLDER. At any meeting of the shareholders of the Company, or in any action of shareholders of the Company taken by written consent in lieu of a meeting, Shareholder shall vote all of the Company Shares owned or controlled by it (1) in favor of the Merger, this Agreement and all of the transactions described in this Agreement and (2) against any proposal which may materially impair the Company's ability to consummate, or materially reduce the benefits to Humana resulting from, the Merger. Notwithstanding anything contained in this Section 5.5, the voting agreement of Shareholder shall terminate upon termination of this Agreement by Shareholder and the Company in compliance with Section 8, below.

     5.6 FILINGS; OTHER ACTION; FURTHER ACTIONS. Subject to the terms and conditions of this Agreement, the Company, Shareholder, Humana and Acquisition Subsidiary shall, and the Company shall cause all Acquired Companies to, promptly make their respective filings and thereafter make any other required submissions under health maintenance organization and insurance licensure, certificate of need and certificate of authority laws and regulations that may be applicable to the Acquired Companies and the Merger.

     5.7 NON-COMPETITION AGREEMENT. In further consideration of the Merger and subject to the consummation of the Merger, Shareholder hereby agrees that it shall not after the Effective Time, directly or indirectly, jointly or severally, as a principal, partner, joint venturer, proprietor, consultant, franchisor, franchisee, agent, shareholder, lender, member or in any other capacity, own, operate or manage a health maintenance organization or otherwise engage in any health benefit plan business in Indiana, Kentucky or Ohio for a period of four years from the Effective Date, except as the owner of less than five percent (5%) of the outstanding stock of a publicly-traded company.

     5.8 COMPLIANCE WITH CONDITIONS. All parties shall cooperate fully with each other in order to meet the conditions set forth in Sections 6 and 7. All parties shall use their respective reasonable best efforts, and act in good faith, to consummate the transactions in accordance with the terms of this Agreement as promptly as possible.


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     5.9 FURTHER INVESTIGATION OF THE COMPANY AND HUMANA. During the period from the date of this Agreement through the Effective Date, Shareholder and Company shall and shall cause all Acquired Companies to:

              (a) Afford to Humana and the officers, employees and representatives of Humana free access to the premises of any of the Acquired Companies, and to all records and information of the Acquired Companies relating to the Company Shares and the business assets and operations of the Acquired Companies during normal business hours upon reasonable prior notice so that Humana may have full opportunity to make such investigation as it shall desire of the affairs of the Acquired Companies; provided, however, that Humana shall take reasonable efforts to not interfere with or disrupt the business activities of the Company; and

              (b) Furnish or cause to be furnished to Humana and the officers, employees and representatives of Humana, all data and information concerning the business, finances, properties, assets and affairs of the Acquired Companies as reasonably requested by Humana.

     5.10 GOVERNANCE OF THE SURVIVING CORPORATION. For a period of three years after the Effective Date, Humana shall vote its shares in the Surviving Corporation at any meeting at which directors are elected in favor of those nominated directors so that after such election, if such persons are elected, there would be six directors (a) two directors of the Surviving Corporation who are trustees of Shareholder who shall be nominated by Shareholder, (b) two directors of the Surviving Corporation who are senior management members of Humana and (c) two directors of the Surviving Corporation who are officers of the Surviving Corporation and, if Daniel A. Gregorie, M.D. is then serving as the senior officer of the Surviving Corporation, one of whom shall be Dr. Gregorie, and the other of whom shall be nominated by Dr. Gregorie; provided, however, that each such election is subject to the willingness of each such person to serve as a director of the Surviving Corporation. If Dr. Gregorie no longer serves as the senior officer of the Surviving Corporation, the director positions to be filled by Dr. Gregorie and his nominee shall be filled by the senior officer of the Surviving Corporation resident in Cincinnati and his or her nominee.

     5.11 SECURITIES REPORTS. Any Company Reports filed with the SEC subsequent to the date of this Agreement and prior to the Effective Date shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     5.12 FORMATION OF TASK FORCE. Promptly after the execution of this Agreement, Humana and the Company shall form a transition task force. The Chief Executive Officer of the Company shall chair the task force. The task force shall review and make recommendations to Humana and the Company concerning transition issues.

     5.13 NOTICE OF INACCURACIES. Humana or Acquisition Subsidiary shall notify the Company and Shareholder promptly, and in any case on or prior to the Effective Date, of any inaccuracy or omission in any Company or Shareholder representation, warranty or covenant which comes


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



to Humana's or Acquisition Subsidiary's attention on or prior to the Effective Date. The Company or Shareholder, as the case may be, shall notify Humana promptly, and in any case on or prior to the Effective Date, of any inaccuracy or omission in any Humana or Acquisition Subsidiary representation, warranty or covenant which comes to the Company's or Shareholder's attention on or prior to the Effective Date.

     5.14 TAXES.

              (a) Humana shall cause the Surviving Corporation to prepare and to timely file all required tax returns, including, without limitation, federal, state and local returns, for the Acquired Companies for any period that ends on or before the Effective Date, for which returns have not been filed as of such date.

              (b) After the Effective Date, the parties shall make available to one another, as reasonably requested, and to any taxing authority, all information, records, or documents relating to tax liabilities or possible tax liabilities of the Acquired Companies for all periods that begin before or end on the Effective Date and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof.

     5.15 INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE.

              (a) From and after the Effective Time, Humana agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present officers, directors, employees and agents (the "Indemnified Parties") of the Acquired Companies to the full extent such persons may be indemnified by the Acquired Companies pursuant to the Acquired Companies' Articles of Incorporation and Regulations as in effect as of the date of this Agreement for acts and omissions occurring at or prior to the Effective Time and shall advance reasonable litigation fees and expenses incurred by such persons in connection with defending any action arising out of such acts or omissions, provided that such persons provide any requisite affirmations and undertaking, as set forth in the Acquired Companies' Regulations as in effect on the date of this Agreement.

              (b) Any Indemnified Party shall promptly notify Humana and Surviving Corporation of any claim, action, suit, proceeding or investigation for which such party may seek indemnification under this Section 5.15; provided, however, that the failure to furnish any such notice shall not relieve Humana or the Surviving Corporation from any indemnification obligation under this Section
5.15 except to the extent Humana or the Surviving Corporation is materially prejudiced thereby. In the event of any such claim, action, suit, proceeding, or investigation, (1) the Surviving Corporation shall have the right to assume the defense thereof, and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred thereafter by such Indemnified Parties in connection with the defense thereof, except that all Indemnified Parties (as a group) shall have the right to retain separate counsel, reasonably acceptable to such Indemnified Parties and Humana, at the expense of the Indemnifying Party if the named parties to any such proceeding include both the Indemnified Party and the Surviving Corporation and there is a potential conflict of interest requiring retention of separate counsel for one or more Indemnified Parties, (2) the Indemnified


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



Parties shall cooperate in the defense of any such matter, and (3) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent. In addition, Humana shall provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Acquired Companies' current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the policy maintained by the Company on January 1, 1997, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Humana and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of one and one-half times the last annual premium paid by the Company prior to January 1, 1997, but in such case shall purchase as much such coverage as possible for such amount.

              (c) This Section 5.15 is intended to benefit the Indemnified Parties, shall be enforceable by each Indemnified Party and his or her heirs and representatives, and shall be binding on all successors and assigns of the Company, Humana, Acquisition Subsidiary and the Surviving Corporation. If the Merger occurs, the covenant contained in this Section 5.15 shall survive the Effective Time and shall never expire.

     5.16 COMPANY STOCK OPTIONS.

              (a) The Company shall (1) terminate the Company's 1996 Long Term Stock Incentive Plan (the "Option Plan") immediately prior to the Effective Time without prejudice to the holders of the Options and (2) grant no additional options or rights under the Option Plan.

              (b) The Company has granted certain of its employees options to purchase Company Shares pursuant to the Option Plan as set forth on Schedule
5.16 (the "Options"). Schedule 5.16 sets forth options granted (including the name of each option holder, the option exercise price, the number of Company Shares which each person has an option to purchase and the date of each grant) by the Company. Prior to the Effective Time, the Company shall take action sufficient to cause at least 1,000,000 of the Options to terminate at the Effective Time. The Company may agree to provide holders of Options as consideration for such termination cash in the per share amount equal to the difference between (1) the Per Share Merger Consideration and (2) $10. Such cash payments shall be payable to holders of Options as soon as practicable after the Effective Date, subject to all applicable payroll and withholding taxes.

6. CONDITIONS TO THE OBLIGATIONS OF HUMANA AND ACQUISITION SUBSIDIARY. The obligations of Humana and Acquisition Subsidiary to consummate the transactions described in this Agreement are subject to the fulfillment, prior to or at the Effective Date, of the following condi tions precedent, any of which may be waived in writing by Humana at any time prior to the Effective Date:

     6.1 REPRESENTATIONS AND WARRANTIES CORRECT. All representations and warranties of the Acquired Companies and Shareholder in this Agreement shall be true and correct in all material respects on and as of the Effective Date as though made on such date without taking into account the effect of Updated Schedules other than changes to the Schedules which are not material.


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     6.2 COMPLIANCE WITH COVENANTS. The Acquired Companies and Shareholder shall have per formed and complied in all material respects with all of the covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Effective Date or cured any default, breach or failure thereof prior to or at the Effective Date.

     6.3 NO LITIGATION. No action or proceeding before any court or any governmental body shall be pending or threatened pursuant to which an unfavorable judgment, decree, injunction or order would reasonably be expected to (a) prevent the carrying out of this Agreement or any of the transactions contemplated hereby, (b) declare unlawful the transactions described in this Agreement, (c) cause such transactions to be rescinded or (d) adversely affect the right of Humana to own the Company Shares or operate or control the business, operations or assets of the Acquired Companies.

     6.4 COMPLIANCE WITH LAWS; GOVERNMENTAL APPROVALS. Shareholder, to the extent applicable, and the Acquired Companies have complied with all laws and regulations relating to the operations of the Acquired Companies through the Effective Date and Humana has received all state licenses, certificates of authority and certifications necessary for it to operate the Acquired Companies' businesses on and after the Effective Date in substantially the same manner as they were operated immediately prior to the Effective Date (including all approvals under the HSR Act).

     6.5 NO MATERIAL CHANGES. Humana is satisfied that no law, rule, order or regulation is pending, published for comment, introduced or enacted which, in the reasonable opinion of Humana, would result in a Material Adverse Effect on the Acquired Companies following the Effective Date.

7. CONDITIONS TO OBLIGATIONS OF SHAREHOLDER AND THE COMPANY. The obligations of Shareholder and the Company to consummate the Merger are subject to the fulfillment prior to or at the Effective Date of the following conditions precedent, any of which may be waived in writing by Shareholder and the Company at any time prior to the Effective Date:

     7.1 REPRESENTATIONS AND WARRANTIES CORRECT. All representations and warranties of Humana and Acquisition Subsidiary in this Agreement shall be true and correct in all material respects on and as of the Effective Date as though made on such date.

     7.2 COMPLIANCE WITH COVENANTS. Humana and Acquisition Subsidiary shall have performed and complied in all material respects with all of the covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Effective Date or cured any default, breach or failure thereof prior to or at the Effective Date.

     7.3 NO LITIGATION. No action or proceeding before any court or any governmental body shall be pending or threatened pursuant to which an unfavorable judgment, decree, injunction or order would reasonably be expected to (a) prevent the carrying out of this Agreement or any of the transactions contemplated hereby, (b) declare unlawful the transactions described in this Agreement or (c) cause such transactions to be rescinded.


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     7.4 SHAREHOLDER APPROVAL. This Agreement and the Merger have been approved by the holders of a requisite number of Company Shares in accordance with applicable law and the Articles of Incorporation and Regulations of the Company.

     7.5 COMPLIANCE WITH LAWS; GOVERNMENTAL APPROVALS. Humana, to the extent applicable, and Acquisition Subsidiary have complied with all laws and regulations relating to the operations of the Acquired Companies through the Effective Date and Humana has received all state licenses, certificates of authority and certifications necessary for it to acquire and operate the Acquired Companies' businesses on and after the Effective Date in substantially the same manner as they were operated immediately prior to the Effective Date (including all approvals under the HSR Act). Shareholder, Acquired Companies, Humana and/or Acquisition Subsidiary shall have received all material consents, authority, certifications or approvals from all Governmental Bodies required or necessary in order to consummate the transactions in accordance with the terms of this Agreement, including without limitation any approvals from the Ohio Attorney General, if required, and any state department of insurance, if required.

8. TERMINATION.

     8.1 TERMINATION EVENTS.

              (a) Humana may terminate this Agreement by delivery of notice of termination to Shareholder and the Company if at any time prior to the Effective
Date:

                  (1) Any representation or warranty of Shareholder or the Acquired Companies in this Agreement or any other agreement or instrument delivered in connection therewith becomes materially untrue and the breach has not been cured within ten (10) business days following the receipt by the Company and Shareholder of notice of the breach;

                  (2) Shareholder or the Acquired Companies fail or refuse to perform in any material respect any obligation or covenant to be performed by either of them prior to the Effective Date and the breach has not been cured within ten (10) business days following the receipt of notice by the Company and Shareholder of the breach;

                  (3) Any of the conditions in Section 6 has not been satisfied as of the Effective Date or, if satisfaction of such a condition is or becomes impossible (other than through the failure of Humana to comply with its obligations under this Agreement), Humana has not waived such condition on or before the Effective Date; or

                  (4) The Company delivers to Humana Updated Schedules which materially modify the Schedules as of the date of this Agreement.

              (b) Shareholder and the Company may terminate this Agreement by delivery of notice of termination to Humana if at anytime prior to the Effective
Date:


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                  (1) Any representation or warranty of Humana or Acquisition
     Subsidiary in this Agreement or any other agreement or instrument delivered in connection therewith becomes materially untrue and the breach has not been cured within ten (10) business days following the receipt by Humana of notice of the breach;

                  (2) Humana or Acquisition Subsidiary fail or refuse to perform any obligation or covenant to be performed in any material respect by it prior to the Effective Date which has not been cured within ten (10) business days following Humana's receipt of notice of the breach;

                  (3) Any of the conditions in Section 7 has not been satisfied as of the Effective Date or, if satisfaction of such a condition is or becomes impossible (other than through the failure of Shareholder or the Acquired Companies to comply with their respective obligations under this Agreement), Shareholder and the Company have not waived such condition on or before the Effective Date;

                  (4) The Company and Shareholder deliver notice of termination to Humana contemporaneously with their accepting a Third Party Offer pursuant to Section 5.2(c); or

                  (5) On or before the end of the Window Period, (1) the Company shall have received a written notice from Morgan Stanley & Co., Inc. that the previously issued opinion on the fairness of this Agreement has been withdrawn, or (2) Shareholder shall have received a written notice from Credit Suisse First Boston that the previously issued opinion on the fairness of this Agreement has been withdrawn; provided, however, that a copy of such notice is promptly delivered to Humana and that the Company or Shareholder, as the case may be, gives notice of the termination of this Agreement to Humana within five (5) business days after the end of the Window Period.

              (c) The parties may terminate this Agreement at any time prior to the Effective Date by mutual written consent; or

              (d) Any party may terminate this Agreement by delivery of notice of termination to the other parties if the Merger has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before January 31, 1998, or such later date as the parties may agree in writing.

     8.2 EFFECT OF TERMINATION. Each party's right of termination under Section
8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination shall not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate, except that the rights and obligations in Sections 2.7, 3.5, 4.3, 11.1 and 11.9 shall survive; provided, however, notwithstanding anything to the contrary contained in this Agreement, that if this Agreement is terminated by a party because of the breach of the Agreement by another party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this


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Agreement, the terminating party's right to pursue all legal remedies shall survive such termination unimpaired.

9. DELIVERIES AND ACTIONS TAKEN AT EFFECTIVE DATE.

     9.1 DELIVERIES BY SHAREHOLDER AND THE COMPANY. On the Effective Date, Shareholder and the Company, as appropriate, shall deliver to Humana the following (duly executed and notarized where appropriate):

              (a) Certified copies of resolutions of each of (1) the Board of Directors of the Company and (2) trustees of Shareholder which shall be in full force and effect as of the Effective Date authorizing the execution and delivery of this Agreement and the consummation of the Merger;

              (b) Certified copies of resolutions of Shareholders of the Company which shall be in full force and effect as of the Effective Date approving the Merger;

              (c) Certificates of Good Standing from the Secretaries of State of the States of Indiana, Kentucky and Ohio for each of the Acquired Companies, if applicable;

              (d) Certificates signed by the chairman of Shareholder and an executive officer of the Company, respectively, in their capacities as such, certifying as to the fulfillment of the conditions applicable to each set forth in Sections 6.1 through 6.4;

              (e) An opinion of Frost & Jacobs, counsel to the Company, in substantially the form attached as Exhibit B;

              (f) An opinion of Dinsmore & Shohl, LLP, counsel to Shareholder, in substantially the form attached as Exhibit C; and

              (g) Such other documents as may be reasonably requested by Humana that it deems reasonably necessary to effect the Merger.

     9.2 DELIVERIES BY HUMANA AND ACQUISITION SUBSIDIARY. On the Effective Date, Humana and Acquisition Subsidiary, as appropriate, shall deliver to Shareholder or the Paying Agent, as appropriate, the following (duly executed and notarized where appropriate):

              (a) The Merger Consideration to the Paying Agent pursuant to
Section 1.5;

              (b) Certified copies of the resolutions of the Board of Directors of Humana or the Executive Committee of Humana's Board of Directors, which shall be in full force and effect as of the Effective Date, authorizing the execution of this Agreement and the consummation of the Merger;


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



              (c) Certified copies of the resolutions of the Board of Directors of Acquisition Subsidiary, which shall be in full force and effect as of the Effective Date, authorizing the execution of this Agreement and the consummation of the Merger;

              (d) A Certificate of Good Standing for Humana from the Secretary of State of Delaware;

              (e) A Certificate of Good Standing for Acquisition Subsidiary from the Secretary of State of Ohio;

              (f) A certificate signed by an officer of Humana in his or her capacity as such certi fying as to the fulfillment of the conditions set forth in Sections 7.1 through 7.5;

              (g) An opinion of Greenebaum Doll & McDonald PLLC, counsel to Humana, in substantially the form attached as Exhibit D; and

              (h) Such other documents as may be reasonably necessary to effect the Merger.

10. INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

     10.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All statements constituting representations and warranties contained in this Agreement shall be deemed representations and warranties only of the party to whom same are attributable. All representations and warranties set forth in this Agreement shall survive the date of this Agreement and the consummation of the transactions contemplated by this Agreement. Prior to the Effective Time, Humana and Acquisition Subsidiary shall pursue only the Company for the breach of any representation or warranty or the default, nonfulfillment or breach of any covenant of the Company. In no event shall the Company be liable for breach of any representation or warranty or the default, nonfulfillment or breach of any covenant following the Effective Time.

     10.2 CERTAIN DEFINITIONS. As used in this Section 10, the following terms shall have the meanings set forth below:

              (a) "Losses" shall mean any and all losses, liabilities, damages, or reasonable expenses (whether or not known or asserted prior to the date of this Agreement), including, without limitation, interest on any amount payable to a third party as a result of the foregoing, liabilities on account of taxes and any legal or other expenses reasonably incurred in connection with defending any claims or actions, which result in any liability to "Indemnitee" (as defined in Section 10.2(c)) under this Agreement; provided, however, that Losses shall be net of any proceeds recovered or recoverable by Indemnitee from an insurance company on account of the Losses (after taking into account any costs incurred in obtaining such proceeds).

              (b) "Third-Party Claim" or "Third-Party Claims" shall mean any and all Losses which arise out of or result from (1) any claims, actions, or suits asserted against an Indemnitee by a third party, or (2) any liabilities of, or amounts payable by, an Indemnitee to a third party arising


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



out of clause (1), including, without limitation, claims, actions or suits asserted against an Indemnitee by any taxing authority on account of taxes.

              (c) "Indemnitee" shall mean any person which may be entitled to seek indemnification pursuant to the provisions of Section 10.3 or 10.4.

              (d) "Indemnitor" shall mean any person which may be obligated to provide indemnification pursuant to Section 10.3 or 10.4.

              (e) "Notice Period," as applied to any Third-Party Claim for which an Indemnitee seeks to be indemnified pursuant to this Section 10, shall mean the period ending on the earlier of the following:

                  (1) Thirty (30) days after the time at which Indemnitee has either (A) received notice of the facts giving rise to the Third-Party Claim or (B) commenced an active investigation of circumstances likely to give rise to the Third-Party Claim and, in each case, where Indemnitee believes or should reasonably believe that such facts or circumstances would give rise to the Third-Party Claim for which Indemnitee would be entitled to indemnification pursuant to this Section 10; and

                  (2) Thirty (30) days after the time at which any Third-Party Claim against Indemnitee has become the subject of proceedings before any court or tribunal.

              (f) "Claim Notice" shall have the meaning set forth in Section
10.5.

     10.3 INDEMNITY BY SHAREHOLDER. From and after the Effective Time, Shareholder shall indemnify and hold harmless Humana and the Surviving Corporation and the respective directors, officers, employees, agents and representatives of Humana and Acquisition Subsidiary (each of whom may be an Indemnitee pursuant to this Section 10) from and against the following:

              (a) Any and all Losses which Indemnitee may incur or suffer and which arise out of or result from:

                  (1) Any breach of any of the representations and warranties of Shareholder set forth in Section 3.1; or

                  (2) Any Third-Party Claim relating to, or any liability of the Company, the Surviving Corporation or Humana for, Ohio corporation franchise (income) tax, interest and penalties thereon or costs and expenses related to an actual or proposed assessment of such obligations relating to the application or operation of provisions of Sections 5733.04(I)(12), 5733.042 or other comparable provisions of the Ohio Revised Code, imposing what is commonly referred to as the "Pick-up Tax," to any part of the gain realized by the Shareholder associated with the acquisition or disposition of Company Shares; and

              (b) Subject to Section 10.6, any and all actions, suits, proceedings, assessments, judgments, writs, decrees, orders, costs and expenses (including reasonable fees and expenses of Indemnitee's counsel) arising from any Losses identified in Section 10.3(a).

     10.4 INDEMNITY BY HUMANA AND ACQUISITION SUBSIDIARY. Humana and Acquisition Subsidiary shall indemnify and hold harmless the Company (for periods prior to the Effective Time) and Shareholder (before and after the Effective Time) and their respective directors, trustees, officers, employees, agents and representatives (each of whom may be an Indemnitee pursuant to this Section 10) from and against the following:

              (a) Any and all Losses which may be asserted against Indemnitee or which any Indemnitee shall incur or suffer and which arise out of or result from:

                  (1) Any material breach of any of the representations and warranties of Humana or Acquisition Subsidiary under this Agreement or any Schedule; or

                  (2) Any material default, nonfulfillment or breach of any covenants on the part of Humana or Acquisition Subsidiary under this Agreement; and

              (b) Subject to Section 10.6, any and all actions, suits, proceedings, claims, demands, assessments, judgments, writs, decrees, orders, costs and expenses (including reasonable fees and expenses of Indemnitee's counsel) arising from any Losses identified in Section 10.4(a).

     10.5 NOTIFICATION OF THIRD-PARTY CLAIMS. In no case shall any Indemnitor under this Agreement be liable with respect to any Third-Party Claim against any Indemnitee unless Indemnitee shall have delivered to Indemnitor a "Claim Notice" (as defined in Section 10.5(a)) and the following conditions are satisfied:

              (a) Except as provided in Section 10.5(b), Indemnitee shall have delivered to Indemnitor within the Notice Period a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to the Third-Party Claim and stating that Indemnitee intends to seek indemnification for the Third-Party Claim from Indemnitor pursuant to this Section 10.

              (b) If, in the case of a Third-Party Claim, a Claim Notice is not given by Indemnitee within the Notice Period set forth in Section 10.5(a), Indemnitee shall nevertheless be entitled to be indemnified under this Section to the extent that Indemnitee can establish that Indemnitor has not been materially prejudiced by such time elapsed.

     10.6 DEFENSE OF CLAIMS. Upon receipt of a Claim Notice from an Indemnitee with respect to any Third-Party Claim, Indemnitor may assume the defense thereof with counsel reasonably satisfactory to Indemnitee and Indemnitee shall cooperate in all reasonable respects in such defense. Indemnitee shall have the right to employ separate counsel in any action or claim and to participate in the defense thereof, provided that the fees and expenses of counsel employed by Indemnitee shall be at the expense of Indemnitor only if the counsel is retained pursuant to the following sentence or if the employment of the counsel has been specifically authorized by


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



Indemnitor. If Indemnitor does not notify Indemnitee within thirty (30) days after receipt of the Claim Notice that it elects to undertake the defense thereof, Indemnitee shall have the right to defend the claim with counsel of its choosing reasonably satisfactory to Indemnitor, subject to the right of Indemnitor to assume the defense of any claim at any time prior to settlement or final determination thereof. Indemnitee shall send a written notice to Indemnitor of any proposed settlement of any claim, which settlement Indemnitor may reject, in its reasonable judgment, within thirty (30) days of receipt of such notice. Failure to reject such notice within the thirty (30) day period shall be deemed an acceptance of the notice.

     10.7 ACCESS AND COOPERATION. After the Effective Time, Humana and Surviving Corporation, on the one hand, and Shareholder, on the other hand, shall (a) each cooperate fully with the other as to delivery of all documentation for and the defense of any and all claims for Losses, shall make available to the other, as reasonably requested, all information, records and documents relating to such claims and shall preserve all such information, records and documents until the termination of any such claims, and (b) make available to the other, as reasonably requested, personnel (including technical and scientific), agents and other representatives who are responsible for preparing or maintaining information, records or other documents, or who may have particular knowledge with respect to such claims.

     10.8 ASSIGNMENT OF CLAIMS. In the event that any Losses for which an Indemnitor is responsible or allegedly responsible pursuant to Section 10.3 or
10.4 are recoverable or potentially recoverable against any third party, Indemnitee shall assign any and all rights that it may have to recover the Losses to Indemnitor, or, if the rights are not assignable under applicable law or otherwise, Indemnitee shall attempt in good faith to collect any and all Losses on account thereof from the third party for the benefit of, and at the expense and direction of, Indemnitor.

     10.9 EXCLUSIVE REMEDY. Notwithstanding anything to the contrary contained in this Agreement, including but not limited to the terms and conditions contained in Section 8.2 (but except for claims arising pursuant to Section 5.7 or 11.9), the sole and exclusive remedy available against Shareholder from and after the Effective Time for any and all claims arising under this Agreement regardless whether a remedy otherwise would have been sought on the basis of contract, quasi-contract, tort strict liability or absolute liability (whether statutory or common law) and regardless whether or to what extent any statute or common law may provide, shall be indemnification pursuant to this Section 10.

11. MISCELLANEOUS PROVISIONS.

     11.1 EXPENSES. Except as otherwise expressly provided in this Agreement, each party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement, including all fees and expenses of agents, representatives, counsel and accountants. Humana and the Company shall split the HSR Act filing fee equally. If Shareholder and the Company terminate this Agreement in accordance with
Section 8.1(b)(4), the Company shall pay Humana the following amounts by wire transfer as consideration for terminating this Agreement: (a) contemporaneously with such termination reimbursement of all of Humana's reasonable, documented costs and expenses (including, without


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



limitation, all legal, investment banking, depositary, filing fees and related fees and expenses) but not in excess of $1,000,000; (b) contemporaneously with such termination, two percent (2%) of the Total Consideration provided for in the Third Party Offer; and (c) upon the closing of a purchase or merger transaction involving a material portion of the assets or stock of the assets or stock of the Acquired Companies closing on or before June 30, 1999, (1) four percent (4%) of the total value of such transaction (provided that any such transaction having a total value less than $250,000,000 shall be deemed to have a total value of $250,000,000) minus (2) the amount paid pursuant to clause (b) of this Section 11.1.

     11.2 NOTICE. All notices, requests, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed delivered (a) on the date of personal delivery or transmission by confirmed telegram or confirmed facsimile transmission, (b) on the third business day following the date of deposit in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, or
(c) on the first business day following the date of delivery to a nationally-recognized overnight courier service, in each case addressed as follows, or to such other address, person or entity as either party shall designate by notice to the other in accordance herewith:

                    If to Humana or                    Humana Inc.
               Acquisition Subsidiary:                 500 W. Main Street
                                                       Louisville, Kentucky 40202
                                                       Attn: George Veith
                                                       Telephone No.: (502) 580-3528
                                                       Fax No.: (502) 580-3639

                         With a copy to:               Humana Inc.
                                                       500 W. Main Street
                                                       Louisville, Kentucky 40202
                                                       Attn:  General Counsel
                                                       Telephone No.:  (502) 580-3711
                                                       Fax No.:  (502) 580-3615

               With an additional copy to:             Greenebaum Doll & McDonald PLLC
                                                       3300 National City Tower
                                                       Louisville, Kentucky 40202-3197
                                                       Attn: Michael de Leon Hawthorne, Esq.
                                                       Telephone No.: (502) 587-3684
                                                       Fax No.: (502) 540-2233

                         If to the Company:            ChoiceCare Corporation
                                                       655 Eden Park Drive
                                                       Cincinnati, Ohio 45202-6056
                                                       Attn: Thomas D. Anthony, Esq.
                                                       Telephone No.: (513) 684-7499
                                                       Fax No.: (513) 784-5300



               With a copy to:                     Frost & Jacobs
                                                   2500 PNC Center
                                                   201 East Fifth Street
                                                   Cincinnati, Ohio  45202-4182
                                                   Attn: Mark H. Longenecker, Jr., Esq.
                                                   Telephone No.: (513) 651-6904
                                                   Fax No.: (513) 651-6981

            If to Shareholder:                     The ChoiceCare Foundation
                                                   One West Fourth Street, Suite 502
                                                   Cincinnati, Ohio  45202
                                                   Attn: Donald E. Hoffman, President
                                                   Telephone No.: (513) 241-1400
                                                   Fax No.: (513) 241-1818

               With a copy to:                     Dinsmore & Shohl, LLP
                                                   1900 Chemed Center
                                                   255 East Fifth Street
                                                   Cincinnati, Ohio  45202
                                                   Attn: Paul R. Mattingly, Esq.
                                                   Telephone No.: (513) 977-8281
                                                   Fax No.: (513) 977-8141


     11.3 EXHIBITS; SCHEDULES; ENTIRE AGREEMENT.

              (a) All Exhibits and Schedules to this Agreement shall be deemed to be incorporated in this Agreement by reference and made a part of this Agreement as if set out in full at the place where first mentioned. As used in this Agreement, the term "Agreement" shall mean this Agreement and Plan of Merger and the Exhibits and Schedules as amended or supplemented as permitted in
Section 11.3(b). This Agreement embodies the entire agreement and understanding of the parties regarding its subject matter and supersedes all prior agreements, correspondence, arrangements and understandings relating to the subject matter of this Agreement. No repre sentation, promise, inducement or statement of intention has been made by any party which has not been embodied in this Agreement.

              (b) If, after the date of this Agreement, the Company or Shareholder, as the case may be, first obtains Company Knowledge or Shareholder Knowledge, respectively, of facts, circumstances or events that cause the disclosures in the Schedules to be inaccurate or incomplete, the Company and Shareholder shall supplement, amend, modify or update the Schedules to this Agreement on or before the Effective Time (the "Updated Schedules"); provided, however, that Humana may give written notice to the Company and Shareholder that Humana has elected to delay the Merger up to twenty (20) business days if, and only if, the Updated Schedules are delivered to Humana less than twenty (20) business days prior to the date which would otherwise be the Effective Date.


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



     11.4 AMENDMENT; WAIVER. Except as provided in Section 11.3, this Agreement may be amended, modified, superseded or canceled only by a written instrument signed by all of the parties, and any of the terms, provisions and conditions may be waived, only by a written instrument signed by the waiving party. Failure of any party at any time or times to require performance of any provision of this Agreement shall not be considered to be a waiver of any succeeding breach of such provision by any party.

     11.5 BINDING EFFECT; ASSIGNMENT. All the terms, provisions and conditions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement, and the rights and obligations contained in this Agreement, shall not be assigned, delegated or otherwise transferred, directly or indirectly, by any party to this Agreement without the prior written consent of the other parties. Unless otherwise agreed to in writing, in the event of an assignment, the assigning party shall remain primarily responsible for its obligations arising under this Agreement.

     11.6 CAPTIONS. The captions in this Agreement are included for purposes of convenience only and shall not be considered a part of the Agreement in construing or interpreting any provision of this Agreement.

     11.7 SEVERABILITY OF PROVISIONS. If any provision of this Agreement or the application thereof to any person or circumstance shall to any extent be held in any proceeding to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it was held to be invalid or unenforceable, shall not be affected thereby, and shall be valid and be enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the parties' essential objectives as expressed in this Agreement. No party shall make a claim for damages or other remedy for any such provision held to be invalid or unenforceable.

     11.8 FURTHER ASSURANCES. Each of Shareholder, the Company, Humana and Acquisition Subsidiary shall execute and deliver all agreements, documents, instruments, deeds, assignments, transfers, conveyances, powers of attorney and assurances required to be executed and delivered by them in this Agreement, and to execute and deliver such additional instruments and documents and to take such additional actions as may reasonably be required from time to time in order to effect the transactions described in this Agreement, whether prior to, at or after the Merger.

     11.9 CONFIDENTIALITY.

              (a) The parties shall and shall use their reasonable best efforts to cause their respective agents and employees to hold and keep confidential all information which is proprietary in nature and non-public or confidential, in whole or in part (the "Information") which any of them may receive from the other party concerning the other party, including, but not limited to, (1) any and all marketing techniques and arrangements, mailing lists, purchasing information, pricing policies, quoting procedures, financial information, customer and prospect names and requirements, employee, customer, supplier and distributor data, (2) any and all concepts and ideas including, without limitation, techniques and "know-how" (whether patentable or protected by copyright laws of the United States) and (3) Trade Secrets.

              (b) Failure to mark any of the Information as non-public, proprietary or confidential shall not affect its status as part of the Information under the terms of this Agreement.

              (c) None of the parties nor their respective agents or employees shall, without the prior consent of the other parties, disclose or use any such Information, in whole or in part, except in connection with the performance of the transactions described in this Agreement.


              (d) Unless otherwise required by law, each of the parties agrees that none of them shall disclose any Information acquired as a result of this Agreement to any person or entity, other than its respective counsel and other representatives, and such other third parties, such as bankers and lessors, with whom it must communicate to consummate the transactions described by this Agreement.


              (e) Humana's obligation of confidence with respect to any Information relating to the Company shall cease upon consummation of the Merger. If the parties do not consummate the Merger, each party shall promptly upon termination of this Agreement and the expiration of any rights and obligations under this Agreement redeliver to each all Information and all other copies, notes, compilations, extracts and other records or written material relating to the Information or destroy such documents and Information.

              (f) Information shall not include any information in the possession of the receiving party that (1) is independently developed by such party, (2) is learned from a third party not under any duty of confidence to the disclosing party or (3) becomes part of the public domain through no fault of the receiving party.

     11.10 CONSENT TO JURISDICTION; GOVERNING LAW. Any action instituted by any party against any other party with respect to this Agreement shall be instituted exclusively in the United States District Court for the Southern District of Ohio or, if such court does not have jurisdiction to adjudicate such action, in the courts of the State of Ohio located in Hamilton County. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of Ohio without application of Ohio conflicts of laws principles.

     11.11 PUBLICITY; NO DISCLOSURE. Before the Effective Date, no party to this Agreement shall make any press release or make any other public announcement regarding the existence of this Agreement or the transactions described in this Agreement, without prior consultation with and consent of the other parties to this Agreement, which consent shall not be unreasonably withheld, except as a party's counsel shall advise such party that such press release or announcement is required by law.

     11.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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



     11.13 SPECIFIC PERFORMANCE. The parties acknowledge that irreparable injury would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms of this Agreement and that the parties shall be entitled to specific performance of the terms of this Agreement in addition to any other remedies at law or in equity.

                            *  *  *  *  *  *

     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

                                   HUMANA INC.


                                   By: /s/ Gregory H. Wolf
                                      --------------------------------
                                   Title: President and C.O.O.
                                         -----------------------------

                                                  ("Humana")

                                   HOCC, INC.

                                   By: /s/ Gregory H. Wolf
                                      --------------------------------
                                   Title: President and C.O.O.
                                         -----------------------------

                                             ("Acquisition Subsidiary")

                                   CHOICECARE CORPORATION

                                   By: /s/ Daniel A. Gregorie
                                      --------------------------------
                                   Title: President, Chairman, and CEO
                                         -----------------------------

                                                   ("Company")

                                   THE CHOICECARE FOUNDATION

                                   By: /s/ Donald E. Hoffman
                                      --------------------------------
                                   Title: President and Chairman
                                         -----------------------------

                                 ("Shareholder")

                           APPENDIX B

Board of Directors
Daniel A. Gregorie, M.D., Chairman
ChoiceCare Corporation
655 Eden Park Drive, Suite 400
Cincinnati, Ohio 45202

Gentlemen and Ladies:

We understand that ChoiceCare Corporation (the "Company"), Humana Inc. ("Buyer"), and HOCC, Inc., a wholly owned subsidiary of Buyer ("Acquisition Sub") and The ChoiceCare Foundation, have entered into an Agreement and Plan of Merger dated as of June 4, 1997 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Buyer and each outstanding common share, without par value (a "Common Share"), of the Company, other than shares held in treasury or held by Buyer or any affiliate of Buyer or as to which dissenters' rights have been perfected, will be converted into the right to receive $16.38 per share (the "Merger Consideration"), with respect to 14,852,844 Common Shares as of June 4, 1997, in cash. We further understand that pursuant to the terms of the Merger Agreement, the Company, prior to the Effective Time, shall take action to terminate at least 1,000,000 of the outstanding options to purchase Common Shares for consideration to be received by such holders of an amount equal to $6.38 per share subject to option. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received by the holders of Common Shares pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For the purposes of the opinion set forth herein, we have:

         (i) reviewed certain publicly available financial and other information of the Company;

         (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

         (iii) analyzed certain financial projections concerning the Company prepared by the management of the Company;

         (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

         (v) reviewed and discussed with senior executives of the Company the strategic objectives of the merger and the long-term benefits expected to result from the merger;

         (vi) compared the financial performance of the Company with that of certain other comparable companies that have publicly-traded securities;

         (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

         (viii) participated in discussions and negotiations among representatives of the Company, Buyer and their financial and legal advisors;

         (ix)     reviewed the Merger Agreement and certain related documents;
                  and

         (x) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of the opinion. With respect to the financial projections, we have assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates provided advisory services for the Company and the Buyer and received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of the Company only and may not be used for any other purpose without our prior written consent.


Based on the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of Common Shares pursuant to the Merger Agreement is fair from a financial point of view to such holders.


                                 Very truly yours,

                                 MORGAN STANLEY & CO. INCORPORATED

                                 By:      /s/  Mary Anne Citrino
                                          -----------------------------
                                          Mary Anne Citrino
                                          Principal



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                                   APPENDIX C

                   CHAPTER 1701: GENERAL CORPORATION LAW

                        ORC Ann. 1701.85 (Anderson 1996)

Section 1701.85 Dissenting shareholder's demand for fair cash value of shares.

   (A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

   (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

   (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 [1701.80.1] of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

   (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

   (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has


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been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

   (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or


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apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.


   (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken, and, in the case of a merger pursuant to section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

   (D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

   (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

   (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

   (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;


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   (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

   (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

   (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.




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                             CHOICECARE CORPORATION
            PROXY - SPECIAL MEETING OF SHAREHOLDERS, OCTOBER 10, 1997 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



The undersigned shareholder appoints Daniel A. Gregorie, M.D., Donald A. Saelinger, M.D. and Thomas D. Anthony, Esq. and each of them, as attorneys, with full power of substitution, to vote all shares in CHOICECARE CORPORATION (the "Company") that the undersigned is entitled to vote at the special meeting of the Company's shareholders to be held at the Grand Baldwin Building, 8th Floor Meeting Room, 655 Eden Park Drive, Cincinnati, Ohio 45202 on Friday,
October 10, 1997 at 10:00 A.M., and at any adjournment thereof, upon the matters indicated on the reverse side hereof and as fully described in the Company's Proxy Statement dated September 15, 1997, as well as upon any other matters properly coming before the meeting.

                                                  SHARES

                                                  -------



               (Continued, and to be signed on the reverse side)

1. To approve and adopt the Agreement and Plan of Merger, dated as of June 3, 1997 (the "Merger Agreement") by and among Humana Inc. ("Humana"), HOCC, Inc., a wholly-owned subsidiary of Humana ("Humana Sub"), the Company and The ChoiceCare Foundation whereby (i) Humana Sub will merge with and into the Company, which will thereupon become a subsidiary of Humana (the "Merger"), and (ii) each shareholder of the Company will receive $16.38 in cash for each common share of the Company held as of the effective date of the Merger.


         [ ]      FOR               [ ]     AGAINST           [ ]      ABSTAIN


2. In their discretion, to act upon such other matters as may properly come before the meeting.

The shares represented by this Proxy will be voted as directed or, if no direction is specified, will be voted FOR the approval and adoption of the Merger Agreement.

Please sign name(s) exactly as printed hereon. If your shares are held jointly, both holders must sign. In signing as attorney, administrator, executor, guardian or trustee, please give title as such. If you are an authorized individual signing on behalf of a corporation or partnership, please state the full corporate or partnership name.





--------------------------------          --------------------------------------
SIGNATURE                DATE             SIGNATURE IF HELD JOINTLY         DATE

                               VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.


PLEASE MARK, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENVELOPE PROVIDED.